Exhibit 10.1

Published CUSIP Number: 371559105

SECOND AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

Dated as of August 8, 2008

among

GENESEE & WYOMING INC., as U.S. Borrower

QUEBEC GATINEAU RAILWAY INC., as Canadian Borrower

ROTTERDAM RAIL FEEDING B.V., as European Borrower

GENESEE & WYOMING AUSTRALIA PTY LTD

(ACN 079 444 296), as Australian Borrower

THE GUARANTORS

THE LENDING INSTITUTIONS LISTED

ON SCHEDULE II HERETO,

as Lenders

BANK OF AMERICA, N.A.,

as Administrative Agent, Domestic Swingline Lender and the Issuing Lender

BANK OF AMERICA, N.A., acting through its London branch,

as European Swingline Lender

BANK OF AMERICA, N.A., acting through its Canada branch,

as Canadian Swingline Lender

and

BANK OF AMERICA, N.A., acting through its Australia branch,

as Australian Swingline Lender

with

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Book Manager

KEYBANK NATIONAL ASSOCIATION, as Syndication Agent

and

DEUTSCHE BANK AG NEW YORK BRANCH and

RBS CITIZENS, NATIONAL ASSOCIATION,

as Co-Documentation Agents

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Domestic Revolving Note
Exhibit A-2	Form of European Note
Exhibit A-3	Form of Australian Note
Exhibit A-4	Form of Canadian Revolving Note
Exhibit B-1	Form of Domestic Term Note
Exhibit B-2	Form of Canadian Term Note
Exhibit C-1	Form of Loan Request
Exhibit C-2	Form of Swingline Loan Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Instrument of Adherence (Guaranty)
Exhibit F	Form of Assignment and Assumption

Schedule I	Guarantors
Schedule II	Lenders and Commitments
Schedule III	Existing Letters of Credit
Schedule 1.1	Mandatory Cost Formulae
Schedule 8.3	Titles to Properties; Leases
Schedule 8.12	Certain Transactions
Schedule 8.13	ERISA
Schedule 8.15	Environmental Compliance
Schedule 8.16(a)	Subsidiaries
Schedule 8.16(b)	Joint Ventures
Schedule 8.17	Capitalization
Schedule 9.7	Insurance
Schedule 10.1	Existing Indebtedness
Schedule 10.2	Existing Liens
Schedule 10.3	Existing Investments
Schedule 10.13	Transactions with Affiliates
Schedule 21	Agents’ Offices; Certain Addresses for Notices

SECOND AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

This SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Credit Agreement”) is made as of August 8, 2008 by and among (a) GENESEE & WYOMING INC., a Delaware corporation (“GWI” or the “U.S. Borrower”), (b) QUEBEC GATINEAU RAILWAY INC., a corporation constituted under the laws of Quebec, Canada (“Quebec” or the “Canadian Borrower”), (c) GENESEE & WYOMING AUSTRALIA PTY LTD (ACN 079 444 296), a proprietary limited company incorporated under the laws of Australia (the “Australian Borrower”), (d) ROTTERDAM RAIL FEEDING B.V., a private limited liability company constituted under the laws of the Netherlands (the “European Borrower” and, together with the U.S. Borrower, the Canadian Borrower and the Australian Borrower, the “Borrowers”), (e) the Subsidiaries of the U.S. Borrower listed on Schedule I hereto and any other Person which may become a guarantor of the Obligations in accordance with §9.14 (the “U.S. Guarantors”), (f) GENESEE & WYOMING CANADA INC., MIRABEL RAILWAY INC., HURON CENTRAL RAILWAY INC., ST. LAWRENCE & ATLANTIC RAILROAD (QUEBEC) INC. and SERVICES FERROVIAIRES DE L’ESTUAIRE (collectively, the “Canadian Guarantors”), (g) GENESEE & WYOMING C.V. and GWI HOLDINGS B.V. (collectively, the “European Guarantors”), (h) GWI HOLDINGS PTY LTD (ACN 094 819 806), VIPER LINE PTY LIMITED (ACN 092 437 691) and SA RAIL PTY LIMITED (ACN 077 946 340) (collectively, the “Australian Guarantors”), (i) any other Person which may become a guarantor of the Foreign Obligations in accordance with §9.14 (together with the Canadian Guarantors, the European Guarantors and the Australian Guarantors, the “Foreign Guarantors”), (j) BANK OF AMERICA, N.A., a national banking association and the other lending institutions listed on Schedule II hereto, (k) BANK OF AMERICA, N.A., as administrative agent for itself and such lending institutions (acting in such capacity, the “Administrative Agent”), Domestic Swingline Lender and Issuing Lender, (l) BANK OF AMERICA, N.A., acting through its Canada branch, as Canadian Swingline Lender, (m) BANK OF AMERICA, N.A., acting through its London branch, as European Swingline Lender, (n) BANK OF AMERICA, N.A., acting through its Australia branch, as Australian Swingline Lender, (o) KEYBANK NATIONAL ASSOCIATION, as syndication agent (the “Syndication Agent”) and (p) DEUTSCHE BANK AG NEW YORK BRANCH and RBS CITIZENS, NATIONAL ASSOCIATION, as co-documentation agents (the “Co-Documentation Agents”).

WHEREAS, pursuant to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 12, 2004 (as heretofore amended, the “Existing Credit Agreement”), certain Lenders have made loans to the U.S. Borrower and the Canadian Borrower for the purposes described therein; and

WHEREAS, GWI has requested that the Lenders and the Administrative Agent amend and restate the Existing Credit Agreement in its entirety to, among other things:

(a) increase the Total Commitment to $300,000,000;

(b) provide for Term Loans to the U.S. Borrower in the aggregate principal amount of $240,000,000;

(c) provide for a Term Loan to the Canadian Borrower in the aggregate principal amount of the Canadian Dollar Equivalent of $30,000,000;

(d) convert the loans and letters of credit under the Existing Credit Agreement into Loans and Letters of Credit hereunder; and

(e) make certain other changes to the terms and provisions of the Existing Credit Agreement.

NOW THEREFORE, the Borrowers, the Guarantors, the Lenders and the Agents hereby agree that, subject to §29 hereof, the Existing Credit Agreement (including all the schedules and exhibits thereto) is hereby amended and restated in its entirety as set forth herein:

1.	DEFINITIONS AND RULES OF INTERPRETATION.

1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Additional Term Loan. See §27.2.

Adjustment Date. Each April 1, June 1, September 1 and December 1 of each calendar year.

Administrative Agent. See preamble.

Administrative Agent’s Office. With respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 21 (as may be updated from time to time with notice to GWI and the Lenders) with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify GWI and the Lenders.

Administrative Agent’s Special Counsel. Bingham McCutchen LLP or such other counsel as may be approved by the Administrative Agent.

Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.

Affected Lender. See §6.11.

Affiliate. Any Person that would be considered to be an affiliate of another Person under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if such other Person were issuing securities.

Agents. Collectively, the Administrative Agent, the Australian Agent, the Canadian Agent and the European Agent.

Agent’s Fees. See §6.1.1.

Aggregate Australian Commitments. The Australian Commitments of all the Australian Lenders.

Aggregate Canadian Revolving Loan Commitments. The Canadian Revolving Loan Commitments of all the Canadian Lenders.

Aggregate Domestic Revolving Loan Commitments. The Domestic Revolving Loan Commitments of all the Domestic Lenders.

Aggregate European Commitments. The European Commitments of all the European Lenders.

Alternative Currency. Each of Euro, Canadian Dollars and Australian Dollars.

Applicable Agent. The Administrative Agent, the Australian Agent, the Canadian Agent or the European Agent, as the context requires.

Applicable Agent’s Office. The Administrative Agent’s Office, the Australian Agent’s Office, the Canadian Agent’s Office or the European Agent’s Office, as the context requires.

Applicable Borrower. The U.S. Borrower, the European Borrower, the Canadian Borrower or the Australian Borrower, as the context requires.

Applicable Commitment. Each Lender’s Domestic Revolving Loan Commitment, Canadian Revolving Loan Commitment, European Commitment or Australian Commitment, as applicable.

Applicable Foreign Loan Party Documents. See §8.22.

Applicable Lenders. The Domestic Lenders, the Canadian Lenders, the European Lenders or the Australian Lenders, as the context requires.

Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Funded Debt to EBITDAR Ratio, as determined for the fiscal period of the Borrowers and their Restricted Subsidiaries ending immediately prior to the applicable Rate Adjustment Period (except for any Rate Adjustment Period beginning on April 1 of any calendar year for which the Applicable Margin will be determined by reference to the Funded Debt to EBITDAR Ratio for the fiscal period ending on the immediately preceding December 31).

Level	Funded Debt to EBITDAR Ratio	Base Rate, Canadian Base Rate, Euro Base Rate, Australian Base Rate Applicable Margin	LIBOR Rate, Letter of Credit Applicable Margin	Commitment Fee Rate
I	Greater than or equal to 3.50 to 1.00	1.250%	2.250%	0.500%
II	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	1.000%	2.000%	0.400%
III	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.750%	1.750%	0.300%
IV	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	0.500%	1.500%	0.250%
V	Less than 2.00 to 1.00	0.250%	1.250%	0.200%

Notwithstanding the foregoing, (a) during the period commencing on the Closing Date through the second Adjustment Date following the Closing Date, the Applicable Margin shall be no lower than the Applicable Margin set forth for Level II above, and (b) if the Borrowers fail to deliver any Compliance Certificate pursuant to §9.4(c) hereof, then, for the period commencing on the date such Compliance Certificate was due pursuant to §9.4(c) through the date such Compliance Certificate is actually delivered to the Lenders, the Applicable Margin shall be the highest Applicable Margin set forth above.

Applicable Register. The Domestic Register, the European Register, the Canadian Register or the Australian Register, as applicable.

Applicable Required Lenders. The Required Domestic Lenders, the Required Canadian Lenders, the Required European Lenders and/or the Required Australian Lenders, as the context requires.

Applicable Swingline Lender. The Domestic Swingline Lender, the European Swingline Lender, the Canadian Swingline Lender or the Australian Swingline Lender, as the context requires.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) a Lender Affiliate or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger. Banc of America Securities LLC.

Assignment and Assumption. An assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by §20.2), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

Australian Agent. With respect to local funding procedures described herein, Bank of America-Australia Branch in its capacity as Australian agent under any of the Loan Documents, and with respect to any other provisions set forth herein, Bank of America, and in each case, any successor Australian Agent.

Australian Agent’s Office. With respect to Australian Dollars, Bank of America-Australia Branch’s address and, as appropriate, account as set forth on Schedule 21 (as may be updated from time to time with notice to the Australian Borrower) with respect to such currency, or such other address or account with respect to such currency as the Australian Agent may from time to time notify the Australian Borrower and the Lenders.

Australian Base Rate. The annual rate of interest announced from time to time by the Australian Agent at its head office in Sydney, Australia as its “overdraft rate”.

Australian Base Rate Loan. Australian Swingline Loans bearing interest calculated by reference to the Australian Base Rate.

Australian Borrower. See preamble.

Australian Commitment. As to each Australian Lender, its obligation to make Australian Loans to the Australian Borrower pursuant to §2.1 in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Australian Lender’s name on Schedule II hereto, as such Schedule may be updated from time to time pursuant to §§2.10(c) or 20, or in the Assignment and Assumption pursuant to which an Australian Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

Australian Commitment Fee. See §2.2(d).

Australian Dollar Equivalent. At any time, (a) with respect to any amount denominated in Australian Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Australian Dollars, the equivalent amount thereof in Australian Dollars as determined by the Applicable Agent or the Applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Australian Dollars with such other currency.

Australian Dollars or AUD. The lawful currency of the Commonwealth of Australia.

Australian Guarantors. See preamble.

Australian Lenders. The Lenders listed on Schedule II, acting in their role as lenders of the Australian Loans and any other Person who becomes an assignee of any rights and obligations of an Australian Lender pursuant to §20.

Australian Loans. The revolving credit loans made or to be made by the Australian Lenders to the Australian Borrower pursuant to §2.1.

Australian Notes. See §2.4.

Australian Obligations. All indebtedness, obligations and liabilities of the Australian Borrower to the Australian Lenders, the Australian Swingline Lender, the Issuing Lender and the Australian Agent, individually or collectively existing on the date of this Credit Agreement or arising thereafter (a) under or in respect of or in connection with any of the Australian Notes, Letters of Credit or Letter of Credit Applications in respect of the Australian Borrower, or Australian Loans or Australian Swingline Loans made, or Reimbursement Obligations incurred and including any interest thereon, Australian Commitment Fees or other fees or expenses in respect thereof, (b) under any Hedging Agreement between the Australian Borrower and any Australian Lender, the Australian Swingline Lender, the Issuing Lender, or any Lender Affiliate, and (c) under the Loan Documents.

Australian Register. See §20.3(c).

Australian Swingline Lender. Bank of America-Australia Branch in its capacity as lender of Australian Swingline Loans hereunder.

Australian Swingline Loan. Any loan made by the Australian Swingline Lender to the Australian Borrower pursuant to §2.7.1 hereof.

Australian Swingline Sublimit. $15,000,000. The Australian Swingline Sublimit is part of, and not in addition to, the Aggregate Domestic Revolving Loan Commitments.

Balance Sheet Date. December 31, 2007.

Bank of America. Bank of America, N.A., a national banking association.

Bank of America-Australia Branch. Bank of America, N.A., acting through its Australia branch, together with its successors.

Bank of America-Canada Branch. Bank of America, N.A., acting through its Canada branch, together with its successors.

Bank of America-London Branch. Bank of America, N.A., acting through its London branch, together with its successors.

Base Rate. For any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus  1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loans. All or any portion of any Domestic Revolving Loans and all or any portion of the Domestic Term Loan bearing interest calculated by reference to the Base Rate.

Borrowers. Collectively, the U.S. Borrower, the Australian Borrower, the European Borrower and the Canadian Borrower, and the term Borrower shall apply to each of them individually.

Borrowers Materials. See §9.4.

Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, as applicable, (i) New York, (ii) the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located, (iii) the province where the Canadian Agent’s Office with respect to Obligations denominated in Canadian Dollars is located, (iv) the country where the European Agent’s Office with respect to Obligations denominated in Euro is located or (v) the state where the Australian Agent’s Office with respect to Obligations denominated in Australian Dollars is located and:

(a) if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such LIBOR Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such LIBOR Rate Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such LIBOR Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a LIBOR Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such LIBOR Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

Canadian Agent. With respect to local funding procedures described herein, Bank of America-Canada Branch in its capacity as Canadian agent under any of the Loan Documents, and with respect to any other provisions set forth herein, Bank of America, and in each case, any successor Canadian Agent.

Canadian Agent’s Office. With respect to Canadian Dollars, Bank of America-Canada Branch’s address and, as appropriate, account as set forth on Schedule 21 (as may be updated from time to time with notice to the Canadian Borrower) with respect to such currency, or such other address or account with respect to such currency as the Canadian Agent may from time to time notify the Canadian Borrower and the Lenders.

Canadian Base Rate. The applicable per annum rate of interest quoted or announced from time to time and charged by the Canadian Agent for commercial loans made by it to third parties in Canada in Canadian Dollars, as determined by the Canadian Agent based upon various factors including its cost of funds and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.

Canadian Base Rate Loans. All or any portion of any Canadian Loan bearing interest calculated by reference to the Canadian Base Rate.

Canadian Borrower. See preamble.

Canadian Dollar Equivalent. At any time, (a) with respect to any amount denominated in Canadian Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Canadian Dollars, the equivalent amount thereof in Canadian Dollars as determined by the Applicable Agent or the Applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with such other currency.

Canadian Dollars or Cdn. $. Lawful currency of Canada.

Canadian Guarantors. See preamble.

Canadian Lenders. The Lenders listed on Schedule II, acting in their role as lenders of the Canadian Loans and any other Person who becomes an assignee of any rights and obligations of a Canadian Lender pursuant to §20.

Canadian Loans. Collectively, the Canadian Term Loan and the Canadian Revolving Loans.

Canadian Notes. Collectively, the Canadian Term Notes and the Canadian Revolving Notes.

Canadian Obligations. All indebtedness, obligations and liabilities of the Canadian Borrower to the Canadian Lenders, the Canadian Swingline Lender, the Issuing Lender and the Canadian Agent, individually or collectively existing on the date of this Credit Agreement or arising thereafter (a) under or in respect of or in connection with any of the Canadian Notes, Letters of Credit or Letter of Credit Applications in respect of the Canadian Borrower, or Canadian Loans or Canadian Swingline Loans made, or Reimbursement Obligations incurred and including any interest thereon, Canadian Commitment Fees or other fees or expenses in respect thereof, (b) under any Hedging Agreement between the Canadian Borrower and any Canadian Lender, the Canadian Swingline Lender, the Issuing Lender, or any Lender Affiliate, and (c) under the Loan Documents.

Canadian Plans. All the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to the current or former employees, officers or directors of the Canadian Borrower and the Canadian Guarantors maintained, sponsored or funded by the Canadian Borrower or the Canadian Guarantors (as the case may be), whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered.

Canadian Register. See §20.3(d).

Canadian Revolving Loan. The revolving credit loans to be made by the Canadian Lenders to the Canadian Borrower pursuant to §2.1 hereof.

Canadian Revolving Loan Commitment. As to each Canadian Lender, its obligation to make a Canadian Revolving Loan to the Canadian Borrower pursuant to §2.1 in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Canadian Lender’s name on Schedule II hereto, as such Schedule may be updated from time to time pursuant to §§2.10(c) or 20, or in the Assignment and Assumption pursuant to which a Canadian Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

Canadian Revolving Loan Commitment Fee. See §2.2(c).

Canadian Revolving Notes. See §2.4.

Canadian Swingline Lender. Bank of America-Canada Branch in its capacity as lender of Canadian Swingline Loans hereunder.

Canadian Swingline Loan. Any loan made by the Canadian Swingline Lender to the Canadian Borrower pursuant to §2.7.1 hereof.

Canadian Swingline Sublimit. $15,000,000. The Canadian Swingline Sublimit is part of, and not in addition to, the Aggregate Domestic Revolving Loan Commitments.

Canadian Term Loan. The term loan made by the Lenders in accordance with their Commitment Percentages to the Canadian Borrower on the Closing Date pursuant to §3.1 in the principal amount of the Canadian Dollar Equivalent of $30,000,000.

Canadian Term Notes. See §3.2.

Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

Capital Expenditures. Amounts paid or indebtedness incurred (without duplication) by the Borrowers or their Restricted Subsidiaries in connection with the purchase or lease by any of the Borrowers or any of their Restricted Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP, less amounts reimbursed by third parties.

Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Capitalized Leases. Leases under which any of the Borrowers or any of their Restricted Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Cash Collateral. Cash or deposit account balances pledged and deposited with or delivered to the Applicable Agent, for the benefit of the Issuing Lender and the Applicable Lenders which have Domestic Revolving Loans, Canadian Revolving Loans, European Loans or Australian Loans pursuant to §5, as collateral for the Letter of Credit Obligations, pursuant to documentation in form and substance reasonably satisfactory to the Applicable Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Cash Collateral shall be maintained in collateral accounts with the Applicable Agent. Derivatives of such term have corresponding meanings.

Cash Equivalents. (a) Marketable direct obligations issued by, or unconditionally guaranteed by, the United States government, the Canadian government, the government of the European Union, the government of the Netherlands, or the Australian government or issued by any agency thereof and backed by the full faith and credit of the United States, Canada, the European Union, the Netherlands or Australia in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States, Canada, the European Union, the Netherlands or Australia or any state or province thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”),

or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government, the Canadian government, the government of the European Union, the government of the Netherlands, or the Australian government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States, Canada, the European Union, the Netherlands or Australia, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any other foreign government, the securities of which state, province, commonwealth, territory, political subdivision, taxing authority or other foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

CERCLA. See §8.15.

Closing Date. The first date on which the conditions set forth in §§12 and 13 have been satisfied and any Loans are to be converted or made or any Letters of Credit are to be converted or issued hereunder.

Code. The Internal Revenue Code of 1986, as amended, together with any regulations issued thereunder.

Commitment Fee. Collectively, the Domestic Revolving Loan Commitment Fee, the European Commitment Fee, the Canadian Revolving Loan Commitment Fee and the Australian Commitment Fee.

Commitment Fee Rate. The Commitment Fee Rate set forth in accordance with the definition of Applicable Margin hereof.

Commitment Percentage. With respect to each Lender, the percentage set forth next to such Lender’s name on Schedule II hereto as such Lender’s applicable percentage of the Aggregate Domestic Revolving Loan Commitments, Aggregate Canadian Revolving Loan Commitments, Aggregate European Commitments, and Aggregate Australian Commitments and with respect to the Term Loans, such Lender’s applicable percentage of the outstanding Domestic Term Loan and Canadian Term Loan, as applicable, as the same may be adjusted in accordance with §§2.10 or 20.

Commitments. Collectively, or individually, the Domestic Revolving Loan Commitment, the European Commitment, the Australian Commitment and/or the Canadian Commitment.

Compliance Certificate. See §9.4(c).

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrowers and their Restricted Subsidiaries, consolidated in accordance with GAAP.

Consolidated EBITDA. For any fiscal period of the Borrowers and their Restricted Subsidiaries, an amount equal to the sum of (a) Consolidated Net Income for such fiscal period, plus in each case, to the extent deducted in computing Consolidated Net Income and without duplication, (b) Consolidated Total Interest Expense for such fiscal period, (c) income tax expense for such fiscal period, (d) the aggregate amount of depreciation and amortization for such fiscal period, (e) all losses from the sale of assets of the Borrowers and their Restricted Subsidiaries (except to the extent the losses from sales of assets are related to sales of assets purchased during the fiscal period) and (f) non-cash compensation expense minus (g) to the extent included in computing Consolidated Net Income, all gains from the sale of assets of the Borrowers and their Restricted Subsidiaries (except to the extent the gains from sales of assets are related to sales of assets purchased during the fiscal period).

Consolidated EBITDAR. For any fiscal period of the Borrowers and their Restricted Subsidiaries, an amount equal to the sum of (a) Consolidated EBITDA for such fiscal period (which shall include EBITDA of the businesses acquired by the Borrowers or any of their Restricted Subsidiaries through Permitted Acquisitions during such fiscal period (each an “Acquired Business”), or the Restricted Subsidiaries acquired or formed during such fiscal period (each a “New Subsidiary”); in each case, on a pro forma basis in an amount such that the actual EBITDA of such Acquired Business or New Subsidiary included in such period plus the amount of pro forma EBITDA of such Acquired Business or New Subsidiary included in such period (the “Pro Forma EBITDA”) equals one year of EBITDA credit; provided that, (i) such calculations shall be made with reference to the audited financial statements of such Acquired Businesses or New Subsidiaries for the most recent fiscal year ended of such Acquired Businesses or New Subsidiaries and any unaudited quarterly statements which have been received since the most recent fiscal year ended of such Acquired Business or New Subsidiaries, or (ii) in the event that there are only unaudited financial results or no financial results available with respect to such Acquired Businesses or New Subsidiaries, such calculations shall be made with reference to other acceptable financial statements or reasonable estimates of such past performance made by the Borrowers based on existing data and other available information, such financial statements or, as the case may be, estimates to be agreed upon by the Borrowers and the Administrative Agent and, with respect to Permitted Acquisitions for which the total consideration (other than consideration in the form of Capital Stock of any Borrower or any Restricted Subsidiary) therefor exceeds $100,000,000 (or in the event that the pro forma financial statements delivered pursuant to §10.5.2(ii) demonstrate a pro forma Funded Debt to EBITDAR Ratio less than or equal to 3.00 to 1, $150,000,000), the Required Lenders) plus (b) to the extent deducted in computing Consolidated Net Income, all payments and rental charges made by any of the Borrowers or any of their Restricted Subsidiaries (including any Acquired Business or New

Subsidiary) during such fiscal period in respect to operating leases plus (c) expenses for such fiscal period with respect to Permitted Acquisitions which are (i) discontinued upon the effective date of Permitted Acquisition or within sixty days thereof, (ii) approved by the Administrative Agent (which approval shall not be unreasonably withheld) and (iii) otherwise consistent with Regulation S-X. By way of example only, Pro Forma EBITDA of an Acquired Subsidiary or a New Subsidiary would be determined, at any time during the first four fiscal quarters following a Permitted Acquisition or the formation of a New Subsidiary, by multiplying (A) the annual pro forma EBITDA of such Person determined at the time of such acquisition or formation by (B) a fraction, the numerator of which equals 365 minus the number of days elapsed from the closing date of such acquisition or formation to the applicable date of determination, and the denominator of which equals 365.

Consolidated Funded Debt. As at any date of determination, an amount equal to the aggregate amount of Indebtedness of the Borrowers and their Restricted Subsidiaries, determined on a consolidated basis, related to the borrowing of money, the obtaining of credit or any outstanding contingent acquisition purchase price amounts (which the parties hereto agree for the purposes of this definition does not include Indebtedness permitted under §§10.1(b), (c), (d), (e), (h), (i) and (j) hereof) whether absolute or contingent, including, to the extent not included in such Indebtedness, the net present value (using a discount rate of 8% per annum) of all operating leases with a non-cancellable term of longer than one year and all Indebtedness guaranteed by any of the Borrowers or any of their Restricted Subsidiaries. Consolidated Funded Debt shall not include any committed purchase amounts for the acquisition of railroad and railroad-related material, equipment or supplies.

Consolidated Net Income. The consolidated net income of the Borrowers and their Restricted Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income or loss; minus any equity in the net income of (or plus any equity in the net loss of) any minority equity investment of any Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary, plus cash dividends or similar cash Distributions paid to the Borrowers or their Restricted Subsidiaries from any Unrestricted Subsidiary, during the applicable period.

Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrowers and their Restricted Subsidiaries during such period on all Indebtedness of the Borrowers and their Restricted Subsidiaries related to the borrowing of money or the obtaining of credit outstanding during all or any part of such period, including payments consisting of interest in respect of any Capitalized Lease and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money (other than non-cash interest or fees) solely to the extent that such fees are properly included as interest expense in accordance with GAAP.

Conversion Request. A notice given by the U.S. Borrower, Australian Borrower, European Borrower or Canadian Borrower to the Applicable Agent of such Borrower’s election to convert or continue a Domestic Loan, Australian Loan, European Loan or Canadian Loan in accordance with §2.8 or §3.5, as applicable.

Corporate Restructuring. The moving of certain Canadian and Australian Subsidiaries of the U.S. Borrower to become subsidiaries of GWI Holding B.V. or a direct subsidiary thereof.

Credit Agreement. This Second Amended and Restated Revolving Credit and Term Loan Agreement, as amended, modified or supplemented and in effect from time to time, including the Schedules and Exhibits hereto.

Creditors. See §7.7.

Debtor Relief Laws. The Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up Act (Canada), the Bankruptcy Act (Netherlands), Corporations Act 2001 (Cwlth)(Australia) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada, Australia, the Netherlands, the European Union or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Debtor Relief Reservations. (a) The event that not every obligation will be enforced by a court in accordance with its terms in every circumstance, the enforcement being subject, inter alia, to the nature of the available remedies, (b) any limitation by bankruptcy, moratorium, fraudulent conveyance (Actio Pauliana) or similar laws affecting creditor’s rights generally, (c) the time-barring of claims under applicable statutes of limitation, (d) rules against penalties and similar principles and (e) any other generally accepted limitations of law, including those which are set out as qualifications as to matters of law in the legal opinions delivered to the Applicable Agent under this Credit Agreement.

Default. See §14.1.

Delinquent Lender. See §16.11.3.

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of any Person, other than dividends payable solely in shares of common stock or similar non-preferred equity interests of such Person; the purchase, redemption, or other retirement of any shares of any class of Capital Stock of any Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by any Person to its shareholders or equity holders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of any Person.

Dollar Equivalent. At any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Applicable Agent or the Applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such other currency.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lenders. The Lenders listed on Schedule II, acting in their role as lenders of the Domestic Revolving Loans and the Domestic Term Loan and any other Person who becomes an assignee of any rights and obligations of a Domestic Lender pursuant to §20.

Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule II hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Domestic Notes. The Domestic Revolving Notes and the Domestic Term Notes.

Domestic Register. See §20.3(a).

Domestic Revolving Loans. The revolving credit loans to be made by the Domestic Lenders to the U.S. Borrower pursuant to §2.1 hereof.

Domestic Revolving Loan Commitment. With respect to each Domestic Lender, the amount set forth on Schedule II hereto, as such Schedule may be updated from time to time pursuant to §§2.10(c) or 20, or in the Assignment and Assumption pursuant to which a Domestic Lender becomes a party hereto, as applicable, as the amount of such Lender’s commitment to make Domestic Revolving Loans to, to participate in Swingline Loans to, and to participate in the issuance and extension of Letters of Credit for the account of, the U.S. Borrower (and, in the case of Letters of Credit and Swingline Loans, the Canadian Borrower, the European Borrower and the Australian Borrower), as such amount may be adjusted from time to time in accordance with this Credit Agreement.

Domestic Revolving Loan Commitment Fee. See §2.2(a).

Domestic Revolving Notes. See §2.4.

Domestic Swingline Lender. Bank of America in its capacity as lender of Domestic Swingline Loans hereunder.

Domestic Swingline Loan. Any loan made by the Domestic Swingline Lender to the U.S. Borrower pursuant to §2.7.1 hereof.

Domestic Swingline Sublimit. $15,000,000. The Domestic Swingline Sublimit is part of, and not in addition to, the Aggregate Domestic Revolving Loan Commitments.

Domestic Term Loan. See §3.1(a).

Domestic Term Note. See §3.2.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which all or any portion of any Loan is converted or continued in accordance with §§2.8 or 3.5, as applicable.

Eligible Assignee. Any of (a) a Lender, (b) a Lender Affiliate, and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the U.S. Borrower (each such approval not to be unreasonably withheld or delayed).

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the U.S. Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

EMU Legislation. The legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

Environmental Laws. See §8.15(a).

EPA. See §8.15(b).

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. Any Person which is treated as a single employer with the U.S. Borrower under §414(b), (c), (m) or (o) of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Euro and EUR. The lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

Euro Base Rate. For any day, the rate of interest per annum equal to the sum of (a) the higher of (i) the rate of interest per annum at which overnight deposits in Euro, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by Bank of America-London Branch to major banks in the local market or other applicable offshore interbank market, and (ii) the cost of funds to Bank of America-London Branch with respect to such amount for such day, expressed as a rate of interest per annum plus (b) the Applicable Margin for LIBOR Rate Loans.

Euro Base Rate Loan. European Swingline Loans bearing interest calculated by reference to the Euro Base Rate.

Euro Equivalent. At any time, (a) with respect to any amount denominated in Euro, such amount, and (b) with respect to any amount denominated in any currency other than Euro, the equivalent amount thereof in Euro as determined by the Applicable Agent or the Applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Euro with such other currency.

Eurocurrency Interbank Market. Any lawful recognized market in which deposits of Dollars, Euro, Australian Dollars and Canadian Dollars are offered by international banking units of United States banking institutions and by foreign banking institutions to each other and in which foreign currency and exchange operations or eurocurrency funding operations are customarily conducted.

Eurocurrency Reserve Percentage. For any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The LIBOR Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

European Agent. With respect to local funding procedures described herein, Bank of America-London Branch in its capacity as European agent under any of the Loan Documents, and with respect to any other provisions set forth herein, Bank of America, and in each case, any successor European Agent.

European Agent’s Office. With respect to Euro, Bank of America-London Branch’s address and, as appropriate, account as set forth on Schedule 21 (as may be updated from time to time with notice to the European Borrower) with respect to such currency, or such other address or account with respect to such currency as the European Agent may from time to time notify the European Borrower and the Lenders.

European Borrower. See preamble.

European Commitment. As to each European Lender, its obligation to make European Loans to the European Borrower pursuant to §2.1 in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such European Lender’s name on Schedule II hereto, as such Schedule may be updated from time to time pursuant to §§2.10(c) or 20, or in the Assignment and Assumption pursuant to which a European Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

European Commitment Fee. See §2.2(b).

European Guarantors. See preamble.

European Lenders. The Lenders listed on Schedule II, acting in their role as lenders of the European Loans and any other Person who becomes an assignee of any rights and obligations of a European Lender pursuant to §20.

European Loans. The revolving credit loans made or to be made by the European Lenders to the European Borrower pursuant to §2.1.

European Notes. See §2.4.

European Obligations. All indebtedness, obligations and liabilities of the European Borrower to the European Lenders, the European Swingline Lender, the Issuing Lender and the European Agent, individually or collectively existing on the date of this Credit Agreement or arising thereafter (a) under or in respect of or in connection with any of the European Notes, Letters of Credit or Letter of Credit Applications in respect of the European Borrower, or European Loans or European Swingline Loans made, or

Reimbursement Obligations incurred and including any interest thereon, European Commitment Fees or other fees or expenses in respect thereof, (b) under any Hedging Agreement between the European Borrower and any European Lender, the European Swingline Lender, the Issuing Lender, or any Lender Affiliate, and (c) under the Loan Documents.

European Register. See §20.3(b).

European Swingline Lender. Bank of America-London Branch in its capacity as lender of European Swingline Loans hereunder.

European Swingline Loan. Any loan made by the European Swingline Lender to the European Borrower pursuant to §2.7.1 hereof.

European Swingline Sublimit. $10,000,000. The European Swingline Sublimit is part of, and not in addition to, the Aggregate Domestic Revolving Loan Commitments.

Event of Default. See §14.1.

Excluded Taxes. With respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder or under any Loan Document, (a) income, franchise or similar taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, imposed on a Lender as a result of a present or former connection unrelated to the transactions contemplated hereby between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for any Borrower or any of its Affiliates, after the Closing Date, opening an office in, moving an office to, reincorporating in, or changing the taxing jurisdiction from or through which payments on account of any Loan or Loan Document are made to, the jurisdiction imposing the relevant Tax, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a branch of any Lender is located and (c) in the case of any Lender (other than an assignee pursuant to a request by a Borrower under §6.11), any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Credit Agreement or is attributable to such Lender’s failure or inability to comply with §6.12(d) or (e), as applicable, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from a Borrower with respect to such withholding tax pursuant to §6.12.

Existing Credit Agreement. See preamble.

Existing Letters of Credit. Those letters of credit issued by Bank of America for the account of the U.S. Borrower or any of its Restricted Subsidiaries prior to the Closing Date and listed on Schedule III hereto.

Federal Funds Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the

Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

Fee Letter. The fee letter dated as of July 3, 2008 among the Administrative Agent, the Arranger and GWI.

Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

Foreign Guaranteed Obligations. See §7.1.

Foreign Guarantors. See preamble.

Foreign Loan Party. Collectively, the Canadian Borrower, the European Borrower, the Australian Borrower and the Foreign Guarantors.

Foreign Obligations. Collectively, the Australian Obligations, the Canadian Obligations and the European Obligations.

Foreign Plan. See §8.13.5.

FRA. The United States of America, represented by the Secretary of Transportation acting through the Administrator of Federal Railroad Administration or the Federal Railroad Administrator’s designee.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funded Debt to EBITDAR Ratio. At any date as of which such ratio shall be determined, the ratio of (a) the aggregate outstanding amount of Consolidated Funded Debt on such date to (b) Consolidated EBITDAR for the period of four consecutive fiscal quarters most recently ended.

GAAP or generally accepted accounting principles. (a) When used in §11 and in the calculation of the Funded Debt to EBITDAR Ratio, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrowers reflected in GWI’s consolidated financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrowers adopting the same principles.

Governing Documents. With respect to any Person, its certificate or articles of incorporation, its by-laws or, as the case may be, its certificate of formation, its operating agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator (including any supra-national bodies such as the European Union or the European Central Bank).

Guaranteed Obligations. Collectively, the U.S. Guaranteed Obligations and the Foreign Guaranteed Obligations.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the U.S. Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors. Collectively, GWI, Quebec, the Foreign Guarantors and the U.S. Guarantors, each of which guaranty certain Obligations pursuant to §7 hereof.

Guaranty. The guaranty of certain Obligations by each of the Guarantors set forth in §7 of this Credit Agreement.

GWI. See preamble.

Hazardous Substances. See §8.15(b).

Hedging Agreement. Any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates or other indices, including, but not limited to, credit default swaps, equity derivatives, dollar-denominated or cross-currency interest rate agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, commodity swap agreements, commodity options, puts and warrants.

Huron. Huron Central Railway Inc., a corporation constituted under the laws of Ontario, Canada.

Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a) every obligation of such Person for money borrowed,

(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments,

(c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not more than 90 days overdue or which are being contested in good faith),

(e) every obligation of such Person under any Capitalized Lease,

(f) every obligation of such Person under any Hedging Agreement,

(g) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(h) every obligation, contingent or otherwise, of such Person guarantying, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (g) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (w) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (x) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (y) any Hedging Agreement shall be the maximum amount of any termination or loss payment required to be paid by such Person if such Hedging Agreement were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, and (z) any guaranty or other contingent liability referred to in clause (h) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Indemnified Taxes. Taxes other than Excluded Taxes.

Indirect Tax. Any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

Instrument of Adherence (Guaranty). See §9.14.

Interest Payment Date. (a) As to any Base Rate Loan or Canadian Base Rate Loan, the last day of the calendar quarter; (b) as to any LIBOR Rate Loan in respect of which the Interest Period is (A) 3 months or less, the last day of such Interest Period and (B) more than 3 months, the date that is 3 months from the first day of such Interest Period and on the last day of the Interest Period; and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid.

Interest Period. With respect to each Loan (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by a Borrower in a Loan Request or resulting from a conversion under §§2.8 or 3.5 (i) for any Base Rate Loan or Canadian Base Rate Loan, the last day of the calendar quarter; and (ii) for any LIBOR Rate Loan, 1, 2, 3 or 6 (or, if agreed to by all Lenders, 9 or 12) months; and (b) thereafter, each period commencing on the last day of the preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Applicable Borrower; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(c) if any Borrower shall fail to give notice as provided in §§2.8 or 3.5, such Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a one month LIBOR Rate Loan and the continuance of all Base Rate Loans or Canadian Base Rate Loans, as the case may be, as Base Rate Loans or Canadian Base Rate Loans, as the case may be, on the last day of the then current Interest Period with respect thereto;

(d) any Interest Period relating to any LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(e) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(f) interest shall accrue for the first day of each Interest Period and each day thereafter up to but (provided that interest is timely paid) not including the last day of such Interest Period.

International Standby Practices. With respect to any standby Letter of Credit, International Standby Practices (ISP98) as promulgated by the Institute of International Banking Law & Practice, Inc., or any successor code of standby letter of credit practices among banks adopted by the Issuing Lender in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to (other than dispositions of property permitted by §10.5.3), or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) without duplication there shall be deducted in respect of any Investment any amounts received as cash earnings on such Investment, whether as dividends, interest or otherwise; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Issuer Document. With respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Lender and Applicable Borrower (or any Subsidiary) or in favor of the Issuing Lender and relating to any such Letter of Credit.

Issuing Lender. Bank of America, in its capacity as issuer of Letters of Credit pursuant to §5, or any successor issuer of Letters of Credit hereunder.

Lender Affiliate. With respect to any Lender, (a) an Affiliate of such Lender or (b) any Approved Fund.

Lenders. The Domestic Lenders, the European Lenders, the Canadian Lenders and the Australian Lenders parties hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §20. In addition, unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Issuing Lender.

Letter of Credit. See §5.1.1.

Letter of Credit Application. See §5.1.1.

Letter of Credit Borrowing. An extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Domestic Revolving Loan, European Loan, Canadian Revolving Loan or Australian Loan.

Letter of Credit Expiration Date. The day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

Letter of Credit Fee. See §5.10.

Letter of Credit Obligations. As of any date, the sum of the Maximum Drawing Amount as of such date and all Unpaid Reimbursement Obligations as of such date. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with §5.8. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Letter of Credit Participation. See §5.1.4.

Letter of Credit Sublimit. See §5.1.1.

LIBOR Lending Office. Initially, the office of each Lender designated as such in Schedule II hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate. For any Interest Period with respect to a LIBOR Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR Base Rate
1.00 – Eurocurrency Reserve Percentage

Where,

“LIBOR Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America-London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

LIBOR Rate Loans. Loans bearing interest calculated by reference to the LIBOR Rate.

Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, or any financing lease involving substantially the same economic effect as any of the foregoing).

Loan Documents. Collectively, this Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Fee Letter and any Instruments of Adherence executed in connection herewith.

Loan Party. Collectively, each Borrower and Guarantor.

Loan Request. See §2.6(a).

Loans. Collectively, the Domestic Revolving Loans, the European Loans, the Australian Loans, the Domestic Term Loan, the Swingline Loans, the Canadian Revolving Loans and the Canadian Term Loan.

Mandatory Cost. With respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1.

Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a) a material adverse effect on the business, properties, financial condition, assets, operations or income of the Borrowers and their Restricted Subsidiaries, taken as a whole; or

(b) a material adverse effect on the rights, remedies or benefits available to any Agent or any Lender under any Loan Document.

Maturity Date. The fifth anniversary of the Closing Date, or such earlier date as the Obligations become due and payable pursuant to the terms of this Credit Agreement.

Maximum Drawing Amount. The sum of the maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Moody’s. Moody’s Investors Services, Inc.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the U.S. Borrower or any ERISA Affiliate.

Non-Guarantor Subsidiary. Each Unrestricted Subsidiary and any Subsidiary that is not a Loan Party.

Non-U.S. Lender. See §6.12(d).

Note Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

Notes. Collectively, the Domestic Notes, the Australian Notes, the European Notes and the Canadian Notes.

Obligations. Collectively or individually, as the context requires, the U.S. Obligations and the Foreign Obligations.

Other Taxes. See §6.12(b).

Outstanding or outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of the date of determination.

Participant. See §20.4.

Participating Member State. Each state so described in any EMU Legislation.

Payment Event of Default. See §6.10.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Pension Funding Rules. The rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Guaranteed Pension Plans and set forth in, with respect to plan years ending prior to the effective date as to such Guaranteed Pension Plan of the Pension Protection Act of 2006, §412 of the Code and §302 of ERISA each as in effect prior to the Pension Protection Act of 2006 and, thereafter, §§412 and 430 of the Code and §§302 and 303 of ERISA.

Permitted Acquisition(s). See §10.5.2.

Permitted Liens. Liens permitted by §10.2.

Person. Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Planned Acquisition. The acquisition by the U.S. Borrower, directly or indirectly, of all of the outstanding ownership interests in the Target.

Platform. See §9.4.

Public Lender. See §9.4.

Purchase Price. With respect to any Permitted Acquisition, all consideration (other than consideration in the form of Capital Stock of any Borrower or any Restricted Subsidiary) payable by any of the Borrowers or any of their Restricted Subsidiaries in connection with such Permitted Acquisition, including, without limitation, cash payments, the principal amount of any promissory notes issued by any of the Borrowers or any of their Restricted Subsidiaries, any amounts payable by any of the Borrowers or any of their Restricted Subsidiaries in consideration for any non-compete covenant, deferred purchase price, earn-out or similar payment and the amount of any Indebtedness assumed by any of the Borrowers or any of their Restricted Subsidiaries.

Purchasing Lender. See §32(c).

Quebec. See preamble.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by any of the Borrowers or any of their Restricted Subsidiaries.

Reallocation. A transfer by the Applicable Borrower of a portion of the Aggregate Domestic Revolving Loan Commitments or all or a portion of the Aggregate Canadian Revolving Loan Commitments or all or a portion of the Aggregate European Commitments or all or a portion of the Aggregate Australian Commitments in accordance with §2.10 hereof.

Regulation S-X. Regulation S-X as defined and promulgated by the United States Securities and Exchange Commission.

Reimbursement Obligation. Each Borrower’s obligation to reimburse the Issuing Lender and the Applicable Lenders on account of any drawing under any Letter of Credit as provided in §5.2.

Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Replacement Lender. See §6.11.

Required Australian Lenders. As of any date, any two or more Australian Lenders holding more than fifty percent (50%) of the Aggregate Australian Commitments or, if the commitment of each Australian Lender to make Australian Loans and the obligation of the Issuing Lender to issue or extend Letters of Credit have been terminated pursuant to §14.2, any combination of Australian Lenders holding in the aggregate more than 50% of the Total Australian Exposure (with the aggregate amount of each Australian Lender’s risk participation and funded participation in Letter of Credit Obligations, being deemed “held” by such Lender for purposes of this definition).

Required Canadian Lenders. As of any date, any two or more Canadian Lenders holding in the aggregate more than fifty percent (50%) of the outstanding principal amount of the Canadian Term Loan and the Aggregate Canadian Revolving Loan Commitments

or, if the commitment of each Canadian Lender to make Canadian Revolving Loans and the obligation of the Issuing Lender to issue or extend Letters of Credit have been terminated pursuant to §14.2, any combination of Canadian Lenders holding in the aggregate more than 50% of the principal amount of the Canadian Term Loan outstanding and the Total Canadian Revolver Exposure (with the aggregate amount of each Canadian Lender’s risk participation and funded participation in Letter of Credit Obligations, being deemed “held” by such Lender for purposes of this definition).

Required Domestic Lenders. As of any date, any two or more Domestic Lenders holding in the aggregate more than fifty percent (50%) of the outstanding principal amount of the Domestic Term Loan and the Aggregate Domestic Revolving Loan Commitments or, if the commitment of each Domestic Lender to make Domestic Revolving Loans and the obligation of the Issuing Lender to issue or extend Letters of Credit have been terminated pursuant to §14.2, any combination of Domestic Lenders holding in the aggregate more than 50% of the principal amount of the Domestic Term Loan outstanding and the Total Domestic Revolver Exposure (with the aggregate amount of each Domestic Lender’s risk participation and funded participation in Letter of Credit Obligations and Swingline Loans, as applicable, being deemed “held” by such Lender for purposes of this definition).

Required European Lenders. As of any date, any two or more European Lenders holding more than fifty percent (50%) of the Aggregate European Commitments or, if the commitment of each European Lender to make European Loans and the obligation of the Issuing Lender to issue or extend Letters of Credit have been terminated pursuant to §14.2, any combination of European Lenders holding in the aggregate more than 50% of the Total European Exposure (with the aggregate amount of each European Lender’s risk participation and funded participation in Letter of Credit Obligations, being deemed “held” by such Lender for purposes of this definition).

Required Lenders. As of any date, any two or more Lenders holding in the aggregate more than fifty percent (50%) of the outstanding principal amounts of the Term Loans and the Total Commitments or, if the commitment of each Lender to make Loans and the obligation of the Issuing Lender to issue or extend Letters of Credit have been terminated pursuant to §14.2, any combination of Lenders holding in the aggregate more than 50% of the Total Exposure (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and Swingline Loans, as applicable, being deemed “held” by such Lender for purposes of this definition).

Restricted Payments. In relation to the Borrowers and their Restricted Subsidiaries, any (a) Distribution or (b) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrowers or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrowers or such Restricted Subsidiary.

Restricted Subsidiaries. Any Subsidiary which is not an Unrestricted Subsidiary. The Borrowers shall not have the right to change the status of an Unrestricted Subsidiary to a Restricted Subsidiary unless (a) such Unrestricted Subsidiary becomes a Guarantor hereunder or (b) such Unrestricted Subsidiary would fit within the exception set forth in the last sentence of §9.14. The Borrowers shall not have the right to change the status of a Restricted Subsidiary to an Unrestricted Subsidiary without the consent of the Required Lenders.

Revaluation Date. (a) With respect to any Loan, each of the following: (i) each date of a borrowing of a LIBOR Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a LIBOR Rate Loan denominated in an Alternative Currency pursuant to §2.8.2, and (iii) such additional dates as the Applicable Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Applicable Agent or the Issuing Lender shall determine or the Required Lenders shall require.

S&P. Standard & Poor’s Ratings Group.

Same Day Funds. With respect to disbursement and payments (a) in Dollars, immediately available funds, and (b) in Canadian Dollars, Euro or Australian Dollars, same day or other funds as may be determined by the Applicable Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Canadian Dollars, Euro or Australian Dollars.

Senior Notes. (a) The 4.85% Series 2004-A notes and any other notes issued by GWI pursuant to the Note Purchase Agreement dated as of November 12, 2004, as amended, modified or supplemented from time to time, and (b) any other notes issued in a private placement by GWI under any replacement note purchase agreement or any additional note purchase agreement entered into after the Closing Date.

Solvent. See §8.5.2.

Spot Rate. For a currency, the rate determined by the Applicable Agent or the Issuing Lender, as applicable, as conclusively ascertained absent manifest error to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Applicable Agent or the Issuing Lender may obtain such spot rate from another financial institution designated by the Applicable Agent or the Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

STB. The Surface Transportation Board or any governmental authority(ies) which succeeds to the function or duties of the Surface Transportation Board or any portion thereof.

Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a subsidiary or subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Swingline Expiry Date. The date which is five (5) Business Days prior to the Maturity Date.

Swingline Exposure. At any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Commitment Percentage of the total Swingline Exposure at such time.

Swingline Loan. Any Domestic Swingline Loan, Canadian Swingline Loan, European Swingline Loan or Australian Swingline Loan, as the context requires.

Swingline Loan Request. See §2.7.2.

Syndication Agent. See preamble.

Target. That certain Person, the identity of which has been disclosed to the Administrative Agent as “Project Harrison”, proposed to be acquired in connection with the Planned Acquisition.

TARGET Day. Any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

Taxes. Any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Term Loans. Collectively, the Domestic Term Loan and the Canadian Term Loan.

Total Australian Exposure. At any time, the Dollar Equivalent of the sum of the outstanding Australian Loans and Letter of Credit Obligations with respect to the Australian Borrower.

Total Canadian Revolver Exposure. At any time, the Dollar Equivalent of the sum of the outstanding Canadian Revolving Loans and Letter of Credit Obligations with respect to the Canadian Borrower.

Total Commitment. The sum of the Aggregate Domestic Revolving Loan Commitments, the Aggregate Canadian Revolving Loan Commitments, the Aggregate Australian Commitments and the Aggregate European Commitments, as in effect from time to time.

Total Domestic Revolver Exposure. At any time, the sum of the outstanding Domestic Revolving Loans, the Letter of Credit Obligations with respect to the U.S. Borrower, and Swingline Loans.

Total European Exposure. At any time, the Dollar Equivalent of the sum of the outstanding European Loans and Letter of Credit Obligations with respect to the European Borrower.

Total Exposure. At any time, the sum of the Total Domestic Revolver Exposure, the Total European Exposure, the Total Australian Exposure, the Total Canadian Revolver Exposure and the Dollar Equivalent of the outstanding principal amount of the Term Loans.

Type. (a) As to any Domestic Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan, (b) as to any Canadian Loan, its nature as a Canadian Base Rate Loan or a LIBOR Rate Loan or (c) as to any European Loan or Australian Loan, its nature as a LIBOR Rate Loan.

U.S. Borrower. See preamble.

U.S. Guaranteed Obligations. See §7.1.

U.S. Guarantors. See preamble.

U.S. Loan Party. Collectively, the U.S. Borrower and the U.S. Guarantors.

U.S. Obligations. All indebtedness, obligations and liabilities of the U.S. Borrower to the Domestic Lenders (including the Domestic Swingline Lender and the Issuing Lender) and the Administrative Agent individually or collectively existing on the date of this Credit Agreement or arising thereafter (a) under or in respect of or in connection with any of the Domestic Notes, Letters of Credit or Letter of Credit Applications in respect of the U.S. Borrower, or Domestic Loans or Domestic Swingline Loans made, or Reimbursement Obligations incurred and including any interest thereon, Domestic Revolving Loan Commitment Fees or other fees or expenses in respect thereof, (b) under any Hedging Agreement between the U.S. Borrower and any Lender (including the Domestic Swingline Lender and the Issuing Lender) or any Lender Affiliate, (c) under the Loan Documents and (d) in respect of any cash management services provided by a Lender to the U.S. Borrower.

Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Applicable Borrower does not reimburse the Issuing Lender and the Applicable Lenders on the date specified in, and in accordance with, §5.2.

Unrestricted Subsidiaries. The Subsidiaries of the Borrowers as reflected in Schedule 8.16(a) hereto. The Borrowers shall not have the right to change the status of an Unrestricted Subsidiary to a Restricted Subsidiary unless such Subsidiary (a) is a U.S., Canadian, Dutch or Australian Subsidiary of a Borrower or Restricted Subsidiary and (b)(i) shall become a Guarantor or (ii) fits within the exception set forth in the last sentence of §9.14(a) hereto.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

1.2. Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrowers and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against any party merely on account of such party’s involvement in the preparation of such documents.

2.	THE REVOLVING CREDIT FACILITIES.

2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Applicable Lenders severally agrees (a) on the Closing Date, to convert the revolving credit loans and letters of credit outstanding under the Existing Credit Agreement, if any, to Domestic Revolving Loans and Letters of Credit under this Credit Agreement and (b) to lend (i) to the U.S. Borrower in Dollars, (ii) to the European Borrower in Euro, (iii) to the Canadian Borrower in Canadian Dollars and/or (iv) to the Australian Borrower in Australian Dollars, and such Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Maturity Date upon notice by such Borrower to the Applicable Agent given in accordance with §2.6, such sums as are requested by such Borrower up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment, minus the amount of such Lender’s Commitment Percentage of the Letter of Credit Obligations in respect of such Borrower; provided, (A) that the Total Domestic Revolver Exposure (after giving effect to all amounts requested) does not exceed the Aggregate Domestic Revolving Loan Commitments, (B) the Total European Exposure (after giving effect to all amounts requested) does not exceed the Aggregate European Commitments, (C) the Total Canadian Revolver Exposure (after giving effect to all amounts requested) does not exceed the Aggregate Canadian Revolving Loan Commitments, and (D) the Total Australian Exposure (after giving effect to all amounts requested) does not exceed the Aggregate Australian Commitments. The Loans under this §2.1 shall be made pro rata in accordance with each Lender’s Commitment Percentage. Subject to §2.10, the Domestic Revolving Loan Commitments, the Australian Commitments, the Canadian Revolving Loan Commitments and the European Commitments shall only be available to the U.S. Borrower, the Australian Borrower, the Canadian Borrower and the European Borrower, respectively, and if unused by such Borrower, will not be available to any other Borrower. Each request for a Loan hereunder shall constitute a representation and warranty by the Applicable Borrower that the conditions set forth in §12 and §13 hereof, in the case of the initial Loans to be made on the Closing Date, and §13 hereof, in the case of all other Loans, have been satisfied on the date of such request.

2.2. Commitment Fee.

(a) The U.S. Borrower hereby agrees to pay to the Administrative Agent for the accounts of the Domestic Lenders in accordance with their respective Commitment Percentages, a commitment fee in Dollars (the “Domestic Revolving Loan Commitment Fee”) at the applicable Commitment Fee Rate per annum on the actual daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Date by which the Aggregate Domestic Revolving Loan Commitments exceed the Total Domestic Revolver Exposure (excluding the outstanding principal amount of the Swingline Loans).

(b) The European Borrower hereby agrees to pay to the European Agent for the accounts of the European Lenders in accordance with their respective Commitment Percentages, a commitment fee in Dollars (the “European Commitment Fee”) at the applicable Commitment Fee Rate per annum on the actual daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Date by which the Aggregate European Commitments exceed the Total European Exposure.

(c) The Canadian Borrower hereby agrees to pay to the Canadian Agent for the accounts of the Canadian Lenders in accordance with their respective Commitment Percentages, a commitment fee in Dollars (the “Canadian Revolving Loan Commitment Fee”) at the applicable Commitment Fee Rate per annum on the actual daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Date by which the Aggregate Canadian Revolving Loan Commitments exceed the Total Canadian Revolver Exposure.

(d) The Australian Borrower hereby agrees to pay to the Australian Agent for the accounts of the Australian Lenders in accordance with their respective Commitment Percentages, a commitment fee in Dollars (the “Australian Commitment Fee”) at the applicable Commitment Fee Rate per annum on the actual daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Date by which the Aggregate Australian Commitments exceed the Total Australian Exposure.

(e) The Commitment Fees shall be payable quarterly in arrears within three (3) days of the last day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the Closing Date, with a final payment on the Maturity Date or any earlier date on which the applicable Commitments shall terminate.

2.3. Reduction of Applicable Commitments. Each Borrower shall have the right at any time and from time to time upon three (3) Business Days prior written notice to the Applicable Agent to reduce by $5,000,000 or a whole multiple of $1,000,000 in excess thereof or to terminate entirely the applicable Commitment, whereupon the applicable Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of such Borrower delivered pursuant to this §2.3, the Applicable Agent will notify the Applicable Lenders of the substance thereof. No reduction or termination of the applicable Commitments may be reinstated.

2.4. Evidence of Debt. The Loans made pursuant to §2.1 by each Applicable Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Applicable Agent in the ordinary course of business. The accounts or records maintained by the Agents and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the applicable Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Applicable Agent in respect of such matters, the accounts and records of the Applicable Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note (a) in the case of the U.S. Borrower, in substantially the form of Exhibit A-1 hereto (each a “Domestic Revolving Note”), (b) in the case of the European Borrower, in substantially the form of Exhibit A-2 hereto (each a “European Note”), (c) in the case of the Australian Borrower, in substantially the form of Exhibit A-3 hereto (each an “Australian Note”) and (d) in the case of the Canadian Borrower, in substantially the form of Exhibit A-4 hereto (each, a “Canadian Revolving Note”), in each case dated as of the Closing Date (or other such date on which a Lender may become a party hereto in accordance with §20 hereof) and completed with appropriate insertions. Each such Note shall be payable to the order of the Applicable Lender and shall evidence such Lender’s applicable Loans in addition to such accounts or records. Each such Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.5. Interest on the Loans. Except as otherwise provided in §6.10:

(a) Each Domestic Revolving Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to (i) the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time or (ii) the LIBOR Rate determined for such Interest Period plus the Applicable Margin with respect to LIBOR Rate Loans as in effect from time to time.

(b) Each Canadian Revolving Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to (i) the Canadian Base Rate plus the Applicable Margin with respect to Canadian Base Rate Loans as in effect from time to time or (ii) the LIBOR Rate determined for such Interest Period plus the Applicable Margin with respect to LIBOR Rate Loans as in effect from time to time.

(c) Each European Loan and Australian Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin with respect to LIBOR Rate Loans as in effect from time to time plus (in the case of a LIBOR Rate Loan of any Lender which is made from such Lender’s LIBOR Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost.

(d) Each Borrower promises to pay interest on the outstanding amount of its applicable Loans on each Interest Payment Date with respect thereto.

(e) If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers and their Restricted Subsidiaries or for any other reason, the Borrowers or the Lenders determine that (i) the Funded Debt to EBITDAR Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Funded Debt to

EBITDAR Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Applicable Agent for the account of the Applicable Lenders or the Issuing Lender, as the case may be, promptly on demand by the Administrative Agent or any other Applicable Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by any Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of any Agent, any Lender or the Issuing Lender, as the case may be, under §§5.10, 6.10, or 14. Each Borrower’s obligations under this paragraph shall survive the termination of the Total Commitment and the repayment of all other Obligations hereunder.

2.6. Requests for Loans.

(a) The U.S. Borrower shall give to the Administrative Agent written notice in the form of Exhibit C-1 hereto (a “Loan Request”) (or telephonic notice confirmed in a writing in the form of Exhibit C-1 hereto) of each Domestic Revolving Loan requested hereunder not later than (i) one (1) Business Day prior to any Drawdown Date of any Base Rate Loan or (ii) three (3) Business Days prior to any Drawdown Date of any LIBOR Rate Loan. Each Loan Request shall be in a minimum aggregate amount of $500,000 or an integral multiple thereof.

(b) The European Borrower shall give to the European Agent a Loan Request of each European Loan requested hereunder not later than three (3) Business Days prior to any Drawdown Date of any LIBOR Rate Loan.

(c) The Canadian Borrower shall give to the Canadian Agent a Loan Request of each Canadian Revolving Loan requested hereunder not later than (i) one (1) Business Day prior to any Drawdown Date of any Canadian Base Rate Loan or (ii) three (3) Business Days prior to any Drawdown Date of any LIBOR Rate Loan.

(d) The Australian Borrower shall give to the Australian Agent a Loan Request of each Australian Loan requested hereunder not later than four (4) Business Days prior to any Drawdown Date of any LIBOR Rate Loan.

(e) Each Loan Request shall specify (i) the principal amount of the applicable Loan requested, (ii) the proposed Drawdown Date of such Loan, (iii) the Interest Period for such Loan and (iv) the Type, if applicable, of such Loan. Promptly upon receipt of any such notice, the Applicable Agent shall notify each of the Applicable Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Applicable Borrower and shall obligate the Applicable Borrower to accept the requested Loan on the proposed Drawdown Date thereof.

2.7. The Swinglines.

2.7.1. Swingline Loans.

(a) Subject to the terms and conditions hereinafter set forth, upon notice by the U.S. Borrower made to the Domestic Swingline Lender in accordance with §2.7.2 hereof, the Domestic Swingline Lender agrees to lend to the U.S. Borrower Domestic Swingline Loans in Dollars on any Business Day prior to the Swingline Expiry Date in an aggregate principal amount not to exceed the Domestic Swingline Sublimit. Each Domestic Swingline Loan shall be in a minimum amount equal to $500,000 or a multiple of $100,000 in excess thereof. The Domestic Swingline Loans are being made for the administrative convenience of the U.S. Borrower, the Domestic Swingline Lender and the Lenders.

(b) Subject to the terms and conditions hereinafter set forth, upon notice by the European Borrower made to the European Swingline Lender in accordance with §2.7.2 hereof, the European Swingline Lender agrees to lend to the European Borrower European Swingline Loans in Euro on any Business Day prior to the Swingline Expiry Date in an aggregate principal amount not to exceed the European Swingline Sublimit. Each European Swingline Loan shall be in a minimum amount equal to the Euro Equivalent of $500,000 or a multiple of the Euro Equivalent of $100,000 in excess thereof. The European Swingline Loans are being made for the administrative convenience of the European Borrower, the European Swingline Lender and the Lenders.

(c) Subject to the terms and conditions hereinafter set forth, upon notice by the Canadian Borrower made to the Canadian Swingline Lender in accordance with §2.7.2 hereof, the Canadian Swingline Lender agrees to lend to the Canadian Borrower Canadian Swingline Loans in Canadian Dollars on any Business Day prior to the Swingline Expiry Date in an aggregate principal amount not to exceed the Canadian Swingline Sublimit. Each Canadian Swingline Loan shall be in a minimum amount equal to the Canadian Dollar Equivalent of $500,000 or a multiple of the Canadian Dollar Equivalent of $100,000 in excess thereof. The Canadian Swingline Loans are being made for the administrative convenience of the Canadian Borrower, the Canadian Swingline Lender and the Lenders.

(d) Subject to the terms and conditions hereinafter set forth, upon notice by the Australian Borrower made to the Australian Swingline Lender in accordance with §2.7.2 hereof, the Australian Swingline Lender agrees to lend to the Australian Borrower Australian Swingline Loans in Australian Dollars on any Business Day prior to the Swingline Expiry Date in an aggregate principal amount not to exceed the Australian Swingline Sublimit. Each Australian Swingline Loan shall be in a minimum amount equal to the Australian Dollar Equivalent of $500,000 or a multiple of the Australian Dollar Equivalent of $100,000 in excess thereof. The Australian Swingline Loans are being made for the administrative convenience of the Australian Borrower, the Australian Swingline Lender and the Lenders.

(e) Notwithstanding any other provisions of this Credit Agreement (i) in addition to the limits set forth in clauses (a) through (d) above, at no time shall the Total Domestic Revolver Exposure exceed the Aggregate Domestic Revolving Loan Commitments at such time and (ii) the Applicable Swingline Lender shall not advance any Swingline Loans after it has received notice from any Lender or any Agent that a Default or Event of Default has occurred and is continuing and stating that no new Swingline Loans are to be made until such Default or Event of Default has been cured or waived in accordance with the provisions of this Credit Agreement. The Applicable Swingline Lender shall not be obligated to make any Swingline Loans at any time when any Lender is a Delinquent Lender unless such Swingline Lender has entered into arrangements satisfactory to it to eliminate such Swingline Lender’s risk with respect to such Delinquent Lender, including by cash collateralizing such Delinquent Lender’s Commitment Percentage of the outstanding Swingline Loans and any such additional Swingline Loans to be made. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Domestic Swingline Loans, European Swingline Loans, Canadian Swingline Loans or Australian Swingline Loans, as applicable.

2.7.2. Request for Swingline Loans. To request a Swingline Loan, the Applicable Borrower shall send to the Administrative Agent and the Applicable Swingline Lender written notice in the form of Exhibit C-2 hereto (or, in the case of the U.S. Borrower, telephonic notice confirmed in a writing in the form of Exhibit C-2 hereto) of each Swingline Loan requested hereunder (a “Swingline Loan Request”) not later than 1:00 p.m. (Eastern time), in respect of the U.S. Borrower or Canadian Borrower, or 11:00 a.m. (London time), in respect of the European Borrower, or 11:00 a.m. (Sydney time), in respect of the Australian Borrower, on the proposed Drawdown Date of any Swingline Loan. Each such Swingline Loan Request shall set forth the principal amount of the proposed Swingline Loan and the Drawdown Date of such Swingline Loan. Each Swingline Loan Request shall be irrevocable and binding on the Applicable Borrower and shall obligate the Applicable Borrower to borrow the Swingline Loan from the Applicable Swingline Lender on the proposed Drawdown Date thereof. The Administrative Agent will promptly advise the Applicable Swingline Lender of any such notice received from any Borrower. Upon satisfaction of the applicable conditions set forth in this Credit Agreement, on the proposed Drawdown Date the Applicable Swingline Lender shall make the Swingline Loan available to the Applicable Borrower no later than 3:00 p.m. (Eastern time), in respect of the U.S. Borrower or Canadian Borrower, or 3:00 p.m. (London time), in respect of the European Borrower, or 1:00 p.m. (Sydney time), in respect of the Australian Borrower, on the proposed Drawdown Date by crediting the amount of the Swingline Loan to the general deposit account of the Applicable Borrower maintained with the Applicable Swingline Lender or such other deposit account as indicated by the Applicable Borrower in the Swingline Loan Request.

2.7.3. Borrowings to Repay Swingline Loans. Each Borrower absolutely, irrevocably and unconditionally promises to pay in full the outstanding principal balance of all applicable Swingline Loans advanced to it on the earlier to occur of

(i)(A) in the case of the U.S. Borrower, the date ten (10) Business Days after such Loan is made and (B) in the case of each other Borrower, the date ninety (90) Business Days after such Loan is made and (ii) the Swingline Expiry Date. Each Borrower may prepay the Swingline Loans at any time without penalty or premium. In addition, in the event the outstanding principal balance of any Swingline Loan remains unpaid when due, the Applicable Swingline Lender may, on any Business Day, in its sole discretion, demand repayment of the Swingline Loans by the U.S. Borrower pursuant to its obligations under the Guaranty, and the Administrative Agent shall give notice to the Domestic Lenders that the outstanding Swingline Loans shall be funded with a borrowing of Domestic Revolving Loans, in which case each of the Domestic Lenders shall make Domestic Revolving Loans constituting Base Rate Loans to the U.S. Borrower, on the next succeeding Business Day following such notice, in an amount equal to the Dollar Equivalent of such Lender’s Commitment Percentage of the aggregate amount of all Swingline Loans outstanding to the Applicable Borrower. The proceeds thereof shall be applied directly to the Applicable Swingline Lender to repay such Swingline Lender for such outstanding Swingline Loans. Each Domestic Lender hereby absolutely, unconditionally and irrevocably agrees to make such Domestic Revolving Loans upon one Business Day’s notice as set forth above, notwithstanding (a) that the amount of such Domestic Revolving Loan may not comply with the applicable minimums otherwise required hereunder, (b) the failure of any Borrower to meet the conditions set forth in §§12 or 13 hereof, (c) the occurrence or continuance of a Default or an Event of Default hereunder, (d) the date of such Domestic Revolving Loan, and (e) the amount of, or termination of, the Aggregate Domestic Revolving Loan Commitments at such time. In the event that it is impracticable for such Domestic Revolving Loan to be made for any reason on the date otherwise required above (including as a result of the commencement of a proceeding under the federal Bankruptcy Code in respect of any of the Borrowers or any of the Restricted Subsidiaries), then each Domestic Lender hereby agrees that it shall forthwith purchase (as of the date such Domestic Revolving Loan would have been made, but adjusted for any payments received from the Applicable Borrower on or after such date and prior to such purchase) from the Applicable Swingline Lender, and the Applicable Swingline Lender shall sell to each Domestic Lender, such participations in the Swingline Loans (including all accrued and unpaid interest thereon) outstanding as shall be necessary to cause the Domestic Lenders to share in such Swingline Loans pro rata based on their respective Commitment Percentages (without regard to any termination of the Total Commitment hereunder) by making available to the Applicable Swingline Lender an amount equal to such Lender’s participation in the Swingline Loans; provided that (x) all interest payable on the Swingline Loans shall be for the account of the Applicable Swingline Lender as a funding and administrative fee until the date as of which the respective participation is purchased, and (y) at the time any purchase of such participation is actually made, the purchasing Lender shall be required to pay the Applicable Swingline Lender interest on the principal amount of the participation so purchased for each day from and including the date such Domestic Revolving Loan would otherwise have been made until the date of payment for such participation at the rate of interest in effect applicable to Base Rate Loans during such period.

2.7.4. Evidence of Swingline Loan Obligations. Each Swingline Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Applicable Borrower to such Swingline Lender resulting from each Swingline Loan made by such Swingline Lender, including the amounts of principal and interest payable and paid to such Swingline Lender from time to time hereunder. The outstanding amount of the Swingline Loans set forth on such accounts shall be prima facie evidence of the principal amount thereof owing and unpaid to the Applicable Swingline Lender, but the failure to record, or any error in so recording, any such amount on such accounts shall not limit or otherwise affect the actual amount of the obligations of the Applicable Borrower hereunder to make payments of principal of or interest on the Swingline Loans when due.

2.7.5. Interest on Swingline Loans.

(a) Except as otherwise provided in §6.10, each Domestic Swingline Loan shall bear interest from the Drawdown Date thereof until repaid in full or converted into a Domestic Revolving Loan at the rate per annum equal to the Base Rate plus the Applicable Margin as in effect from time to time. Domestic Swingline Loans may not be converted into LIBOR Rate Loans. The U.S. Borrower promises to pay interest on the outstanding amount of its Domestic Swingline Loans on each Interest Payment Date with respect thereto.

(b) Except as otherwise provided in §6.10, each European Swingline Loan shall bear interest from the Drawdown Date thereof until repaid in full or converted into a European Loan at the rate per annum equal to the Euro Base Rate plus the Applicable Margin as in effect from time to time. European Swingline Loans may not be converted into LIBOR Rate Loans. The European Borrower promises to pay interest on the outstanding amount of its European Swingline Loans on each Interest Payment Date with respect thereto.

(c) Except as otherwise provided in §6.10, each Canadian Swingline Loan shall bear interest from the Drawdown Date thereof until repaid in full or converted into a Canadian Revolving Loan at the rate per annum equal to the Canadian Base Rate plus the Applicable Margin as in effect from time to time. Canadian Swingline Loans may not be converted into LIBOR Rate Loans. The Canadian Borrower promises to pay interest on the outstanding amount of its Canadian Swingline Loans on each Interest Payment Date with respect thereto.

(d) Except as otherwise provided in §6.10, each Australian Swingline Loan shall bear interest from the Drawdown Date thereof until repaid in full or converted into an Australian Loan at the rate per annum equal to the Australian Base Rate plus the

Applicable Margin as in effect from time to time. Australian Swingline Loans may not be converted into LIBOR Rate Loans. The Australian Borrower promises to pay interest on the outstanding amount of its Australian Swingline Loans on each Interest Payment Date with respect thereto.

2.8. Borrowers’ Conversion Options; Continuation of Loans.

2.8.1. Conversion to Different Type of Domestic Revolving Loan or Canadian Revolving Loan. Any Borrower may elect from time to time to convert any outstanding Domestic Revolving Loan or Canadian Revolving Loan, as the case may be, to a Domestic Revolving Loan or Canadian Revolving Loan as the case may be, of another Type, provided that (a) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan or a Canadian Base Rate Loan, the Applicable Borrower shall give the Administrative Agent at least one (1) Business Day prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan or a Canadian Base Rate Loan to a LIBOR Rate Loan, the Applicable Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of such election; (c) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan or a Canadian Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto; (d) no Base Rate Loan or Canadian Base Rate Loan may be converted into a LIBOR Rate Loan when a Payment Event of Default or an Event of Default under §14.1 (g) or (h) has occurred and is continuing; and (e) no more than ten (10) LIBOR Rate Loans having different Interest Periods may be outstanding at any time. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Domestic Revolving Loans or Canadian Revolving Loans of any Type may be converted into a Domestic Revolving Loan or Canadian Revolving Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Each Conversion Request relating to the conversion of a Domestic Revolving Loan or Canadian Revolving Loan to a LIBOR Rate Loan shall be irrevocable by the Applicable Borrower.

2.8.2. Continuation of Type of Loan. Any Domestic Revolving Loan, European Loan, Canadian Revolving Loan or Australian Loan of any Type may be continued by the Applicable Borrower as a Domestic Revolving Loan, European Loan, Canadian Revolving Loan or Australian Loan, respectively, of the same Type upon the expiration of an Interest Period with respect thereto by compliance by such Borrower with the notice provisions contained in §2.8.1; provided that no LIBOR Rate Loan may be continued as such when a Payment Event of Default or an Event of Default under §14.1 (g) or (h) has occurred and is continuing, but shall be automatically converted (a) in the case of the U.S. Borrower, to a Base Rate Loan, (b) in the case of the Canadian Borrower, to a Canadian Base Rate Loan, or (c) in the case of the European Borrower or the Australian Borrower to a one month LIBOR Rate Loan, in each case on the last day of the first Interest Period relating thereto ending during the continuance of such an Event of Default of which officers of the

Administrative Agent active upon the Applicable Borrower’s account have actual knowledge. In the event that the Applicable Borrower fails to provide any such notice with respect to the continuation of any LIBOR Rate Loan as such, then such LIBOR Rate Loan shall be automatically continued with an Interest Period of one month on the last day of the first Interest Period relating thereto. The Applicable Agent shall notify the Applicable Lenders promptly when any such automatic continuation contemplated by this §2.8.2 is scheduled to occur.

2.8.3. LIBOR Rate Loans.

(a) Any conversion by any Borrower to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $500,000 or a whole multiple of $500,000.

(b) If any Borrower wishes to request LIBOR Rate Loans having an Interest Period other than 1, 2, 3 or 6 months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Applicable Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such borrowing, conversion or continuation of LIBOR Rate Loans denominated in Dollars, Canadian Dollars, Euro or Australian Dollars, as applicable, whereupon the Applicable Agent shall give prompt notice to the Applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three (3) Business Days before the requested date of such borrowing, conversion or continuation of LIBOR Rate Loans denominated in Dollars, Canadian Dollars, Euro or Australian Dollars, as applicable, the Applicable Agent shall notify the Applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Applicable Lenders.

2.9. Funds for Loans.

2.9.1. Funding Procedures. Not later than 2:00 p.m. (Eastern time), with respect to the U.S. Borrower or the Canadian Borrower, or 1:00 p.m. (London time), with respect to the European Borrower, or 1:00 p.m. (Sydney time), with respect to the Australian Borrower, on the proposed Drawdown Date of any Domestic Revolving Loan, European Loan, Canadian Revolving Loan or Australian Loan, each of the Applicable Lenders will make available to the Applicable Agent at the Applicable Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of such Loans made or to be made on such date. Upon receipt from each Applicable Lender of such amount, and upon receipt of the documents required by §§12 (with respect to such Loans to be made on the Closing Date) and 13 hereof and the satisfaction of the other conditions set forth herein, to the extent applicable, the Applicable Agent will make available to the Applicable Borrower the aggregate amount of such Loans made available to the Applicable Agent by the Applicable Lenders. The failure or refusal of any Applicable Lender to make available to the Applicable Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Applicable Lender from its several obligation hereunder to make available to the Applicable Agent the amount of such other Applicable Lender’s Commitment Percentage of any requested Loans. In the event that the Applicable Agent becomes aware of any Applicable Lender’s failure to make available the amount of its Commitment Percentage of any requested Loan, the Applicable Agent shall notify the Applicable Borrower of the identity of such Lender and the amount such Lender has not made available to the Applicable Agent.

2.9.2. Advances by Applicable Agent. The Applicable Agent may, unless notified to the contrary by any Applicable Lender prior to a Drawdown Date of a Domestic Revolving Loan, European Loan, Canadian Revolving Loan or Australian Loan assume that such Lender has made available to the Applicable Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Loans to be made on such Drawdown Date, and the Applicable Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount. If any Applicable Lender makes available to the Applicable Agent such amount on a date after such Drawdown Date, such Applicable Lender shall pay to the Applicable Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the Federal Funds Rate, times (b) the amount of such Lender’s Commitment Percentage of such Loans, times (c) a fraction, the numerator of which is the number of days that shall have elapsed from and including such Drawdown Date to the date on which the amount of such Applicable Lender’s Commitment Percentage of such Loans shall become immediately available to the Applicable Agent, and the denominator of which is 360. A statement of the Applicable Agent submitted to such Applicable Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Applicable Agent by such Lender. If the amount of such Lender’s Commitment Percentage of such Loans is not made available to the Applicable Agent by such Lender within three (3) Business Days following such Drawdown Date, the Applicable Agent shall be entitled to recover such amount from the Applicable Borrower on demand, with interest thereon at the rate per annum applicable to the applicable Loans made on such Drawdown Date.

Percentage of the Loans to be made on such Drawdown Date, and the Applicable Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount. If any Applicable Lender makes available to the Applicable Agent such amount on a date after such Drawdown Date, such Applicable Lender shall pay to the Applicable Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the Federal Funds Rate, times (b) the amount of such Lender’s Commitment Percentage of such Loans, times (c) a fraction, the numerator of which is the number of days that shall have elapsed from and including such Drawdown Date to the date on which the amount of such Applicable Lender’s Commitment Percentage of such Loans shall become immediately available to the Applicable Agent, and the denominator of which is 360. A statement of the Applicable Agent submitted to such Applicable Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Applicable Agent by such Lender. If the amount of such Lender’s Commitment Percentage of such Loans is not made available to the Applicable Agent by such Lender within three (3) Business Days following such Drawdown Date, the Applicable Agent shall be entitled to recover such amount from the Applicable Borrower on demand, with interest thereon at the rate per annum applicable to the applicable Loans made on such Drawdown Date.

2.9.3. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Credit Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate (including funding such Loans through a foreign branch or Affiliate of such Lender, so long as such funding does not adversely affect the Borrowers).

2.10. Reallocation of Commitments.

(a) Subject to the conditions set forth in this §2.10, the Borrowers shall have the right once during each fiscal quarter upon five (5) Business Days prior written notice to the Administrative Agent to (i) increase the Aggregate Domestic Revolving Loan Commitments by reducing and reallocating by an equivalent amount all or a portion of the Aggregate Canadian Revolving Loan Commitments and/or the Aggregate European Commitments and/or the Aggregate Australian Commitments to the Aggregate Domestic Revolving Loan Commitments, (ii) increase the Aggregate Canadian Revolving

Loan Commitments by reducing and reallocating by an equivalent amount a portion of the Aggregate Domestic Revolving Loan Commitments to the Aggregate Canadian Revolving Loan Commitments, (iii) increase the Aggregate European Commitments by reducing and reallocating by an equivalent amount a portion of the Aggregate Domestic Revolving Loan Commitments to the Aggregate European Commitments and/or (iv) increase the Aggregate Australian Commitments by reducing or reallocating by an equivalent amount a portion of the Aggregate Domestic Revolving Loan Commitments to the Aggregate Australian Commitments; provided that any such increase shall not be an amount less than $5,000,000.

(b) Any Reallocation pursuant to this §2.10 shall be subject to the following conditions:

(i) Each Reallocation of applicable Commitment amounts shall be made only between the offices or Affiliates of Applicable Lenders such that the sum of all the applicable Commitments of each Applicable Lender and its Affiliates shall not be increased or decreased as a result of any Reallocation. Each Applicable Lender, on behalf of itself and its Affiliates, hereby undertakes to comply with the lending obligations arising pursuant to any Reallocation of Commitments.

(ii) Each increase in (A) the Aggregate Domestic Revolving Loan Commitments shall be offset by a corresponding and equivalent reduction in one or more of the Aggregate Canadian Revolving Loan Commitments, Aggregate European Commitments and Aggregate Australian Commitments, and (B) the Aggregate Canadian Revolving Loan Commitments, Aggregate European Commitments or Aggregate Australian Commitments, as the case may be, shall be offset by a corresponding and equivalent reduction in the Aggregate Domestic Revolving Loan Commitments, such that the Total Commitment in effect immediately before a Reallocation shall be equal to the Total Commitment immediately after, and after giving effect to, such Reallocation.

(iii) No Reallocation shall increase (A) the Aggregate Canadian Revolving Loan Commitments in excess of $20,000,000, (B) the Aggregate European Commitments in excess of $25,000,000 or (C) the Aggregate Australian Commitments in excess of $100,000,000 (as any of the same may be increased pursuant to §27.2).

(iv) No Reallocation shall result in (A) any Domestic Lender having a positive Canadian Revolving Loan Commitment, European Commitment or Australian Commitment if such Domestic Lender, or its Affiliate, did not have such positive Canadian Revolving Loan Commitment, European Commitment or Australian Commitment on the Closing Date or acquire such applicable Commitment by assignment after the Closing Date, or (B) any European Lender having a positive Canadian Revolving Loan Commitment or Australian Commitment if such European Lender, or its Affiliate, did not have such positive Canadian Revolving Loan Commitment or Australian Commitment on the Closing Date or acquire such applicable Commitment by assignment after the Closing Date, or

(C) any Canadian Lender having a positive European Commitment or Australian Commitment if such Canadian Lender, or its Affiliate, did not have such positive European Commitment or Australian Commitment on the Closing Date or acquire such applicable Commitment by assignment after the Closing Date, or (D) any Australian Lender having a positive European Commitment or Canadian Revolving Loan Commitment if such Australian Lender, or its Affiliate, did not have such positive European Commitment or Canadian Revolving Loan Commitment on the Closing Date or acquire such applicable Commitments by assignment after the Closing Date.

(v) Subject to §2.10(b)(iv), each Reallocation shall be made pro rata among the Lenders whose Applicable Commitments are being reallocated from one Applicable Commitment to another, but shall not cause the Applicable Commitments of any other Lenders to change (but will result in a change in Commitment Percentages).

(vi) Subject to §§6.6 and 6.7, in no event shall (A) the Aggregate Domestic Revolving Loan Commitments be reduced to an amount less than the greater of (x) $130,000,000 and (y) the Total Domestic Revolver Exposure; (B) the Aggregate Canadian Revolving Loan Commitments be reduced to an amount less than the Total Canadian Revolver Exposure; (C) the Aggregate European Commitments be reduced to an amount less than the Total European Exposure; or (D) the Aggregate Australian Commitments be reduced to an amount less than the Total Australian Exposure.

(c) The Applicable Agent shall (i) notify each of the Lenders promptly after receiving any notice of a Reallocation delivered by the Applicable Borrower pursuant to this §2.10 and (ii) promptly upon the effectiveness of any such Reallocation, distribute to each Lenders an updated Schedule II hereto, reflecting the changes in the respective Applicable Commitments of the Lenders.

2.11. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in Letter of Credit Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent and any other Applicable Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in Letter of Credit Obligations and applicable Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Letter of Credit Obligations or Swingline Loans to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

3.	THE TERM LOANS.

3.1. Commitment to Lend.

(a) Subject to the terms and conditions set forth in this Credit Agreement, each Domestic Lender agrees to lend Dollars to the U.S. Borrower on the Closing Date in the amount of such Lender’s Commitment Percentage set forth on Schedule II (the “Domestic Term Loan”).

(b) Subject to the terms and conditions set forth in this Credit Agreement, each Canadian Lender agrees to lend Canadian Dollars to the Canadian Borrower on the Closing Date in the amount of such Lender’s Commitment Percentage set forth on Schedule II (the “Canadian Term Loan”).

3.2. Term Notes.

(a) The Domestic Term Loan made by each Domestic Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Domestic Lender shall be conclusive absent manifest error of the amount of the Domestic Term Loan made by the Domestic Lenders to the U.S. Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the U.S. Borrower hereunder to pay any amount owing with respect to the applicable Obligations. In the event of any conflict between the accounts and records maintained by any Domestic Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Domestic Lender made through the Administrative Agent, the U.S. Borrower shall execute and deliver to such Lender

(through the Administrative Agent) a promissory note in substantially the form of Exhibit B-1 hereto (a “Domestic Term Note”), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with §20 hereof) and completed with appropriate insertions. Each such Note shall be payable to the order of such Lender and shall evidence such Lender’s applicable Loans in addition to such accounts or records. Each such Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) The Canadian Term Loan made by each Canadian Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Canadian Agent in the ordinary course of business. The accounts or records maintained by the Canadian Agent and each Canadian Lender shall be conclusive absent manifest error of the amount of the Canadian Term Loan made by the Canadian Lenders to the Canadian Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Canadian Borrower hereunder to pay any amount owing with respect to the Canadian Obligations. In the event of any conflict between the accounts and records maintained by any Canadian Lender and the accounts and records of the Canadian Agent in respect of such matters, the accounts and records of the Canadian Agent shall control in the absence of manifest error. Upon the request of any Canadian Lender made through the Canadian Agent, the Canadian Borrower shall execute and deliver to such Lender (through the Canadian Agent) a promissory note in substantially the form of Exhibit B-2 hereto (a “Canadian Term Note”), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with §20 hereof) and completed with appropriate insertions. Each such Note shall be payable to the order of such Lender and shall evidence such Lender’s applicable Loans in addition to such accounts or records. Each such Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

3.3. Schedule of Installment Payments of Principal of the Term Loans.

3.3.1. Domestic Term Loan Installment Payments. The U.S. Borrower promises to pay to the Administrative Agent for the account of the Domestic Lenders, in accordance with their respective Commitment Percentages, the principal amount of the Domestic Term Loan in quarterly installments as set forth below:

Payment Date	Principal Amount of Each Quarterly Installment
March 31, 2009 – the end of the last quarter prior to the Maturity Date	2.50% of the original principal amount of the Domestic Term Loan

Maturity Date	the remaining amount of the Domestic Term Loan

Installments on the Domestic Term Loan shall be due and payable on the last Business Day of each quarter after the Closing Date, commencing on March 31, 2009, with a final payment on the Maturity Date.

3.3.2. Canadian Term Loan Installment Payments. The Canadian Borrower promises to pay to the Canadian Agent for the account of the Canadian Lenders, in accordance with their respective Commitment Percentages, the principal amount of the Canadian Term Loan in quarterly installments as set forth below:

Payment Date	Principal Amount of Each Quarterly Installment
March 31, 2009 – the end of the last quarter prior to the Maturity Date	2.50% of the original principal amount of the Canadian Term Loan

Maturity Date	the remaining amount of the Canadian Term Loan

Installments on the Canadian Term Loan shall be due and payable on the last Business Day of each quarter after the Closing Date, commencing on March 31, 2009, with a final payment on the Maturity Date.

3.4. Interest on the Term Loans.

(a) Except as otherwise provided in §6.10, the Domestic Term Loan shall bear interest for each day during each Interest Period at a rate per annum equal to (i) the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time or (ii) the LIBOR Rate determined for such Interest Period plus the Applicable Margin with respect to LIBOR Rate Loans as in effect from time to time. Interest shall be payable on each Interest Payment Date with respect thereto and on the Maturity Date. The U.S. Borrower promises to pay interest on the Domestic Term Loan from the Closing Date until the Maturity Date in accordance with the provisions of this §3.4.

(b) Except as otherwise provided in §6.10, the Canadian Term Loan shall bear interest for each day during each Interest Period at a rate per annum equal to (i) the Canadian Base Rate plus the Applicable Margin with respect to Canadian Base Rate Loans as in effect from time to time or (ii) the LIBOR Rate determined for such Interest Period plus the Applicable Margin with respect to LIBOR Rate Loans as in effect from time to time. Interest shall be payable on each Interest Payment Date with respect thereto and on the Maturity Date. The Canadian Borrower promises to pay interest on the Canadian Term Loan from the Closing Date until the Maturity Date in accordance with the provisions of this §3.4.

3.5. Notification of Term Loans.

(a) The U.S. Borrower shall notify the Administrative Agent, such notice to be irrevocable, at least three (3) Business Days prior to the Drawdown Date of the Interest Period for the Domestic Term Loan if all or any portion of the Domestic Term Loan is to bear interest at the LIBOR Rate. With respect to the Domestic Term Loan, the provisions of §2.8 shall apply mutatis mutandis with respect to all or any portion of the Domestic Term Loan so that the U.S. Borrower may have the same interest rate options with respect to all or any portion of the Domestic Term Loan as it would be entitled to with respect to the Domestic Revolving Loans.

(b) The Canadian Borrower shall notify the Canadian Agent, such notice to be irrevocable, at least three (3) Business Days prior to the Drawdown Date of the Canadian Term Loan of the Interest Period for the Canadian Term Loan if all or any portion of the Canadian Term Loan is to bear interest at the LIBOR Rate. With respect to the Canadian Term Loan, the provisions of §2.8 shall apply mutatis mutandis with respect to all or any portion of the Canadian Term Loan so that the Canadian Borrower may have the same interest rate options with respect to all or any portion of the Canadian Term Loan as it would be entitled to with respect to the Canadian Revolving Loans.

3.6. Interest Periods. No Interest Period relating to any Term Loan or any portion thereof bearing interest at the LIBOR Rate shall extend beyond the date on which the regularly scheduled installment payments of the principal of such Term Loan is to be made, unless a portion of such Term Loan at least equal to such installment payments has an Interest Period ending on such date.

4.	MANDATORY REPAYMENT OF LOANS.

4.1. Maturity of Loans. The Loans shall be absolutely due and payable on the Maturity Date. Each Borrower hereby promises to pay to the Applicable Agent for the pro rata accounts of the Applicable Lenders all of the applicable outstanding Loans, together with any and all accrued and unpaid interest thereon on the Maturity Date.

4.2. Mandatory Repayments of Loans. If at any time for any reason the Total Domestic Revolver Exposure exceeds the Aggregate Domestic Revolving Loan Commitments, the Dollar Equivalent of the Total European Exposure exceeds the Aggregate European Commitments, the Dollar Equivalent of the Total Australian Exposure exceeds the Aggregate Australian Commitments or the Dollar Equivalent of the Total Canadian Revolver Exposure exceeds the Aggregate Canadian Revolving Loan Commitments, then the Applicable Borrower shall immediately pay the amount of such excess to the Applicable Agent for the respective accounts of the Applicable Lenders.

4.3. Optional Repayments of Loans.

4.3.1. Domestic Revolving Loans. The U.S. Borrower shall have the right, at its election, to repay the outstanding amount of the Domestic Revolving Loans, as a whole or in part, at any time without penalty or premium, provided that, any full or partial prepayment of the outstanding amount of any Domestic Revolving Loan that is a LIBOR Rate Loan pursuant to this §4.3.1 made on a day other than the last day of the Interest Period relating thereto shall be subject to compliance with §6.9. The U.S. Borrower shall give the Administrative Agent, no later than 10:00 a.m., Eastern time, at least (a) one (1) Business Day prior written notice of any proposed prepayment of a Domestic Revolving Loan that is a Base Rate Loan pursuant to this §4.3.1, and (b) two (2) Business Days prior written notice of any proposed prepayment of a Domestic Revolving Loan that is a LIBOR Rate Loan pursuant to this §4.3.1, in each case specifying the proposed date of prepayment of such Domestic Revolving Loan and the principal amount to be paid. Each such partial prepayment of the Domestic Revolving Loan shall be in an integral multiple of $500,000 and shall be applied by the Administrative Agent, in the absence of instruction by the U.S. Borrower, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans. Each partial prepayment shall be allocated among the Domestic Lenders in accordance with such Lender’s Commitment Percentage, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4.3.2. European Loans. The European Borrower shall have the right, at its election, to repay the outstanding amount of the European Loans, as a whole or in part, at any time without penalty or premium, provided that, any full or partial prepayment of the outstanding amount of any European Loan pursuant to this §4.3.2 made on a day other than the last day of the Interest Period relating thereto shall be subject to compliance with §6.9. The European Borrower shall give the European Agent, no later than 12:00 p.m., London time, at least five (5) Business Days prior written notice of any proposed prepayment of such European Loan pursuant to this §4.3.2, specifying the proposed date of prepayment of such European Loan and the principal amount to be paid. Each such partial prepayment of the European Loan shall be in an integral multiple of EUR500,000. Each partial prepayment shall be allocated among the European Lenders in accordance with such Lender’s Commitment Percentage, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4.3.3. Canadian Revolving Loans. The Canadian Borrower shall have the right, at its election, to repay the outstanding amount of the Canadian Revolving Loans, as a whole or in part, at any time without penalty or premium, provided that, any full or partial prepayment of the outstanding amount of any Canadian Revolving Loan pursuant to this §4.3.3 made on a day other than the last day of the Interest Period relating thereto shall be subject to compliance with §6.9. The Canadian Borrower shall give the Administrative Agent, no later than 12:00 p.m., Eastern time, at least two (2) Business Days prior written notice of any proposed prepayment of such Canadian Revolving Loan pursuant to this §4.3.3, specifying the proposed date of prepayment of such Canadian Revolving Loan and the principal amount to be paid. Each such partial prepayment of the Canadian Revolving Loan shall be in an integral multiple of Cdn. $500,000. Each partial prepayment shall be allocated among the Canadian Lenders in accordance with such Lender’s Commitment Percentage, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4.3.4. Australian Loans. The Australian Borrower shall have the right, at its election, to repay the outstanding amount of the Australian Loans, as a whole or in part, at any time without penalty or premium, provided that, any full or partial prepayment of the outstanding amount of any Australian Loan pursuant to this §4.3.4 made on a day other than the last day of the Interest Period relating thereto shall be subject to compliance with §6.9. The Australian Borrower shall give the Australian Agent, no later than 12:00 p.m., Sydney time, at least five (5) Business Days prior written notice of any proposed prepayment of such Australian Loan pursuant to this §4.3.4, specifying the proposed date of prepayment of such Australian Loan and the principal amount to be paid. Each such partial prepayment of the Australian Loan shall be in an integral multiple of AUD500,000. Each partial prepayment shall be allocated among the Australian Lenders in accordance with such Lender’s Commitment Percentage, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4.3.5. Domestic Term Loan. The U.S. Borrower shall have the right at any time to prepay the Domestic Term Loan on or before the Maturity Date, as a whole, or in part, upon not less than two (2) Business Days prior written notice to the Administrative Agent, without premium or penalty, provided that, subject to compliance with §6.9, (a) each partial prepayment shall be in an integral multiple of $500,000, (b) any full or partial portion of the Domestic Term Loan bearing interest at the LIBOR Rate may be prepaid pursuant to this §4.3.5 on a day other than the last day of the Interest Period relating thereto, and (c) each partial prepayment shall be allocated among the Domestic Lenders in accordance with such Lender’s Commitment Percentage. Any prepayment of principal of the Domestic Term Loan shall include all interest accrued to the date of prepayment and shall be applied against the scheduled installments of principal due on the Domestic Term Loan in direct order of maturity. No amount repaid with respect to the Domestic Term Loan may be reborrowed.

4.3.6. Canadian Term Loan. The Canadian Borrower shall have the right at any time to prepay the Canadian Term Loan on or before the Maturity Date, as a whole, or in part, upon not less than two (2) Business Days prior written notice to the Canadian Agent, without premium or penalty, provided that, subject to compliance with §6.9, (a) each partial prepayment shall be in an integral multiple of Cdn. $500,000, (b) any full or partial portion of the Canadian Term Loan bearing interest at the LIBOR Rate may be prepaid pursuant to this §4.3.6 on a day other than the last day of the Interest Period relating thereto, and (c) each partial prepayment shall be allocated among the Canadian Lenders in accordance with such Lender’s Commitment Percentage. Any prepayment of principal of the Canadian Term Loan shall include all interest accrued to the date of prepayment and shall be applied against the scheduled installments of principal due on the Canadian Term Loan in direct order of maturity. No amount repaid with respect to the Canadian Term Loan may be reborrowed.

5.	LETTERS OF CREDIT.

5.1. Letter of Credit Commitments.

5.1.1. Commitment to Issue Letters of Credit.

(a) Subject to the terms and conditions hereof and the execution and delivery by the Applicable Borrower of a letter of credit application on the Issuing Lender’s customary form (a “Letter of Credit Application”), the Issuing Lender on behalf of the Applicable Lenders and in reliance upon the agreement of the Applicable Lenders set forth in §5.1.4 and upon the representations and warranties of the Applicable Borrower contained herein, agrees, in its individual capacity, to issue and extend for the account of the Applicable Borrower (to support obligations of the Applicable Borrower or its Subsidiaries) one or more standby or documentary letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Applicable Borrower and agreed to by the Issuing Lender; provided, however, that, after giving effect to such request, (i) the outstanding Letter of Credit Obligations in respect of the U.S. Borrower do not exceed $30,000,000, (ii) the outstanding Letter of Credit Obligations in respect of the European Borrower do not exceed $15,000,000, (iii) the outstanding Letter of Credit Obligations in respect of the Canadian Borrower do not exceed $15,000,000, (iv) the outstanding Letter of Credit Obligations in respect of the Australian Borrower do not exceed $15,000,000, (v) the total outstanding Letter of Credit Obligations do not exceed $45,000,000 (the “Letter of Credit Sublimit”); (vi) the Total Domestic Revolver Exposure shall not exceed the Aggregate Domestic Revolving Loan Commitments, (vii) the Total European Exposure shall not exceed the Aggregate European Commitments, (viii) the Total Canadian Revolver Exposure shall not exceed the Aggregate Canadian Revolving Loan Commitments and (ix) the Total Australian Exposure shall not exceed the Aggregate Australian Commitments. Notwithstanding any other provisions of this Credit Agreement, the Issuing Lender shall not issue or extend a Letter of Credit after it has received notice from any Lender or any Agent that a Default or Event of Default has occurred and stating that no Letters of Credit are to be issued or extended until such Default or Event of Default has been cured or waived in accordance with the provisions of this Credit Agreement.

(b) The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Lender in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate (A) any laws or (B) one or more policies of the Issuing Lender, provided that such policies have been disclosed to the Applicable Borrower prior to its request for the issuance of such Letter of Credit;

(iii) except as otherwise agreed by the Issuing Lender, such Letter of Credit is in an initial face amount less than $50,000;

(iv) such Letter of Credit is to be denominated in a currency other than Dollars, Euro, Australian Dollars or Canadian Dollars, as the case may be;

(v) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(vi) a default of any Applicable Lender’s obligations to fund under §5.3 exists or any Applicable Lender which has a Domestic Revolving Loan, European Loan, Australian Loan or Canadian Revolving Loan, as the case may be has failed to fund any portion of any participations in Letter of Credit Obligations required to be funded by it hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the U.S. Borrower or such Applicable Lender to eliminate the Issuing Lender’s risk with respect to such Lender.

(c) The Issuing Lender shall act on behalf of the Applicable Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (A) provided to the Agents in §16 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agents” as used in §16 included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

5.1.2. Letter of Credit Applications.

(a) Each Letter of Credit shall be issued upon the request of the U.S. Borrower, the Canadian Borrower, the Australian Borrower, or the European Borrower, as the case may be, delivered to the Issuing Lender (with a copy to the Applicable Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an authorized officer of the Applicable Borrower. Such Letter of Credit Application must be received by the Issuing Lender and the Applicable Agent not later than 11:00 a.m. (local time) at least two Business Days (or such later date and time as the Applicable Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof;

(v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the Issuing Lender may require. Additionally, the Applicable Borrower shall furnish to the Issuing Lender and the Applicable Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Lender or the Applicable Agent may require. Unless the Issuing Lender has received written notice from any Lender, the Applicable Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in §13 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the U.S. Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Applicable Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.

(b) Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Applicable Agent (by telephone or in writing) that the Applicable Agent has received a copy of such Letter of Credit Application from the Applicable Borrower and, if not, the Issuing Lender will provide the Applicable Agent with a copy thereof. Unless the Issuing Lender has received written notice from any Lender, any Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in §13 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Applicable Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of Lender’s applicable Commitment Percentage times the amount of such Letter of Credit.

5.1.3. Terms of Letters of Credit. Each Letter of Credit issued or extended hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, (b) subject to clause (c) hereof, shall have a term of not more than one (1) year from the date of issuance or extension thereof and (c) have an expiry date no later than the date which is seven

(7) days prior to the Maturity Date. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

5.1.4. Reimbursement Obligations of Lenders. Each Applicable Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s applicable Commitment Percentage, to reimburse the Issuing Lender on demand for the amount of each draft paid by the Issuing Lender under each applicable Letter of Credit to the extent that such amount is not reimbursed by the Applicable Borrower pursuant to §5.2 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender). Without limiting the foregoing, each Applicable Lender’s obligation to purchase Letter of Credit Participations shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Applicable Agent, the Issuing Lender, the Applicable Borrower or any other Person for any reason whatsoever; (b) the occurrence and continuation of any Default or Event of Default; (c) any adverse change in the condition (financial or otherwise) of any Borrower, any of the Guarantors or any Lender; (d) any breach of any of the Loan Documents by any Borrower, any of the Guarantors or any Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

5.1.5. Participations of Lenders. Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Applicable Borrower’s Reimbursement Obligation under §5.2 in an amount equal to such payment. Each Applicable Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §5.2.

5.2. Reimbursement Obligation of the Borrowers. In order to induce the Issuing Lender to issue and extend each Letter of Credit and the Applicable Lenders to participate therein, each Borrower hereby agrees to reimburse or pay to the Applicable Agent, for the account of the Issuing Lender or (as the case may be) the Applicable Lenders, with respect to each Letter of Credit issued or extended by the Issuing Lender to it hereunder:

(a) except as otherwise expressly provided in §5.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Issuing Lender, or the Issuing Lender otherwise makes a payment with respect thereto, (i) the amount paid by the Issuing Lender under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Issuing Lender or any Applicable Lender in connection with any payment made by the Issuing Lender or any Applicable Lender under, or with respect to, such Letter of Credit;

(b) upon the reduction (but not termination) of the Applicable Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Applicable Agent for the benefit of the Issuing Lender as cash collateral for all Reimbursement Obligations; and

(c) upon the termination of the Applicable Commitment or the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §14, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Applicable Agent for the benefit of the Issuing Lender as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Applicable Agent at the Applicable Agent’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Applicable Borrower under this §5.2 at any time from the date such amounts become due and payable (whether as stated in this §5.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Applicable Agent.

5.3. Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Issuing Lender shall notify the Applicable Borrower and the Applicable Agent of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Applicable Borrower fails to reimburse the Applicable Agent for the account of the Issuing Lender as provided in §5.2 on or before the date that such draft is paid or other payment is made by the Issuing Lender, the Applicable Agent will promptly notify the Applicable Lenders of the amount of any such Unpaid Reimbursement Obligation and shall specify such amount required from each of the Applicable Lenders. No later than 3:00 p.m. (Eastern time) on the Business Day next following the receipt of such notice, each Applicable Lender shall make available to the Applicable Agent, at the Applicable Agent’s Office, in immediately available funds, such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to (a) the average, computed for the period referred to in clause (c) below, of the Federal Funds Rate, times (b) the amount equal to such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Issuing Lender paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Applicable Agent, and the denominator of which is 360. The responsibility of the Issuing Lender to the Applicable Borrower and the Applicable Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. From and after such purchase of the applicable Letter of Credit Participations, such Unpaid Reimbursement Obligations shall be deemed to have been converted into Base Rate Loans made by the Applicable Lenders.

5.4. Obligations Absolute. The obligation of the Applicable Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit issued in respect of such Applicable Borrower or any of its Subsidiaries and to repay each Letter of Credit Borrowing with respect thereto shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances (other than in the case of gross negligence or willful misconduct of the Issuing Lender), including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;

(b) the existence of any claim, counterclaim, setoff, defense or other right that the Applicable Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Applicable Borrower.

The Applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Applicable Borrower’s instructions or other irregularity, the Applicable Borrower will immediately notify the Issuing Lender. The Applicable Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

5.5. Role of Issuing Lender. Each Applicable Lender and the Applicable Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, the Applicable Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Applicable Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Applicable Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, the Agents, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender, shall be liable or responsible for any of the matters described in clauses (a) through (e) of §5.4; provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to a Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

5.6. Cash Collateral. Upon the request of any Agent, (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an Letter of Credit Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, the Applicable Borrower (or GWI, on such Borrower’s behalf) shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations.

(a) In addition, if any Agent notifies any Borrower at any time that the Dollar Equivalent of the outstanding amount of all Letter of Credit Obligations at such time exceeds 105% of the applicable Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Applicable Borrower (or GWI, on such Borrower’s behalf) shall Cash Collateralize the applicable Letter of Credit Obligations in an amount equal to the amount by which the Dollar Equivalent of the outstanding amount of all such Borrower’s Letter of Credit Obligations exceeds the Letter of Credit Sublimit.

(b) Each Borrower, to the extent applicable, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing that have been deposited by such Borrower pursuant to this Section. Cash Collateral shall be maintained in blocked deposit accounts at Bank of America.

5.7. Applicability of International Standby Practices and Uniform Customs. Unless otherwise expressly agreed by the Issuing Lender and the Applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the International Standby Practices shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

5.8. Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

5.9. Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Applicable Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit. Each Applicable Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

5.10. Letter of Credit Fee. Each Applicable Borrower shall, on the first day of each calendar quarter for the immediately preceding calendar quarter, pay a fee (in each case, a “Letter of Credit Fee”) to the Applicable Agent in respect of each Letter of Credit at a rate per annum equal to the Applicable Margin with respect to Letters of Credit multiplied by the face amount of such Letter of Credit. Such Letter of Credit Fee shall be allocated pro rata (according to the applicable Commitment Percentages) to each Applicable Lender. In addition, the Applicable Borrower shall pay to the Applicable Agent, for the account of the Issuing Lender, (a) a fee at a rate per annum equal to one-eighth of one percent (0.125%) multiplied by the face amount of each Letter of Credit, such fee to be payable quarterly in arrears on the first Business Day after the end of each calendar quarter for such calendar quarter then ending and (b) standard issuance, extension, processing, negotiating, amendment and administration fees, as determined in accordance with the Issuing Lender’s or the Applicable Agent’s customary fees and charges for similar facilities, such fees to be payable at such time or times as such charges are customarily made by the Issuing Lender.

5.11. Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

6.	CERTAIN GENERAL PROVISIONS.

6.1. Fees.

6.1.1. Agent’s Fees. The Borrowers agree to pay from time to time to the Administrative Agent, for its own account, such fees (collectively, the “Agent’s Fees”) as are set forth in the Fee Letter.

6.1.2. Closing Fees. The Borrowers agree to pay to the Administrative Agent on the Closing Date the closing fees set forth in the Fee Letter.

6.1.3. Ticking Fee. In the event that the Closing Date does not occur within 45 days of the date hereof, the Borrowers agree to pay to the Arranger, for the account of the Lenders (including Bank of America), a fee (the “Ticking Fee”) for the period from the 46th day following the date hereof until the Closing Date earned for each day elapsed at the rate of 0.20% per annum on $570,000,000. Such Ticking Fee shall be due and payable in full upon the Closing Date; provided, however, that to the extent the Closing Date has not occurred by December 31, 2008, such Ticking Fee shall be paid in full on December 31, 2008. The parties hereto acknowledge and agree that the Ticking Fee set forth herein shall replace and supersede the “Ticking Fee” under and as defined in the Fee Letter.

6.2. Funds for Payments.

6.2.1. Payments to Agents.

(a) The Administrative Agent shall debit an account of the U.S. Borrower with the Administrative Agent for all (i) interest payments when due as provided in §§2.5 and 3.4 with respect to the Domestic Notes or otherwise due hereunder, (ii) Domestic Revolving Loan Commitment Fees when due as provided in §2.2, and (iii) Letter of Credit Fees when due as provided in §5.10. The failure of the Administrative Agent to debit such account as provided herein with respect to any such payments shall not constitute a waiver of any payment due hereunder. All payments of principal, Reimbursement Obligations and any other amounts due hereunder or under any of the other Loan Documents in respect of the Domestic Notes shall be made to the Administrative Agent, for the respective accounts of the Domestic Lenders and the Administrative Agent, at the Administrative Agent’s Office, in each case in immediately available funds without setoff or counterclaim or other deduction.

(b) The Canadian Agent shall debit an account of the Canadian Borrower with the Canadian Agent for all (i) interest payments when due as provided in §§2.5 and 3.4 with respect to the Canadian Notes or otherwise due hereunder (ii) Canadian Revolving Loan Commitment Fees when due as provided in §2.2, and (iii) Letter of Credit Fees when due as provided in §5.10. The failure of the Canadian Agent to debit such account as provided herein with respect to any such payments shall not constitute a waiver of any payment due hereunder. All payments of principal and any other amounts due hereunder or under any of the other Loan Documents in respect to the Canadian Notes shall be made to the Canadian Agent, for the respective accounts of the Canadian Lenders and the Canadian Agent, at the Canadian Agent’s Office, in each case in immediately available funds.

(c) The European Agent shall debit an account of the European Borrower with the European Agent for all (i) interest payments when due as provided in §2.5 with respect to the European Notes or otherwise due hereunder (ii) European Commitment Fees when due as provided in §2.2, and (iii) Letter of Credit Fees when due as provided in §5.10. The failure of the European Agent to debit such account as provided herein with respect to any such payments shall not constitute a waiver of any payment due hereunder. All payments of principal and any other amounts due hereunder or under any of the other Loan Documents in respect to the European Notes shall be made to the European Agent, for the respective accounts of the European Lenders and the European Agent, at the European Agent’s Office, in each case in immediately available funds.

(d) The Australian Agent shall debit an account of the Australian Borrower with the Australian Agent for all (i) interest payments when due as provided in §2.5 with respect to the Australian Notes or otherwise due hereunder, (ii) Australian Commitment Fees when due as provided in §2.2, and (iii) Letter of Credit Fees when due as provided in §5.10. The failure of the Australian Agent to debit such account as provided herein with respect to any such payments shall not constitute a waiver of any payment due hereunder. All payments of principal and any other amounts due hereunder or under any of the other Loan Documents in respect to the Australian Notes shall be made to the Australian Agent, for the respective accounts of the Australian Lenders and the Australian Agent, at the Australian Agent’s Office, in each case in immediately available funds.

6.2.2. Currency Matters.

(a) Dollars are the currency of account and payment for each and every sum at any time due from the U.S. Borrower hereunder.

(b) Canadian Dollars, Euro and Australian Dollars are the currency of account and payment for each and every sum at any time due from the Canadian Borrower, European Borrower and Australian Borrower, respectively, hereunder; provided that:

(i) each payment in respect of costs, expenses and indemnities shall be made in the currency in which the same were incurred; and

(ii) any amount expressed to be payable in a currency other than Canadian Dollars, Euro or Australian Dollars, as applicable, shall be paid in that other currency.

(c) No payment to any Agent or any Lender (whether under any judgment or court order or otherwise) shall discharge the obligation or liability in respect of which it was made unless and until such Agent or such other Lender shall have received payment in full in the currency in which such obligation or liability was incurred, and to the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, the Borrowers shall indemnify and reimburse such Agent or such other Lender, as the case may be, with respect to the amount of the shortfall, with such indemnity surviving the termination of this Credit Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall.

(d) If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Credit Agreement in Dollars or in any other currency (hereinafter in this §6.2.2 called the “first currency”) into any other currency (hereinafter in this §6.2.2 called the “second currency”), then the conversion shall be made at the Spot Rate at the Applicable Agent’s close of business on the Business Day next preceding the day on which the final judgment is given or (as the case may be) the final order is made. Any payment made to any Agent or any Lender pursuant to this Credit Agreement in the second currency shall constitute a discharge of the obligations of the Borrowers to pay to such Agent and the Lenders any amount originally due to such Agent and the Lenders in the first currency under this Credit Agreement only to the extent of the amount of the first currency which such Agent and each of the Lenders is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with such Agent’s and such Lender’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to any Agent and the Lenders in the first currency under this Credit Agreement, the Borrowers hereby jointly and severally agree that they will indemnify the Agents and each of the Lenders against and save Agents and each of the Lenders harmless from any shortfall so arising. This indemnity shall constitute a joint and several obligation of the Borrowers separate and independent from the other obligations contained in this Credit Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to any Agent or any Lender under this Credit Agreement or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by such Agent and each such Lender, as the case may be, and the Borrowers shall not be entitled to require any proof or evidence of any actual loss. The covenant contained in this §6.2.2 shall survive the payment in full of all of the other obligations of the Borrowers under this Credit Agreement.

(e) For all purposes of this Credit Agreement, the amount in one currency which shall be equivalent on any particular date to a specified amount in another currency shall be that amount (as conclusively ascertained by the Applicable Agent) in the first currency which is or could be purchased by the Applicable Agent (in accordance with its normal banking practices) with such specified amount in the second currency in any recognized Eurocurrency Interbank Market selected by the Applicable Agent in good faith for delivery on such date at the Spot Rate on such date.

6.3. Computations. All computations of interest on LIBOR Rate Loans and of Commitment Fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. All computations of interest with respect to Base Rate Loans, Euro Base Rate Loans, Australian Base Rate Loans, and Canadian Base Rate Loans shall be based on a 365-day year, and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day the due date for such payment shall be extended to the next succeeding Business Day and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the applicable Note Records from time to time shall be considered correct and binding on the Applicable Borrower unless within five (5) Business Days after receipt of any notice by the Applicable Agent or Applicable Lender of such outstanding amount, such Agent or such Lender shall notify the Applicable Borrower to the contrary. With respect to the Canadian Loans, whenever interest is payable hereunder on the basis of a year of 365 or 360 days, for the purposes of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable hereunder multiplied by the actual number of days in the year and divided by 365 or 360, as applicable. All interest will be calculated using the nominal rate method and not the effective rate method and the deemed reinvestment principle shall not apply to such calculations.

6.4. Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Applicable Agent shall determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any such Loan during any Interest Period, such Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Applicable Borrower and the Applicable Lenders) to the Applicable Borrower and the Applicable Lenders. In such event (a) any Loan Request or Conversion Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, Canadian Base Rate Loans, or, in the case of the European Borrower or the Australian Borrower, Euro Base Rate Loans or Australian Base Rate Loans, as applicable, or such other interest basis that may be available to the European Lenders or the Australian Lenders, as the case may be, (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, a Canadian Base Rate Loan, or, in the case of the European Borrower or the Australian Borrower, a Euro Base Rate Loan or an Australian Base Rate Loan, or a Loan with such other interest basis that may be available to the European Lenders or the Australian Lenders, as the case may be, and (c) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Applicable Agent determines that the circumstances giving rise to such suspension no longer exists, whereupon such Agent shall so notify the Applicable Borrowers and the Applicable Lenders.

6.5. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrowers and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans or convert Base Rate Loans or Canadian Base Rate Loans to LIBOR Rate Loans shall forthwith be suspended and (b) such Lender’s then outstanding LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans or Canadian Base Rate Loans or, in the case of the European Borrower or the Australian Borrower, Euro Base Rate Loans or Australian Base Rate Loans, or Loans with such other interest basis that may be available to the European Lenders or the Australian Lenders, as the case may be, as applicable on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Each Borrower, hereby agrees promptly to pay the Applicable Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this §6.5, including any interest or fees payable by such Lender to Lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

6.6. Additional Costs, Etc. If the adoption of any future applicable law or any change in any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or any Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Lender or any Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement (including, without limitation, taxes or other charges imposed as a result of such Lender’s non-resident status), the other Loan Documents, any Letters of Credit, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or such Agent), or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender or any Agent under this Credit Agreement or any of the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, prudential assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(d) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining LIBOR Rate Loans;

(e) impose on any Lender or any Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender’s Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender’s Commitment forms a part, and the result of any of the foregoing is

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment or any Letter of Credit, or

(ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender, or such Agent hereunder on account of such Lender’s Commitment, any Letter of Credit or any of the Loans, or

(iii) to require such Lender or such Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or such Agent from any of the Borrowers hereunder, then, and in each such case, the Applicable Borrower will, within ten (10) Business Days after such Borrower’s receipt of a written request (setting forth a reasonably detailed explanation as to the reason for any additional amounts payable pursuant to this §6.6) made by such Lender or such Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or such Agent such additional amounts as will be sufficient to compensate such Lender or such Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum; provided that the Applicable Borrower shall not be required to compensate a Lender pursuant to this §6.6 for any amounts incurred more than six months prior to the date that such Lender notifies such Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

6.7. Capital Adequacy. If after the date hereof any Lender or any Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Lender or such Agent or any corporation controlling such Lender or such Agent with any law, governmental rule, regulation, policy, guideline or directive

(whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or such Agent’s commitment with respect to any Loans to a level below that which such Lender or such Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) such Agent to be material, then such Lender or such Agent may notify the Applicable Borrower of such fact. To the extent that the amount of such reduction in the return on capital is based on the Commitment, or the Loans and is not reflected in the interest or fees payable by the U.S. Borrower, the European Borrower, the Australian Borrower or the Canadian Borrower (as the case may be), such Borrower and such Lender shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which such Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Lender in light of these circumstances. If such Borrower and such Lender are unable to agree to such adjustment within thirty (30) days of the date on which such Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Lender’s reasonable determination, provide adequate compensation. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

6.8. Certificate. A certificate setting forth any additional amounts payable pursuant to §§6.6 or 6.7 and a brief explanation of such amounts which are due, submitted by any Lender or any Agent to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.

6.9. Indemnity. Each Borrower agrees to indemnify each Lender and to hold such Lender harmless from and against any loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by such Borrower in making a borrowing or conversion after such Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with §§2.6, 2.8, or 3.5 or (iii) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any LIBOR Rate Loan to a Base Rate Loan, Euro Base Rate Loan or Australian Base Rate Loan, as applicable, on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans, including, without limitation, repayments required by §4.2. Such loss or reasonable expense shall include an amount equal to (A) the excess, if any, as reasonably determined by the applicable Lender of its cost of obtaining the funds for the LIBOR Rate Loan being paid, prepaid, converted, not converted, or not borrowed, as the case may be (based on the applicable LIBOR Rate) for the period from the date of such payment, prepayment, conversion, or failure to borrow or convert, as the case may be, to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for the Loan which would have commenced on the date of such failure to borrow) over (B) the amount of interest (as reasonably determined by such

Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted, or not borrowed, converted, or prepaid for such period or Interest Period, as the case may be, which determinations shall be prima facie evidence thereof absent manifest error.

6.10. Interest After Default. During the continuance of an Event of Default, pursuant to §§14.1(a) or 14.1(b) (a “Payment Event of Default”), the principal and (to the extent permitted by applicable law) interest on the Loans and all other amounts payable hereunder or under any of the other Loan Documents (whether or not overdue) shall, until such Payment Event of Default has been cured or remedied or such Payment Event of Default has been waived by the Required Lenders pursuant to §27, bear interest at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate, Euro Base Rate, Australian Base Rate or Canadian Base Rate, as applicable) until such amount shall be paid in full (after as well as before judgment).

6.11. Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon a Borrower for (or if a Borrower is otherwise required to pay) amounts pursuant to §§6.6, 6.7 or 6.12, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in §6.4 or (c) defaults in its obligation to make Loans, in accordance with the terms of this Credit Agreement or participate in any Swingline Loan, or if any other circumstance exists under §27.1 that gives a Borrower the right to replace a Lender as a party hereto, such Borrower within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing such Borrower to be required to pay such compensation or causing §6.4 to be applicable), or default, as the case may be, may, by notice in writing to the Administrative Agent and such Affected Lender, (i) request that the Affected Lender assign all of its Loans and Commitments to a replacement lender satisfactory to the Administrative Agent and such Borrower (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans and applicable Commitments, as provided herein, but none of such Lenders shall be under an obligation to do so; or (iii) designate a Replacement Lender approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans and applicable Commitments, then such Affected Lender shall assign, in accordance with §20, all of its applicable Commitments, Loans, Letter of Credit Participations, and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, (B) prior to any such assignment, the Borrowers shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under §§6.6, 6.7 or 6.12 and (C) the Applicable Borrower shall be responsible for any fees or other amounts payable in connection with such assignment. Upon the effective date of such assignment, the Applicable Borrower shall issue replacement Notes, if applicable, to such Replacement Lender and/or non-Affected Lenders, as the case may be, and such institution shall become a “Lender” for all purposes under this Credit Agreement and the other Loan Documents.

6.12. Taxes.

(a) All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any Indemnified Taxes or Other Taxes unless any Borrower is compelled by law to make such deduction or withholding. If any such Indemnified Taxes or Other Taxes are imposed upon a Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, (i) such Borrower will pay to the Applicable Agent, for the account of the Applicable Lenders or (as the case may be) the Applicable Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount as shall be necessary to enable the Applicable Lenders, or Applicable Agent to receive the same net amount which the Applicable Lenders, or Applicable Agent would have received on such due date had no such obligation been imposed upon such Borrower, (ii) such Borrower shall make such deductions or withholding and (iii) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law. Such Borrower will deliver promptly to the Applicable Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Borrower hereunder or under such other Loan Document.

(b) In addition, without duplication of any taxes, charges or similar levies payable to any Lender under §§6.6(a) or (b), each of the Borrowers agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Loan or from the execution or delivery of, or otherwise with respect to, this Credit Agreement or any Loan (“Other Taxes”).

(c) If a Lender determines in its sole and absolute discretion that it has received a refund, credit or other benefit in respect of any such tax deduction reimbursed or made on its behalf by any Borrower, it shall promptly remit the same to or for the account of such Borrower; provided that no Lender shall be required to take a tax reporting position pursuant to the foregoing provision which will produce any net benefit to it with respect to foreign tax payments.

(d) On or before the date it becomes a party to this Credit Agreement and from time to time thereafter upon any change in status rendering any certificate or document previously delivered pursuant to this §6.12 invalid or inaccurate, each Lender that is not a U.S. Person as defined in §7701(a)(30) of the Code for federal income tax purposes (a “Non-U.S. Lender”) shall (if legally able to do so) deliver to the U.S. Borrower such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including (i) in the case of a Non-U.S. Lender that is a “bank” for purposes of

§881(c)(3)(A) of the Code, Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY or any applicable successor form or other applicable form pertaining to any such Lender and any other certificate or statement of exemption required by Treasury Regulation §1.1441-1, 1.1441-4 or 1.1441-6(c) or any subsequent version thereof or subsequent version thereto, properly completed and duly executed by such Lender establishing that such payment is (A) not subject to United States Federal withholding tax under the Code because such payment is effectively connected with conduct by such Lender of a trade or business in the United States or (B) totally exempt from United States Federal withholding tax or, if due to a change in law occurring after the date such Lender became a party hereto, subject to a reduced rate of such tax under a provision of an applicable tax treaty and (ii) in the case of a Non-U.S. Lender that is not a “bank” for purposes of §881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the U.S. Borrower and to the effect that (A) such Non-U.S. Lender is not a “bank” for purposes of §881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (B) is not a ten (10) percent shareholder for purposes of §881(c)(3)(B) or §871(h)(3)(B) of the Code and (C) is not a controlled foreign corporation related to any Borrower within the meaning of §864(d)(4) of the Code, together with a properly completed Internal Revenue Service Form W-8 (or successor form). Each Lender agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the U.S. Borrower’s or the Administrative Agent’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI, Form W-8IMY or other applicable Form W-8 in addition to or in replacement of the forms previously delivered, deliver to the U.S. Borrower and the Administrative Agent, as applicable, if and to the extent it is legally entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8IMY or other applicable Form W-8 (or any successor forms thereto).

(e) A Lender that is entitled to an exemption from or a reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Credit Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times reasonably requested by such Borrower and prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

6.13. Interest Limitation. Notwithstanding any other term of this Credit Agreement or any Note or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any Person liable hereunder or under any Note by any Lender shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of §5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. §85, as amended and the Criminal Code (Canada)), so that the maximum of all amounts constituting interest under applicable law, however computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Credit Agreement or any other Loan Document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

6.14. Subordination Agreements of the Borrowers.

(a) Each of the Borrowers hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any other Borrower to such Borrower is hereby subordinated to the prior payment in full in cash of the Obligations of such Borrower as set forth in the following sentence. If such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, upon the occurrence and during the continuance of an Event of Default and before payment in full in cash of the Obligations, such amounts shall be collected, enforced, received by such Borrower as trustee for the Agents and be paid over to the Applicable Agent for the pro rata accounts of the Applicable Lenders to be applied to repay (or be held as security for the repayment of) the applicable Obligations.

(b) The payment of any amounts due with respect to any indebtedness of the Borrowers for money borrowed or credit received now or hereafter owed to the Guarantors is hereby subordinated to the prior payment in full in cash of all of the Obligations as set forth in the following sentence. If any Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, upon the occurrence and during the continuance of an Event of Default and while any Obligations are still outstanding, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Lenders and the Agents and be paid over to the Agents, for the benefit of the Lenders and the Applicable Agent on account of the Obligations without affecting in any manner the liability of such Guarantor under the other provisions hereof.

(c) The provisions of this §6.14 are made for the benefit of the Agents and the Lenders and their successors and assigns, and may be enforced in good faith by them from time to time against any Borrower as often as the occasion therefor may arise and without requirement on the part of any Agent or the Lenders first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this §6.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or the Lenders upon the insolvency, bankruptcy or reorganization of any Borrower or is repaid in good faith settlement of a pending or threatened avoidance claim, or otherwise, the provisions of this §6.14 will forthwith be reinstated in effect, as though such payment had not been made.

6.15. Indirect Tax. (a) All payments to be made by a Borrower or a Guarantor under or in connection with any Loan Document have been calculated without regard to Indirect Tax. If all or part of any such payment is the consideration for a taxable supply or chargeable with Indirect Tax then, when such Borrower or Guarantor makes the payment:

(i) it must pay to the Administrative Agent for the account of the relevant Lender(s) an additional amount equal to that payment (or part) multiplied by the appropriate rate of Indirect Tax; and

(ii) the Administrative Agent (following receipt from the relevant Lender(s)) will promptly provide to such Borrower or Guarantor a tax invoice complying with the relevant law relating to such Indirect Tax.

(b) In the event that a Loan Document requires a Borrower or a Guarantor to reimburse a Lender for any costs or expenses, such Borrower or Guarantor shall also at the same time pay and indemnify such Lender against all Indirect Tax incurred by such Lender in respect of the costs or expenses save to the extent that such Lender is entitled to repayment or credit in respect of the Indirect Tax. Such Lender will promptly provide to the applicable Borrower or Guarantor a tax invoice complying with the relevant law relating to such Indirect Tax.

7.	GUARANTY.

7.1. Guaranty. (a) As an inducement to the Lenders to make the applicable Loans and the Issuing Lender to issue the Letters of Credit (where applicable) available to the Borrowers, (i) each of the U.S. Guarantors and GWI (solely with respect to the Obligations of the Canadian Borrower, the Australian Borrower and the European Borrower) hereby unconditionally and irrevocably guarantee (A) the full punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing whether for principal, interest, fees, expenses or otherwise under this Credit Agreement or any of the other Loan Documents, and (B) the strict performance and observance by the Borrowers of all agreements, warranties and covenants applicable to the Borrowers in the Loan Documents (such Obligations collectively being hereafter referred to as GWI’s and the U.S. Guarantors’ “U.S. Guaranteed Obligations”); and (ii) to the fullest extent permitted by applicable law, the Foreign Guarantors hereby unconditionally and irrevocably guarantee (x) the full punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Foreign Obligations, and (y) the strict performance and observance by the Canadian Borrower, European Borrower and Australian Borrower, respectively of all agreements, warranties and covenants applicable to the Canadian Borrower, European Borrower and Australian Borrower, respectively in the Loan Documents (such obligations collectively being referred to as the Foreign Guarantors’ “Foreign Guaranteed Obligations”).

(b) Notwithstanding anything set forth in this Credit Agreement or any other Loan Document to the contrary, (i) no Foreign Loan Party shall at any time be liable, directly or indirectly, for any portion of the U.S. Guaranteed Obligations, including, without limitation, the principal of the Domestic Loans or any interest thereon or fees payable with respect thereto (and the U.S. Loan Parties are solely liable for such Obligations) and (ii) the Canadian Borrower’s and the Canadian Guarantors’ liability under this Guaranty shall be limited to $75,000,000.

7.2. Guarantors Agreement to Pay Enforcement Costs, Etc. To the extent the Guarantors are permitted to do so by applicable law, each of the Guarantors guarantees that its Guaranteed Obligations will be paid strictly in accordance with the terms hereof, regardless of (a) any law, regulation, order, decree or directive (whether or not having the force of law) or any interpretation thereof now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender or any Agent with respect thereto, including, without limitation, any law, regulation, order, decree or directive or interpretation thereof that purports to require or permit the satisfaction of any Guaranteed Obligation other than strictly in accordance with the terms of this Credit Agreement (such as by the tender of a currency other than as provided in §6.2.2 or that restricts the procurement of such currency by the Borrowers or the Guarantors), or (b) any agreement, whether or not signed by or on behalf of any Agent or the Lenders, in connection with the restructuring or rescheduling of public or private obligations in any Borrower’s country, whether or not such agreement is stated to cause or permit the discharge of the Obligations prior to the final payment in full of the Obligations in the currency required by §6.2.2 in strict accordance with this Credit Agreement. The liability of each Guarantor with regard to its Guaranteed Obligations shall be absolute and unconditional irrespective of:

(i) any change in the time, manner or place of payment of, or in any other term of, all or any of its Guaranteed Obligations or any other amendment or waiver of or any consent to departure from this Credit Agreement or any other Loan Document;

(ii) any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of its Guaranteed Obligations;

(iii) any change in ownership of the Borrowers;

(iv) any acceptance of any partial payment(s) from any Borrower or any other Guarantor; or

(v) any setoff, defense, counterclaim or other circumstance whatsoever (in any case, whether based on contract, tort or any other theory) which might otherwise constitute a legal or equitable defense available to, or a discharge of (other than by payment in full in cash), any of the Borrowers or a Guarantor in respect of its Obligations under any Loan Document.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Guaranteed Obligation is rescinded or must otherwise be returned by the Lenders or any Agent upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

7.3. Effectiveness; Enforcement. This Guaranty shall be effective and shall be deemed to be made with respect to each Loan made and each Letter of Credit issued as of the time it is made or issued, as applicable. No invalidity, irregularity or unenforceability by reason of any bankruptcy or similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect any liability of any Borrower, and no defect in or insufficiency or want of powers of any Borrower or irregular or improperly recorded exercise thereof, shall impair, affect, be a defense to or claim against this Guaranty. This Guaranty is a continuing guaranty and shall (a) survive any termination of this Credit Agreement, and (b) remain in full force and effect until all Commitments have expired, all outstanding Letters of Credit have expired, matured or otherwise been terminated, and all Guaranteed Obligations and all other amounts payable hereunder have been performed and paid in full in cash or otherwise satisfied. This Guaranty is made for the benefit of the Agents and the Lenders and their successors and assigns, and may be enforced from time to time as often as occasion therefor may arise and without requirement on the part of any Agent or any Lender first to exercise any rights against the Borrowers, or to resort to any other source or means of obtaining payment of any of the said obligations or to elect any other remedy.

7.4. Waivers. Except as otherwise specifically provided in any of the Loan Documents, each of the Guarantors hereby waives promptness, diligence, protest, notice of protest, all suretyship defenses, the benefit of discussion, the benefit of division, notice of acceptance and any other notice with respect to any of its Guaranteed Obligations and this Guaranty or any right to insist that any Agent first exhaust any right or take any action against any Borrower, or any other Person. Each of the Guarantors also irrevocably waives, to the fullest extent permitted by law, all defenses which at any time may be available to it in respect of its Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.

7.5. Expenses. Each of the Guarantors hereby promises to reimburse (a) the Agents for all reasonable out-of-pocket fees and disbursements (including all reasonable attorneys’ fees), incurred or expended in connection with the preparation, filing or recording, or interpretation of this Guaranty, the Credit Agreement and the other Loan Documents to which such Guarantor is a party, or any amendment, modification, approval, consent or waiver hereof or thereof, and (b) the Agents and the Lenders and their respective Affiliates for all reasonable out-of-pocket fees and disbursements (including reasonable attorneys’ fees for each Agent’s counsel, including local and special counsel, and one additional firm of counsel for the Lenders retained in consultation with the Borrowers), incurred or expended in connection with the enforcement of its Guaranteed Obligations (whether or not legal proceedings are instituted).

7.6. Concerning Joint and Several Liability of the Guarantors.

(a) To the fullest extent permitted by applicable law and subject to §7.1(b), each of the Guarantors hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the Applicable Borrowers, with respect to the payment and performance of all of its Guaranteed Obligations (including, without limitation, any Guaranteed Obligations arising under this §7), it being the intention of the parties hereto that (i) the U.S. Guaranteed Obligations shall be the joint and several Guaranteed Obligations of the U.S. Guarantors and, solely in its capacity as a Guarantor of the U.S. Guaranteed Obligations under this §7, GWI; and (ii) the Foreign Guaranteed Obligations shall be the joint and several Obligations of the Foreign Guarantors without preferences or distribution among them.

(b) If and to the extent that any Borrower shall fail to make any payment with respect to any of its Obligations as and when due or to perform any of its Obligations in accordance with the terms thereof, then in each such event, to the fullest extent permitted by applicable law, the applicable co-Guarantors will make such payment with respect to, or perform, such Guaranteed Obligations.

(c) To the fullest extent permitted by applicable law, the Guaranteed Obligations of each Guarantor under the provisions of this §7 constitute full recourse obligations of such Guarantor enforceable against such Guarantor to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstance whatsoever.

(d) Except as otherwise expressly provided in this Credit Agreement, each of the Guarantors hereby waives notice of acceptance of its joint and several liability, notice of any Loans made or Letters of Credit issued under this Credit Agreement, notice of any action at any time taken or omitted by any Agent or any Lender under or in respect of any of the Guaranteed Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Credit Agreement and this Guaranty. Each of the Guarantors hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Guaranteed Obligations, the acceptance of any payment of any of the Guaranteed Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Agent or the Lenders at any time or times in respect of any Default or Event of Default by any of the Borrowers or the Guarantors in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by any Agent or the Lenders in respect of any of the Guaranteed Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Guaranteed Obligations or the addition, substitution or release, in whole or in part, of any of the Borrowers or any other Guarantor. Without limiting the generality of the foregoing, each of the Guarantors assents to any other action or delay in acting or failure to act on the part of the Lenders or any Agent with respect to the failure by any of the Borrowers or any other Guarantor to comply with its respective Obligations or Guaranteed Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this §7, afford grounds for terminating, discharging or relieving any Guarantor, in whole or in part, from any of the Guaranteed Obligations under this §7, it being the intention of the Guarantors that, so long as any of the Guaranteed Obligations hereunder remain unsatisfied, the Guaranteed Obligations of each of the Guarantors under this §7 shall not be discharged except by performance and then only to the extent of such performance. The Guaranteed Obligations of each of the Guarantors under this §7 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any of the Borrowers or the Guarantors or the Lenders or any Agent. The joint and several liability of each of the Guarantors hereunder shall continue in full force and effect notwithstanding any absorption, merger, consolidation, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of the Borrowers or the Guarantors, the Lenders or any Agent.

(e) The U.S. Guarantors, GWI (solely in its capacity as a Guarantor of the U.S. Guaranteed Obligations under this §7) and the Foreign Guarantors (solely in their capacity as Guarantors of the Foreign Guaranteed Obligations), shall be liable under the Guaranty under this §7 only for the maximum amount of such liabilities that can be incurred under applicable law without rendering this Credit Agreement, as it relates to the guaranty under this §7, voidable under applicable law relating to fraudulent conveyance, fraudulent transfer and corporate financial assistance, and not for any greater amount. Accordingly, if any obligation under any provision of the guaranty under this §7 shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of the Guarantors, the Agents and the Lenders that any balance of the obligation created by such provision and all other obligations of the Guarantors under this §7 to the Lenders or any Agent shall remain valid and enforceable, and that all sums not in excess of those permitted under applicable law shall remain fully collectible by the Lenders and the Agents from any Loan Party, as the case may be.

(f) To the extent any U.S. Guarantor or any Foreign Guarantor, as the case may be, makes a payment hereunder in excess of the aggregate amount of the benefit received by such Guarantor in respect of the extensions of credit under the Credit Agreement (the “Benefit Amount”), then such Guarantor, after the payment in full, in cash, of all of the Obligations, shall be entitled to recover from the Applicable Borrowers and each other applicable Guarantor such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other applicable Guarantor to the total Benefit Amount received by all applicable Guarantors, and the right to such recovery shall be deemed to be an asset and property of such Guarantor so funding; provided, that each of the Guarantors hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other applicable Guarantors with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders or any Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash. Any claim which any Guarantor may have against any other applicable Guarantor with respect to any payments to the Lenders or any Agent hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Guarantor, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other applicable Guarantor therefor.

(g) Each of the Guarantors hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Guarantor to any other Guarantor or any Borrower is hereby subordinated to the prior payment in full in cash of the Obligations as set forth in the following sentence. If such Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, upon the occurrence and during the continuance of an Event of Default and before payment in full in cash of the Obligations, such amounts shall be collected, enforced, received by such Guarantor as trustee for the Lenders and the Agents and be paid over to the Applicable Agent, for the benefit of the Applicable Lenders and the Applicable Agent, to be applied to repay (or be held as security for the repayment of) the Obligations.

(h) The provisions of this §7 (other than §7.6(f), which is made for the benefit of the Guarantors) are made for the benefit of the Agents and the Lenders and their successors and assigns, and may be enforced in good faith by them from time to time against the Guarantors as often as occasion therefor may arise and without requirement on the part of the Agents or the Lenders first to marshal any of their claims or to exercise any of their rights against the Borrowers or the Guarantors or to exhaust any remedies available to them against the Borrowers or the Guarantors or to resort to any other source or means of obtaining payment of any of the obligations hereunder or to elect any other remedy. The provisions of this §7 shall remain in effect until all of the Guaranteed Obligations shall have been paid in full or otherwise fully satisfied and the Commitments have expired and all outstanding Letters of Credit have expired, matured or otherwise been terminated. If at any time, any payment, or any part thereof, made in respect of any of the Guaranteed Obligations, is rescinded or must otherwise be restored or returned by the Lenders or any Agent upon the insolvency, bankruptcy or reorganization of any of the Borrowers or the Guarantors, or otherwise, the provisions of this §7 will forthwith be reinstated in effect, as though such payment had not been made.

Until the final payment and performance in full in cash of all of the Obligations, no Guarantor shall exercise, and each Guarantor hereby waives any rights such Guarantor may have against any of the Borrowers or any other Guarantor arising as a result of payment by such Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with any Agent or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; such Guarantor will not claim any setoff, recoupment or counterclaim against the Borrowers or the other Guarantor in respect of any liability of the Borrowers to such Guarantor; and such Guarantor waives any benefit of and any right to participate in any collateral security which may be held by any Agent or any Lender.

7.7. Indemnity. To the fullest extent permitted by applicable law, each of the Guarantors, as a separate and additional liability, further undertakes and agrees to indemnify and keep indemnified upon written demand (setting forth a reasonably detailed explanation as to the reason for any additional amounts payable pursuant to this §7.7) each of the Lenders and each Agent (together and each separately in this §7.7 called the “Creditors”) against any loss, damage, cost, charge or expense whatsoever that the Creditors suffer by reason of, in connection with, or as a consequence of:

(a) the non-payment of any of its Guaranteed Obligations or the non-performance or non-observance of any of its Guaranteed Obligations;

(b) the liability of any Applicable Borrower to pay the Guaranteed Obligations to the Creditors or to perform the Guaranteed Obligations being void, voidable or unenforceable in whole or in part, as a result of any lack of capacity, power or authority or any improper exercise of power or authority on the part of the Borrowers;

(c) any Applicable Borrower becoming insolvent, including: (i) the amount of any payment made to the Creditors which is void or voidable against any person; and (ii) the amount of any interest (including capitalized interest) which does not accrue from the date of insolvency or is not recoverable by reason of the insolvency, and which would otherwise have been recoverable from the Guarantors under this Credit Agreement; or

(d) the Guaranteed Obligations being (or moneys which would have been Guaranteed Obligations had they not been irrecoverable) not recoverable from the Applicable Borrower in whole or in part and not recoverable from the Guarantors under the guaranty in this §7 by reason of any other fact or circumstance whatsoever and whether the transactions or any of them relating to such moneys have been void, voidable or illegal or have been subsequently avoided and whether or not any of the matters or facts relating thereto have been or ought to have been within the knowledge of the Creditors;

; provided that no Foreign Loan Party shall at any time be liable, directly or indirectly, to any of the Creditors for any portion of the indemnification obligations set forth in this §7.7 relating to the U.S. Guaranteed Obligations.

8.	REPRESENTATIONS AND WARRANTIES.

Each of the Borrowers represents and warrants to the Lenders and the Agents as follows:

8.1. Corporate Authority.

8.1.1. Incorporation; Good Standing. Each of the Borrowers and its Restricted Subsidiaries (a) is a corporation, partnership or limited liability company or other form of business entity duly organized, validly existing and, except in respect of the European Borrower, the European Guarantors, the Australian Borrower and the Australian Guarantors, in good standing under the laws of its state or country of incorporation or formation, (b) has all requisite corporate or other power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity), except in respect of the European Borrower, the European Guarantors, the Australian Borrower and the Australian Guarantors, and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

8.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which any of the Borrowers or any of their Restricted Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate or other authority of such Person, (b) have been duly authorized by all necessary corporate or other proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any such Person is subject or any judgment, order, writ, injunction, license or permit applicable to any such Person unless such conflict, breach or contravention would not have a Material Adverse Effect and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other material instrument binding upon any such Person.

8.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which any of the Borrowers or any of their Restricted Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by the effects of any Debtor Relief Laws or, solely in respect of the European Borrower or any European Guarantor, the Debtor Relief Reservations, and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

8.2. Governmental Approvals. The execution, delivery and performance by each of the Borrowers and each of its Restricted Subsidiaries of this Credit Agreement, the other Loan Documents to which any of the Borrowers or any of their Restricted Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval, consent, order, authorization or license by, or giving of notice to, or taking of any other action with respect to, any governmental agency or authority of any jurisdiction (including, without limitation, the STB), or other fiscal, monetary or other authority, under any provisions of any laws or governmental rules, regulations, orders, or decrees of any jurisdiction or the central bank of any jurisdiction or other fiscal, monetary or other authority, under any provision of any laws or governmental rules, regulations, orders or decrees of any jurisdiction applicable to or binding on any Borrower or any of their Restricted Subsidiaries.

8.3. Title to Properties; Leases. Except as indicated on Schedule 8.3 hereto, each of the Borrowers and each of its Restricted Subsidiaries own all of the assets reflected in the consolidated and consolidating balance sheets of the U.S. Borrower and its Restricted Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, Liens or other encumbrances except Permitted Liens and the rights of lessees and other parties lawfully in possession in the ordinary course of business.

8.4. Financial Statements and Projections.

8.4.1. Financial Statements. There has been furnished to each of the Lenders the consolidated balance sheet of the U.S. Borrower and its Subsidiaries as of the Balance Sheet Date, and consolidated statements of income and cash flows of the U.S. Borrower and its Subsidiaries, in each case for the fiscal year then ended, audited by PriceWaterhouseCoopers LLP. There has also been furnished to each of the Lenders the consolidated balance sheets for the Borrowers and their Restricted Subsidiaries and the consolidating balance sheets of the Borrowers and their Restricted Subsidiaries, in each case as of the Balance Sheet Date and March 31, 2008, and the related consolidated statements of income and cash flow for the Borrowers and their Restricted Subsidiaries for the fiscal quarters then ended, and the consolidating statements of income and cash flow for the Borrowers and their Restricted Subsidiaries for the fiscal quarters then ended, each setting forth in comparative form the figures for the previous fiscal year. All such balance sheets, statements of income, cash flow statements and financial statements have been prepared in accordance with GAAP and fairly present the financial condition of the Borrowers and their Restricted Subsidiaries, as at the close of business on the dates thereof and the results of operations for the fiscal year or other period then ended. There are no contingent liabilities of the Borrowers or their Restricted Subsidiaries as of such dates involving material amounts, to the best of the knowledge of the officers of any of the Borrowers, which were not disclosed in such balance sheet and statements and the notes related thereto.

8.4.2. Projections. The projections of the Borrowers and their Restricted Subsidiaries including (a) on an annual basis, consolidated balance sheets, income and cash flow statements of the Borrowers and their Restricted Subsidiaries, in each case for the period from January 1, 2009 through December 31, 2012 and (b) annual calculations of the covenants contained in §11 hereof for the 2009 through 2012 fiscal years, copies of which have been delivered to each Lender, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the best knowledge of the Borrowers, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrowers of the results of operations and other information projected therein.

8.5. No Material Changes, Etc.; Solvency.

8.5.1. Changes. Since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect. Since the Balance Sheet Date, the Borrowers have not made any Restricted Payment other than as permitted by §10.4 hereof.

8.5.2. Solvency. Both before and after giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents, the Borrowers and their Restricted Subsidiaries, on a consolidated basis, are Solvent. As used herein, “Solvent” shall mean that the Borrowers and their Restricted Subsidiaries on a consolidated basis (a) have assets having a fair value in excess of their liabilities, (b) have assets having a fair value in excess of the amount required to pay their liabilities on existing debts as such debts become absolute and matured, and (c) have, and expect to continue to have, access to adequate capital for the conduct of their business and the ability to pay their debts from time to time incurred in connection with the operation of their business as such debts mature.

8.6. Franchises, Patents, Copyrights, Etc. Each of the Borrowers and each of their Restricted Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without, to the best of its knowledge, conflict with any rights of others.

8.7. Litigation. Except as set forth in the 10-K filed with the Securities and Exchange Commission by the U.S. Borrower on February 29, 2008, there are no actions, suits, proceedings or investigations of any kind pending or threatened against any of the Borrowers or their Restricted Subsidiaries before any court, tribunal or administrative agency or board (a) that, if adversely determined, would have a Material Adverse Effect, or (b) which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

8.8. Compliance with Other Instruments, Laws, Etc. None of the Borrowers or any of their Restricted Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could have a Material Adverse Effect.

8.9. Tax Status. The Borrowers and their Restricted Subsidiaries (a) have made, filed or duly extended all federal, provincial, state and income and all other material tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all material Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations and all estimated Taxes in connection with any extensions, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrowers know of no basis for any such claim.

8.10. No Event of Default. No Default or Event of Default has occurred and is continuing.

8.11. Holding Company and Investment Company Acts. None of the Borrowers or any of their Restricted Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

8.12. Certain Transactions. Except as set forth on Schedule 8.12 and except for arm’s length transactions pursuant to which any of the Borrowers or any of their Restricted Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than such Borrower or such Restricted Subsidiary could obtain from third parties, none of the officers, directors, or employees of any of the Borrowers or any of their Restricted Subsidiaries or other Affiliates is presently a party to any transaction with any of the Borrowers or any of their Restricted Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the best knowledge of such Person, any corporation, partnership, trust or other entity in which any officer, director, other Affiliates or any such employee has a substantial interest or is an officer, director, trustee or partner.

8.13. Employee Benefit Plans.

8.13.1. In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA except where failure to comply would not reasonably be expected to cause a Material Adverse Effect or otherwise create a Default or Event of Default hereunder. Except as set forth in Schedule 8.13, the U.S. Borrower has heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

8.13.2. Guaranteed Pension Plans. Except as set forth in Schedule 8.13, each contribution required to be made to a Guaranteed Pension Plan under the Pension Funding Rules has been timely made. No waiver of the Pension Funding Rules or extension of amortization periods has been received with respect to any Guaranteed Pension Plan and neither the U.S. Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §436 of the Code or, prior to the effective date as to such Guaranteed Pension Plan of the Pension Protection Act of 2006, §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, which to the extent heretofore due have been timely paid) has been incurred by any of the Borrowers or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, or where the initial valuation of any Guaranteed Pension Plan has not been completed, based on the U.S. Borrower’s reasonable estimate of the benefit liabilities and assets of such Plan, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than $10,000,000.

8.13.3. Multiemployer Plans. Neither the U.S. Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither the U.S. Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or, becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

8.13.4. Canadian Plans. To the extent applicable: (a) all contributions or premiums to be paid by the Canadian Borrower and the Canadian Guarantors under the terms of each Canadian Plan or by applicable law have been made in a timely fashion in accordance with applicable law and the terms of the Canadian Plans, and each Canadian Plan has been registered, administered, and invested in accordance with its terms and applicable law; (b) the Canadian Borrower and the Canadian Guarantors may unilaterally amend or terminate, in whole or in part, each of their Canadian Plans; (c) except as set forth in Schedule 8.13, as of the date hereof, neither the aggregate going concern unfunded liability nor the aggregate solvency deficiency in respect of all the Canadian Plans which are funded plans, determined pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuations therefor, exceeds the Canadian Dollar Equivalent of $5,000,000; and (d) the Canadian Borrower and Canadian Guarantors have delivered to the Administrative Agent such valuations for any funded Canadian Plan.

8.13.5. Foreign Plans. With respect to each scheme or arrangement mandated by a government other than the United States or Canada (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States or Canadian law (a “Foreign Plan”):

(a) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect or otherwise create a Default or Event of Default hereunder;

(b) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles and in accordance with applicable law; and

(c) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect or otherwise create a Default or Event of Default hereunder.

8.14. Use of Proceeds; Regulations U and X. The proceeds of the Loans shall be used by the Borrowers for Permitted Acquisitions, investments permitted under §10.3, the Planned Acquisition to the extent provided in §10.5 and for working capital, Capital Expenditures and general corporate purposes. The Borrowers will obtain Letters of Credit solely for working capital and general corporate purposes. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

8.15. Environmental Compliance. Each of the Borrowers and their Restricted Subsidiaries have taken all reasonable steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such reasonable investigation, has determined that:

(a) except as set forth on Schedule 8.15 attached hereto, none of the Borrowers, none of their Restricted Subsidiaries nor any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any federal, state, county, regional, local, foreign or provincial judgment, decree, directive order, law, license, permit, rule, regulation, code or ordinance pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any Canadian, European Union, Dutch, Australian, federal, provincial, state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment or otherwise relating to land use or occupation of land or buildings, heritage preservation, protection or conservation of natural or cultural sources, pollution or contamination of air, water or soil, waste or chemical disposal, toxic, hazardous, poisonous, or dangerous substances or noise or odor (hereinafter “Environmental Laws”), which violation could have a Material Adverse Effect;

(b) except as set forth in Schedule 8.15 attached hereto, none of the Borrowers nor any of their Restricted Subsidiaries has received notice from any third party including, without limitation, any Canadian, European Union, Dutch, Australian, federal, provincial, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5) or by any applicable Environmental Laws, any hazardous substances as defined by 42 U.S.C. §9601(14) or by any applicable Environmental Laws, any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or by any applicable Environmental Laws and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by or forming the basis of liability under any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a federal, provincial, state or local agency or other third party has conducted or has ordered that the Borrowers or any of their Restricted Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, in each case which has or has the potential of having a Material Adverse Effect;

(c) except as set forth on Schedule 8.15 attached hereto: (i) to the best knowledge of each Borrower, no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances which would have a Material Adverse Effect, except for handling, processing or storage of Hazardous Substances in accordance with applicable Environmental Laws; (ii) in the course of any activities conducted by any Borrower, its Restricted Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) to the best knowledge of each Borrower, there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of any Borrower or its Restricted Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best knowledge of each Borrower, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, to the best knowledge of each Borrower, (i) any Hazardous Substances that have been generated on any of the Real Estate located in the United States after the effective date of RCRA and applicable regulations have been transported offsite only by carriers having an identification number issued by the EPA (ii) any Hazardous Substances that have been generated by any Borrower or any of its Restricted Subsidiaries on any of the Real Estate located in nations other than the United States have been transported offsite in accordance with applicable Environmental Laws, (iii) all Hazardous Substances generated on any Real Estate have been treated or disposed of at off-site locations only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, and (iv) all transporters and facilities referenced in clauses (i) through (iii) hereof have been and are operating in compliance with such permits and applicable Environmental Laws; and

(d) except as listed on Schedule 8.15 hereto, none of the Borrowers and their Restricted Subsidiaries, nor any of the Real Estate, is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

8.16. Subsidiaries, Etc. Each of the Borrowers’ direct and indirect Subsidiaries are as set forth on Schedule 8.16(a) hereof and each Borrower holds the ownership interests in each direct and indirect Subsidiary described on Schedule 8.16(a). None of the Subsidiaries of the Borrowers has any other Subsidiaries except as set forth on Schedule 8.16(a) hereto. Except as set forth on Schedule 8.16(b), none of the Borrowers or any of their Subsidiaries is engaged in any joint venture or partnership with any other Person.

8.17. Capitalization. The Borrowers and their Subsidiaries are the record and beneficial owners of the issued and outstanding Capital Stock of the Persons described in and in the manner set forth on Schedule 8.17 hereof, free and clear of all Liens, other than Permitted Liens. All shares of such Capital Stock have been validly issued, are outstanding, fully paid and nonassessable and no options, warrants or other rights to subscribe to additional shares of the Capital Stock of such Persons have been granted or exist.

8.18. Fiscal Year. Each of the Borrowers and their Restricted Subsidiaries has a fiscal year which is twelve calendar months ending on December 31 of each year.

8.19. Operation of Railroads. Each of the Borrowers is a rail carrier or is primarily engaged in the business of providing management and administrative services to rail carriers and other entities in the transportation business, and holding Capital Stock of its Restricted Subsidiaries.

8.20. Disclosure. No representation or warranty made by any of the Borrowers or any of their Restricted Subsidiaries in any Loan Document to which it is a party and no document or information furnished to any Agent or the Lenders by or on behalf of or at the request of any of the Borrowers or any of their Restricted Subsidiaries in connection with any of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.

8.21. No Withholding. As of the Closing Date, none of the Borrowers is required by the laws of any jurisdiction to make any deduction or withholding of any nature whatsoever from any payment to be made by the Borrowers, or the amount and likelihood of such deductions or withholdings are not, in the Administrative Agent’s reasonable discretion, material. Neither this Credit Agreement nor any of the other Loan Documents is subject to any registration or stamp tax or any other similar or like taxes payable in any jurisdiction.

8.22. Representations as to Foreign Obligors. Each Borrower and each Foreign Loan Party represents and warrants to the Agents and the Lenders that:

(a) Such Foreign Loan Party is subject to civil and commercial laws with respect to its obligations under this Credit Agreement and the other Loan Documents to which it is a party (collectively as to such Loan Party, the “Applicable Foreign Loan Party Documents”), and the execution, delivery and performance by such Foreign Loan Party of the Applicable Foreign Loan Party Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Loan Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Loan Party is organized and existing in respect of its obligations under the Applicable Foreign Loan Party Documents.

(b) The Applicable Foreign Loan Party Documents are in proper legal form under the laws of the jurisdiction in which such Foreign Loan Party is organized and existing for the enforcement thereof against such Foreign Loan Party under the laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents that the Applicable Foreign Loan Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Loan Party is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Loan Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Loan Party Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Loan Party is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Loan Party Documents or (ii) on any payment to be made by such Foreign Loan Party pursuant to the Applicable Foreign Loan Party Documents, except as has been disclosed to the Agents.

(d) The execution, delivery and performance of the Applicable Foreign Loan Party Documents executed by such Foreign Loan Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Loan Party is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

8.23. Trustee. No Borrower or Guarantor is entering into any Loan Document, or holds any property, as a trustee.

8.24. Code of Banking Practice. The Australian Code of Banking Practice does not apply to the Loan Documents and the transactions thereunder.

9.	AFFIRMATIVE COVENANTS OF THE BORROWERS.

From and after the Closing Date, each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Issuing Lender has any obligation to issue or extend any Letters of Credit:

9.1. Punctual Payment. Each of the Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, Letter of Credit Fees, Commitment Fees, Agent’s Fees and all other amounts provided for in this Credit Agreement and the other Loan Documents to which such Borrower or any of its Restricted Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

9.2. Maintenance of Office.

9.2.1. U.S. Borrower and U.S. Guarantors. The U.S. Borrower and the U.S. Guarantors will maintain their chief executive office at Corporate Headquarters, 66 Field Point Road, Greenwich, CT 06830 or at such other place in the United States of America as the U.S. Borrower shall designate, upon thirty (30) days’ prior written notice to the Administrative Agent, where notices, presentations and demands to or upon the U.S. Borrower and the U.S. Guarantors in respect of the Loan Documents to which the U.S. Borrower is a party may be given or made.

9.2.2. Canadian Borrower and Canadian Guarantors. The Canadian Borrower and each of the Canadian Guarantors (other than Huron) will maintain their registered office at 6700 Park Ave., Suite 110 Montréal, Québec H2V 4H9, and Huron will maintain its registered office at 30 Oakland Avenue, Sault Ste. Marie, Ontario, P6A 2T3, or at such other places in Canada as the Canadian Borrower shall designate, upon thirty (30) days’ prior written notice to the Administrative Agent, where notices, presentations and demands to or upon the Canadian Borrower and the Canadian Guarantors in respect of the Loan Documents to which the Canadian Borrower or any of the Canadian Guarantors are party may be given or made.

9.2.3. European Borrower and European Guarantors. The European Borrower will maintain its registered office at Europaweg 855, 3199 LD Maasvlakte, Rotterdam, the Netherlands, GWI Holdings B.V. will maintain its registered office at Strawinskylaan 3105, 1077 ZX Amsterdam, the Netherlands, and Genesee & Wyoming C.V. will maintain its registered seat in Rotterdam, the Netherlands and its principal place of business at 1200-C Scottsville Road, Rochester, New York 14624, or at such other places in the Netherlands or the United States, as applicable, as the European Borrower shall designate, upon thirty (30) days’ prior written notice to the Administrative Agent and the European Agent, where notices, presentations and demands to or upon the European Borrower and the European Guarantors in respect of the Loan Documents to which the European Borrower or any of the European Guarantors are party may be given or made.

9.2.4. Australian Borrower and Australian Guarantors. The Australian Borrower and each of the Australian Guarantors will maintain their registered office at 1 Kidman Road., Dry Creek, South Australia 5094, or at such other places in Australia as the Australian Borrower shall designate, upon thirty (30) days’ prior written notice to the Administrative Agent and the Australian Agent, where notices, presentations and demands to or upon the Australian Borrower and the Australian Guarantors in respect of the Loan Documents to which the Australian Borrower or any of the Australian Guarantors are party may be given or made.

9.3. Records and Accounts. Each Borrower will (a) keep, and cause each of its Restricted Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Restricted Subsidiaries, contingencies, and other reserves.

9.4. Financial Statements, Certificates and Information. The Borrowers will deliver to the Administrative Agent:

(a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrowers, the consolidated balance sheets for GWI and its Subsidiaries and the consolidating balance sheets of GWI and its Subsidiaries, in each case as at the end of such year, and the related consolidated statements of income and cash flow for GWI and its Subsidiaries for the period then ended, and the consolidating statements of income and cash flow for GWI and its Subsidiaries for the period then ended, each setting forth in comparative form the figures for the previous fiscal year, and all such consolidated and consolidating statements to be in reasonable detail and prepared in accordance with GAAP, and all such consolidated and consolidating statements to be certified without qualification by PriceWaterhouseCoopers LLP or by other independent certified public accountants satisfactory to the Administrative Agent, together with (i) a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default and (ii) their accountants’ management letter relating to such fiscal year;

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of the Borrowers, copies of the unaudited consolidated balance sheets of the Borrowers and their Restricted Subsidiaries and the consolidating balance sheets of the Borrowers and their Restricted Subsidiaries, in each case as at the end of such quarter, the related consolidated statements of income and cash flow for the Borrowers and their Restricted Subsidiaries for the portion of the Borrowers’ fiscal year then elapsed, and the consolidating statements of income and cash flow for the Borrowers and their Restricted Subsidiaries for the portion of the Borrower’s fiscal year then elapsed, each setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, and all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officers of the Borrowers that the information contained in such financial statements fairly present the financial position of the Borrowers and their Restricted Subsidiaries on the date thereof (subject to year-end adjustments);

(c) simultaneously with the delivery of the financial statements referred to in subsection (a) and subsection (b) above, a statement certified by the principal financial or accounting officers of the Borrowers in substantially the form of Exhibit D hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §11 and, in each case (if applicable), reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature (i) filed with the Securities and Exchange Commission or (ii) sent to the stockholders of the Borrowers;

(e) no later than February 28 of each fiscal year of the Borrowers, the annual budgets of the Borrowers and their Restricted Subsidiaries, including projected consolidated balance sheets for the end of such fiscal year and the end of each quarter of such fiscal year and consolidated statements of income and cash flow for such fiscal year and the end of each quarter of such fiscal year of the Borrowers and their Restricted Subsidiaries; and

(f) from time to time such other financial data and information as any Agent or any Lender may reasonably request.

Borrowers hereby acknowledge that (i) the Administrative Agent will make available to Lenders and the Issuing Lender materials and/or information provided by or on behalf of Borrowers hereunder (collectively, “Borrowers Materials”) by posting Borrowers Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrowers or their securities) (each, a “Public Lender”). Borrowers hereby agree that (w) all Borrowers Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrowers Materials “PUBLIC”, Borrowers shall be deemed to have authorized each Agent, the Issuing Lender and the Lenders to treat such Borrowers Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Borrowers or their securities for purposes of United States Federal and state securities laws; (y) all Borrowers Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrowers Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

9.5. Notices.

9.5.1. Defaults. Each Borrower will promptly notify the Administrative Agent and each of the Lenders in writing of the occurrence of any Default or Event of Default of which they become aware. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which any of the Borrowers or any of their Restricted Subsidiaries are parties or obligors, whether as principal, guarantor, surety or otherwise, such Borrower shall forthwith give written notice thereof to the Administrative Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

9.5.2. Environmental Events. Each Borrower will within fifteen (15) days of becoming aware thereof, give notice to the Administrative Agent and each of the Lenders (a) of any violation of any Environmental Law that any of the Borrowers or any of their Restricted Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, provincial, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, provincial, state or local environmental agency or board, that has the potential to have a Material Adverse Effect.

9.5.3. Notice of Litigation and Judgments. Each Borrower will, and will cause each of its Restricted Subsidiaries to, give notice to the Administrative Agent and each of the Lenders in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of the Borrowers or any of their Restricted Subsidiaries or to which any of the Borrowers or any of their Restricted Subsidiaries is or becomes a party involving a claim against any of the Borrowers or any of their Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect on such Borrower and its Restricted Subsidiaries taken as a whole and stating the nature and status of such litigation or proceedings. Each Borrower will, and will cause each of its Restricted Subsidiaries to, give notice to the Administrative Agent and each of the Lenders, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not fully covered by insurance, final or otherwise, against any of the Borrowers or any of their Restricted Subsidiaries in an amount in excess of $10,000,000.

9.5.4. Notification of Derailments. Each Borrower will, and will cause each of its Restricted Subsidiaries to, give notice to the Administrative Agent and each of the Lenders in writing within five (5) days of becoming aware of any derailments or other types of accidents which result (or could result) in the incurrence of costs by the Borrowers and their Restricted Subsidiaries reasonably estimated to be or exceed $10,000,000 and which could reasonably be expected to have a Material Adverse Effect. The U.S. Borrower shall deliver to the Administrative Agent and each of the Lenders all reports filed with the FRA regarding any occurrence referred to in this §9.5.4. Each other Borrower shall deliver to the Administrative Agent and each of the Lenders all reports filed with relevant governmental authorities to which derailments or other types of accidents relating to railway operations are obliged to be reported.

9.6. Preservation of Existence; Maintenance of Properties. Each Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Restricted Subsidiaries and will not, and will not cause or permit any of its Restricted Subsidiaries to, convert to a limited liability company or a limited liability partnership. Each Borrower (a) will cause all of its properties and those of its Restricted Subsidiaries used or useful in the conduct of its business or the business of their Restricted Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of each Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Restricted Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §9.6 shall prevent any of the Borrowers from discontinuing the operation and maintenance of any of its properties or any of those of its Restricted Subsidiaries, including the existence of any Restricted Subsidiary of any of the Borrowers or the conversions of any Restricted Subsidiary of the Borrowers to a limited liability company or limited liability partnership, if such discontinuance or conversion is, in the judgment of such Borrower, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect and, with respect to the conversions of a Borrower or a Restricted Subsidiary to a limited liability company or limited liability partnership, simultaneously with such conversion, such Borrower or Restricted Subsidiary shall have executed and delivered to the Administrative Agent all documentation which the Administrative Agent reasonably determines is necessary to continue such Borrower’s or such Restricted Subsidiary’s obligations in respect of this Credit Agreement and the other Loan Documents. Specifically, but not in limitation of the foregoing, the U.S. Borrower and each of the U.S. Guarantors will maintain such an appropriate FRA Class rating on its railroad lines as is reasonable and prudent in light of all the relevant facts and circumstances.

9.7. Insurance. Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to their properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as described on Schedule 9.7 hereto and as may be reasonable and prudent.

9.8. Taxes. Each Borrower will, and will cause each of its Restricted Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, all material Taxes imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property in each case, that if not paid, is reasonably likely to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and (b) such Borrower or such Restricted Subsidiary shall have set aside on its books adequate reserves (in the good faith judgment of management of such Borrower or such Restricted Subsidiary) with respect thereto; provided, however, that each Borrower and each of their Restricted Subsidiaries will pay all such Taxes forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

9.9. Inspection of Properties and Books, Etc.

9.9.1. General. Each Borrower shall permit the Lenders, through any Agent or any of the Lenders’ other designated representatives, to visit and inspect any of the properties of the Borrowers or any of their Restricted Subsidiaries, to examine the books of account of the Borrowers and their Restricted Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrowers and their Restricted Subsidiaries with, and to be advised as to the same by, their officers, all at such reasonable times and intervals as any Agent or any Lender may reasonably request.

9.9.2. Communications with Accountants. The Borrowers authorize each Agent and, if accompanied by such Agent, the Lenders, to communicate directly with the Borrowers’ independent certified public accountants and authorize such accountants to disclose to each Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrowers or any of their Restricted Subsidiaries. At the request of any Agent, the Borrowers shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §9.9.2.

9.10. Compliance with Laws, Contracts, Licenses, and Permits. Each Borrower will, and will cause each of its Restricted Subsidiaries to, comply with (a) the applicable laws and regulations wherever their business is conducted, including all Environmental Laws, (b) the provisions of its Governing Documents, (c) all material agreements and instruments by which they or any of their properties may be bound and (d) all applicable decrees, orders, and judgments, where, with respect to clauses (a), (c) and (d) only, failure to so comply could have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrowers or any of their Restricted Subsidiaries may fulfill any of their obligations hereunder or any of the other Loan Documents to which such Borrower or such Restricted Subsidiary is a party, such Borrower will, or (as the case may be) will cause such Restricted Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of such

Borrower or such Restricted Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

9.11. Employee Benefit Plans. The U.S. Borrower will (a) within ten (10) days of receipt of a written request by the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (b) within ten (10) days of receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA. The Foreign Loan Parties will (i) within ten (10) days of receipt of a written request by the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial valuation submitted to the relevant authorities in respect of each funded Canadian Plan or Foreign Plan, as the case may be, and (ii) within ten (10) days of receipt or dispatch, furnish to the Administrative Agent any material correspondence from or to the relevant authorities or any other Person in respect of any Canadian Plan or Foreign Plan, as the case may be.

9.12. Use of Proceeds. Each Borrower will use the proceeds of the Loans and each Borrower will obtain Letters of Credit solely for the purposes set forth in §8.14 hereof.

9.13. Further Assurances. Each Borrower will, and will cause each of its Restricted Subsidiaries to, cooperate with the Lenders and each Agent and execute such further instruments and documents as the Lenders or any Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

9.14. Additional Subsidiaries. The Borrowers shall upon the creation, acquisition or designation after the Closing Date of a new Restricted Subsidiary, cause each such Restricted Subsidiary to execute and deliver to the Administrative Agent for the benefit of the Lenders and Agents, an Instrument of Adherence (Guaranty), in substantially the form of Exhibit E hereto (an “Instrument of Adherence (Guaranty)”), whereby such Restricted Subsidiary becomes a party to the applicable Loan Documents, provided that foreign Restricted Subsidiaries of the U.S. Borrower will not execute a Guaranty of the U.S. Obligations, but foreign Restricted Subsidiaries of the U.S. Borrower shall execute a Guaranty of the Foreign Obligations (unless there would be a legal impediment or an adverse tax impact to the U.S. Borrower and its Subsidiaries with respect to any such Guaranty as determined by the Borrowers and any Agent). If requested by any Agent, the Borrowers shall deliver to the Agents and the Lenders legal opinions in form and substance satisfactory to the Agents opining as to the authorization, validity and enforceability of such Instrument of Adherence (Guaranty) and the other documentation delivered in connection therewith, and as to such other matters as any Agent may request. In addition, the Borrowers shall upon the acquisition or creation of any new Subsidiary, promptly notify (and in any event within 30 days) the Lenders thereof and provide the Agents and the Lenders with an updated Schedule I, Schedule 8.16(a) and Schedule 8.17 hereto to reflect the formation or acquisition of each new Subsidiary. The Borrowers shall inform the Administrative Agent in writing within two (2) Business Days of the delivery of an updated Schedule I, Schedule 8.16(a) and Schedule 8.17 whether the newly formed or acquired Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary under this Credit Agreement. Notwithstanding the other provisions of this §9.14, any Restricted Subsidiary in which any of the Borrowers or any of the Restricted Subsidiaries have collectively invested less than $100,000, and so long as such Restricted Subsidiary shall not have (a) assets in excess of $100,000, (b) annual revenue in excess of $100,000 or (c) liabilities in excess of $100,000, shall not be required to become a party to the Guaranty.

9.15. Notice to Dutch Central Bank. The European Borrower will comply with the notice requirements to the Dutch Central Bank pursuant to the Act on Foreign Financial Relations 1994 (Wet financiële betrekkingen buitenland 1994) and regulations promulgated thereunder and will provide the Administrative Agent with a copy of any notice provided to the Dutch Central Bank contemporaneously with the filing or mailing thereof.

10.	CERTAIN NEGATIVE COVENANTS OF THE BORROWERS.

From and after the Closing Date, each Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Issuing Lender has any obligation to issue or extend any Letters of Credit:

10.1. Restrictions on Indebtedness. The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders, the Issuing Lender and each Agent arising under any of the Loan Documents;

(b) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §9.8;

(c) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which any Borrower or any of its Restricted Subsidiaries shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(d) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(e) Indebtedness of any of the Borrowers or any of their Restricted Subsidiaries to any of the Borrowers or any of their other Restricted Subsidiaries consisting of rights of reimbursement, contribution, subrogation and the like in connection with the joint and several obligations of the Borrowers and their Restricted Subsidiaries under the Loan Documents;

(f) Indebtedness incurred (other than under this Credit Agreement) or assumed in connection with the acquisition after the date hereof of any real or personal property by the Borrowers or their Restricted Subsidiaries (including Indebtedness in respect of Capitalized Leases), provided that the aggregate principal amount of such Indebtedness of (i) the U.S. Borrower and its Restricted Subsidiaries shall not exceed the amount of $45,000,000 at any one time, (ii) the Canadian Borrower and its Restricted Subsidiaries shall not exceed the aggregate amount of $10,000,000 at any one time, (iii) the European Borrower and its Restricted Subsidiaries shall not exceed the amount of $5,000,000 at any one time, and (iv) and the Australian Borrower its Restricted Subsidiaries shall not exceed the aggregate amount of $10,000,000 at any one time;

(g) Indebtedness existing on the Closing Date and listed and described on Schedule 10.1 hereto including any extensions or refinancings thereof on substantially similar terms as the Indebtedness being refinanced and provided there is no increase in the amount thereof;

(h) Indebtedness of any Loan Party to any other Loan Party, provided that the aggregate amount of any Indebtedness from any Foreign Loan Party to any U.S. Loan Party, together with, without duplication, Investments by any U.S. Loan Party in any Foreign Loan Party permitted under §10.3(i), shall not exceed $125,000,000;

(i) Indebtedness of the Borrowers with respect to Hedging Agreements entered into in the ordinary course of business and not for speculative purposes; provided that such Hedging Agreements are not in respect of credit default swap derivatives or equity derivatives;

(j) Indebtedness in respect of performance, surety, statutory, insurance, appeal or similar bonds obtained in the ordinary course of business;

(k) Indebtedness of the Borrowers or any of their Restricted Subsidiaries in respect of guaranties of obligations in connection with Permitted Acquisitions and other Investments permitted by §10.3(i) and for the operation of any of their Restricted Subsidiaries (in each case, to the extent the underlying Indebtedness with respect thereto is otherwise permitted under this §10.1), not to exceed $40,000,000 (or, during the period commencing on the Closing Date through the first anniversary of the Closing Date, $48,000,000) in the aggregate for all such Indebtedness permitted at any time;

(l) Indebtedness with respect to the Senior Notes, in an aggregate outstanding principal amount not to exceed $300,000,000 at any one time; provided that such Senior Notes shall not have (x) maturity dates prior to the Maturity Date (other than the 4.85% Series 2004-A Senior Notes due November 1, 2011 and the Floating Rate Series 2005-C Senior Notes due July 26, 2012) nor (y) covenants or events of default more restrictive than those in this Credit Agreement;

(m) Other Indebtedness not included in the foregoing provisions of this §10.1 not to exceed $50,000,000 in the aggregate at any time outstanding; and

(n) Indebtedness of any Loan Party to any Non-Guarantor Subsidiary; provided, that, all such Indebtedness does not exceed $20,000,000 in the aggregate at any time outstanding.

10.2. Restrictions on Liens. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, (i) create or incur or suffer to be created or incurred or to exist any Lien upon any of their property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (iii) acquire, or agree (except where such agreement is not binding on such Borrower or Restricted Subsidiary) or have a non-revocable option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or (iv) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority or preference whatsoever over its general creditors; provided that such Borrower and any of its Restricted Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(a) Liens in favor of any Agent for the benefit of the Lenders and any Agent under the Loan Documents;

(b) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or being contested in good faith or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

(c) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(d) Liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by §10.1(c);

(e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

(f) encumbrances on Real Estate owned or leased by any of the Borrowers or any of their Restricted Subsidiaries consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s Liens under leases to which any of the Borrowers or any of their Restricted Subsidiaries is a party, and other minor Liens or encumbrances none of which in the opinion of such Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of such Borrower and its Restricted Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of any of the Borrowers individually or of the Borrowers and their Restricted Subsidiaries on a consolidated basis;

(g) Liens existing on the Closing Date and listed on Schedule 10.2 hereto and any extensions or renewals thereof provided that the principal amount secured thereby is not thereafter increased and no additional assets become subject to such Lien;

(h) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by §10.1(f), incurred or assumed in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

(i) Liens consisting of deposits to secure Indebtedness permitted by §10.1(j) hereof;

(j) Liens on the Capital Stock of any Unrestricted Subsidiary so long as such Liens are otherwise non-recourse to the Borrowers and their Restricted Subsidiaries;

(k) other Liens not included in the foregoing provisions of this §10.2 securing Indebtedness permitted by §10.1(m) so long as the fair market value of the assets encumbered by such Liens does not exceed $25,000,000 in the aggregate;

(l) any Dutch law conservatory attachment (conservatoir beslag); and

(m) in respect of the European Borrower only, any Lien arising under clause 18 of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by financial institutions in the Netherlands pursuant to its general terms and conditions.

10.3. Restrictions on Investments. Each Borrower will not, and will not permit its Restricted Subsidiaries to, make or permit to exist or to remain outstanding any Investment except the Borrowers and their Restricted Subsidiaries may make or permit to exist or to remain outstanding:

(a) Investments in Cash Equivalents;

(b) Investments existing on the Closing Date and listed on Schedule 10.3 hereto;

(c) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $750,000 in the aggregate at any time outstanding;

(d) Investments by any of the Borrowers or any of their Restricted Subsidiaries consisting of rights of reimbursement, contribution, subrogation and the like in connection with the joint and several obligations of such Restricted Subsidiaries under the Loan Documents;

(e) Investments of any Loan Party in any Non-Guarantor Subsidiary; provided, that, all such Investments do not exceed $20,000,000 in the aggregate at any time outstanding;

(f) Investments made in connection with a Permitted Acquisition or subject to §10.5.2(d), the Planned Acquisition;

(g) so long as no Default or Event of Default shall have occurred and be continuing, and so long as none would result after giving effect thereto, GWI may make other Investments in any other Loan Party if the Funded Debt to EBITDAR Ratio on a pro forma basis calculated as of the end of the most recently ended fiscal quarter after giving effect to such Investment is less than 3.00 to 1; provided that if such Funded Debt to EBITDAR Ratio is less than 3.00 to 1 but greater than 2.25 to 1, the aggregate amount of such Investments shall not exceed an amount equal to the sum of (i) $50,000,000, (ii) fifty percent (50%) of positive Consolidated Net Income, calculated on a cumulative basis for each fiscal quarter ending subsequent to January 1, 2008, and (iii) 100% of the net cash proceeds of any issuance of equity securities of GWI after the Closing Date minus (iv) the aggregate amount of any Restricted Payments made pursuant to §10.4(c);

(h) Investments made by (A) any Loan Party in any other Loan Party, (B) any non-Loan Party in any Loan Party or (C) any non-Loan Party in any other non-Loan Party, in each case to effect the Corporate Restructuring; and

(i) other Investments by the Borrowers and their Restricted Subsidiaries, provided that (A) the aggregate amount of such Investments, together with, without duplication, any Indebtedness from any Foreign Loan Party to any U.S. Loan Party permitted under §10.1(h), does not exceed $125,000,000 at any time outstanding and (B) no Default or Event of Default shall have occurred and be continuing at the time such Investment is made or would result therefrom.

10.4. Distribution and Restricted Payments. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make any Restricted Payments, provided however that (a) the Borrowers’ Restricted Subsidiaries may make Distributions to a Borrower or other Restricted Subsidiaries, (b) the Borrowers may make the Investments permitted by §10.3(h) and (i) hereof and (c) so long as no Default or Event of Default shall have occurred and be continuing, and so long as none would result after giving effect thereto, GWI may make other Restricted Payments consisting of stock repurchases and cash dividends if the Funded Debt to EBITDAR Ratio on a pro forma basis calculated as of the end of the most recently ended fiscal quarter after giving effect to such Restricted Payments and any borrowings incurred to make such repurchases and payments is less than 3.00 to 1; provided that if such Funded Debt to EBITDAR Ratio is less than 3.00 to 1 but greater than 2.25 to 1, such Restricted Payments shall not exceed an amount equal to the sum of (i) $50,000,000, (ii) fifty percent (50%) of positive Consolidated Net Income, calculated on a cumulative basis for each fiscal quarter ending subsequent to January 1, 2008, and (iii) 100% of the net cash proceeds of any issuance of equity securities of GWI after the Closing Date minus (iv) the aggregate amount of any Investments made pursuant to §10.3(g).

10.5. Merger, Permitted Acquisitions and Disposition of Assets.

10.5.1. Mergers. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate any merger, amalgamation or consolidation other than (a) the merger, amalgamation or consolidation of (A) a Restricted Subsidiary of the Borrowers into any other Restricted Subsidiary, (B) a Restricted Subsidiary of any Borrower with and into such Borrower, or (C) two or more Restricted Subsidiaries of the Borrowers with each other or (b) the Corporate Restructuring.

10.5.2. Permitted Acquisitions. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, effect any asset acquisition or stock acquisition except:

(a) the acquisition of assets in the ordinary course of business consistent with past practices;

(b) Capital Expenditures;

(c) acquisitions by any Borrower or any Restricted Subsidiary of any Borrower (with the proceeds of a capital contribution from such Borrower or otherwise) of any other U.S., Australian, European or Canadian Person, or of any business, division or operating unit of any other U.S., Australian, European or Canadian Person (whether by way of a purchase of assets or Capital Stock) (each such acquisition satisfying all the conditions and requirements of this §10.5.2 being referred to herein as a “Permitted Acquisition”) provided that:

(i) the aggregate Purchase Price for each Permitted Acquisition (or group of related acquisitions), other than any acquisition financed solely with equity, shall not exceed $100,000,000 (or in the event that the pro forma financial statements delivered pursuant to §10.5.2(ii) demonstrate a pro forma Funded Debt to EBITDAR Ratio less than or equal to 3.00 to 1, $150,000,000), for any U.S., Australian, European or Canadian Person or any business, division or operating unit of any U.S., Australian, European or Canadian Person;

(ii) such Borrower shall have demonstrated to the reasonable satisfaction of the Administrative Agent (based on, among other things, operating and financial projections and pro forma financial statements delivered to the

Administrative Agent and certified by the chief financial officer of such Borrower) that, after giving pro forma effect to the Permitted Acquisition and the incurrence of any Indebtedness in connection therewith, all covenants contained in §11 would have been satisfied on a pro forma basis as at the end of and for the most recent fiscal quarter, and will be satisfied on a pro forma basis for the next four fiscal quarters ending after the date of such Investment;

(iii) with respect to any such Permitted Acquisition:

(A) such Borrower shall have delivered to the Administrative Agent reasonable (and, in any event, fifteen (15) days) prior written notice of such acquisition, which notice shall provide the Administrative Agent with a reasonably detailed description of the proposed acquisition, and shall include true and complete copies of (to the extent available at such time but in any event prior to the closing of any such Permitted Acquisition) all instruments and agreements executed or delivered or to be executed or delivered by such Borrower or any of its Restricted Subsidiaries in connection with such acquisition, all of which shall be reasonably satisfactory in form and substance to the Administrative Agent;

(B) the business and assets so acquired shall be acquired by such Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Permitted Liens) and Indebtedness (other than Indebtedness permitted by §10.1(f) or otherwise consented to in writing by the Required Lenders) and the business so acquired shall be substantially the same line of business as that presently conducted by such Borrower and its Restricted Subsidiaries or lines of business reasonably related thereto;

(C) no contingent obligations, Indebtedness or liabilities will be incurred or assumed in connection with such acquisition which could reasonably be expected to have a Material Adverse Effect;

(D) in the case of any acquisition of Capital Stock, (x) the acquired Person shall become a Restricted Subsidiary of a Borrower (or of any existing Restricted Subsidiary of such Borrower) or shall be merged with and into such Borrower or any existing Restricted Subsidiary of such Borrower; and, unless such acquired Person fits within the exception set forth in the last sentence of §9.14, such Borrower or the applicable Restricted Subsidiary and such acquired Person shall have become a Guarantor hereunder, and shall have otherwise complied with all the applicable provisions of §9.14 and (y) the board of directors (or other applicable governing body) of the acquired Person shall have approved such proposed acquisition;

(iv) no Default or Event of Default shall exist immediately prior to such Permitted Acquisition or would result from such Permitted Acquisition and provided further that if such Permitted Acquisition would result in a change in control of the acquired Person, such Investment shall have been approved by the board of directors of such Person prior to the making of such Investment; and

(v) with respect to any Permitted Acquisition, any debt instruments or preferred stock evidencing, governing or issued in connection with such Investment shall be reasonably satisfactory to the Administrative Agent and shall be permitted by this Credit Agreement;

(d) the Planned Acquisition (which, subject to the satisfaction of all the conditions and requirements of this §10.5.2(d), shall constitute a “Permitted Acquisition”), provided that:

(i) the Administrative Agent shall have completed its due diligence review of the assets, liabilities (including contingent liabilities) and business of the Target and shall be reasonably satisfied with the results thereof;

(ii) the Administrative Agent shall be reasonably satisfied with the acquisition agreement (including all schedules and exhibits thereto) (the “Acquisition Agreement”) and other agreements, instruments and documents relating thereto;

(iii) the acquisition of the Target shall have been consummated in accordance with the terms of the Acquisition Agreement;

(iv) no material provision of the Acquisition Agreement or any such other agreements, instruments and documents relating to the purchase of the Target shall be altered, amended or otherwise changed or supplemented or any material condition therein waived without the prior written consent of the Administrative Agent; and

(v) the Planned Acquisition shall otherwise satisfy all the conditions and requirements of clauses (c)(ii) through (v) of §10.5.2; and

(e) the Corporate Restructuring.

10.5.3. Disposition of Assets. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, become a party to or agree to or effect any disposition of assets or stock or other equity interests, other than (a) any disposition of assets by (i) any Loan Party to any other Loan Party, (ii) any non-Loan Party to any Loan Party or (iii) any non-Loan Party to any other non-Loan Party, in each case to effect the Corporate Restructuring or (b) the disposition of assets in the ordinary course of business and sale leasebacks to the extent permitted under §10.6. Notwithstanding the foregoing, (x) if no Default or Event of Default exists or will occur as a result of such disposition or sale, the Borrowers and their Restricted Subsidiaries may lease, sell or otherwise dispose of assets (other than stock and other equity interests)

for cash; provided that the aggregate net book value (at the time of disposition thereof and after giving effect to the contemplated disposition) of all such assets shall not exceed $25,000,000 during any period of twelve consecutive months, and (y) no Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, become a party to or agree to or effect any sales by such Borrower or Restricted Subsidiary of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Borrower or Restricted Subsidiary relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Borrower or Restricted Subsidiary to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith.

10.6. Sale and Leaseback. After the Closing Date, each Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby any of the Borrowers or any Restricted Subsidiary of a Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that a Borrower or any Restricted Subsidiary of a Borrower intends to use for substantially the same purpose as the property being sold or transferred, provided that any Borrower or any of its Restricted Subsidiaries may enter into such sale leaseback transactions to the extent that the aggregate net book value (at the time of disposition thereof and after giving effect to the contemplated disposition) of the assets sold in connection with all such sale leasebacks does not exceed (a) with respect to the U.S. Borrower, $25,000,000 in the aggregate for any calendar year, (b) with respect to the Canadian Borrower, $10,000,000 in the aggregate for any calendar year, (c) with respect to the European Borrower, $10,000,000 in the aggregate for any calendar year and (d) with respect to the Australian Borrower, $10,000,000 in the aggregate for any calendar year.

10.7. Compliance with Environmental Laws. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, except for the handling, processing, storage of Hazardous Substances in compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, except in compliance with all applicable Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate, except in compliance with all applicable Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.

10.8. Employee Benefit Plans. Except as set forth on Schedule 8.13 or as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, none of the Loan Parties nor any ERISA Affiliate will, to the extent applicable,

(a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrowers or any of their Restricted Subsidiaries which could have a Material Adverse Effect; or

(b) permit any Guaranteed Pension Plan to incur a violation under the Pension Funding Rules, whether or not a waiver under such rules has been received; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a Lien or encumbrance on the assets of the Borrowers or any of their Restricted Subsidiaries pursuant to the Pension Funding Rules or §4068 of ERISA;

(d) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities, by more than $5,000,000;

(e) fail to contribute to any Canadian Plan any amount required to be contributed thereto in accordance with applicable law or the terms of such Canadian Plan, by more than $5,000,000 in the aggregate for all Canadian Plans;

(f) permit or take any action which would result in the aggregate going concern unfunded liability or the aggregate solvency deficiency in respect of all the Canadian Plans which are funded plans, determined pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuations therefor, to exceed the Canadian Dollar Equivalent of $5,000,000; or

(g) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §436 of the Code or, prior to the effective date as to such Guaranteed Pension Plan, of the Pension Protection Act of 2006, §307 of ERISA or §401(a)(29) of the Code.

10.9. Business Activities. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage directly or indirectly (whether through Restricted Subsidiaries or otherwise) in any type of business not engaged in by such Borrower or such Restricted Subsidiary on the Closing Date, unless incidental or related to any type of business engaged in by such Borrower or such Restricted Subsidiaries on such date.

10.10. Capitalization. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, authorize, issue or sell any Capital Stock, grant any options (other than under current option plans), warrants or other rights to purchase any Capital Stock or in any way change the capitalization of any of its Restricted Subsidiaries in such a manner as to cause such Borrower to own directly or indirectly less than one hundred percent of the Capital Stock, of each of its Restricted Subsidiaries (except as set forth in §8.17 or §10.5.2). No Borrower or its Restricted Subsidiaries will issue any Capital Stock having debt-like features (such as mandatory cash dividends, mandatory redemption provisions or other provisions which create monetary obligations on such Borrower payable in cash during a period when Loans may be outstanding) except to the extent that such Capital Stock, if classified as Indebtedness of such Borrower, would be permitted by §10.1 hereof.

10.11. Fiscal Year. Each Borrower will not, and will not permit its Restricted Subsidiaries to, change the date of the end of its or their fiscal year from that set forth in §8.18 hereof.

10.12. Restrictions on Negative Pledges and Upstream Limitations. The Borrowers will not, nor will they permit any of their Restricted Subsidiaries to, (a) enter into any agreement or arrangement (excluding this Credit Agreement and the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties, revenues or assets whether now owned or hereafter acquired or (b) enter into any agreement, contract or arrangement (excluding this Credit Agreement and the other Loan Documents) restricting the ability of any U.S. Guarantor or any Restricted Subsidiary of the Canadian Borrower, the European Borrower or the Australian Borrower to (i) pay or make dividends or distributions in cash or kind to the U.S. Borrower (in the case of any U.S. Guarantor) or the Canadian Borrower, the European Borrower or the Australian Borrower (in the case of Restricted Subsidiaries of the Canadian Borrower, the European Borrower or the Australian Borrower, respectively), (ii) make loans, advances or other payments of whatsoever nature to the U.S. Borrower (in the case of U.S. Guarantors) and the Canadian Borrower, the European Borrower or the Australian Borrower (in the case of Restricted Subsidiaries of the Canadian Borrower, the European Borrower or the Australian Borrower, respectively) or (iii) make transfers or distributions of all or any part of its assets to the U.S. Borrower (in the case of U.S. Guarantors) and the Canadian Borrower, the European Borrower or the Australian Borrower (in the case of Restricted Subsidiaries of the Canadian Borrower, the European Borrower or the Australian Borrower, respectively); in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under §10.2, and (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by the Borrowers or such Subsidiary in the ordinary course of its business.

10.13. Transactions with Affiliates. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any transaction with any Affiliate (other than the Borrowers or any of their Restricted Subsidiaries) (other than (i) for services as employees, officers and directors, (ii) equity awards related to common stock to employees and directors pursuant to incentive compensation plans involving not more than 25% of the common stock of such Borrower and (iii) transactions pursuant to agreements listed on Schedule 10.13), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such Affiliate or, to the knowledge of such Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

10.14. Modification of Certain Documents. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, modify, amend or supplement the Senior Notes in a manner which affects the amount or timing of payments to be made thereunder or any other debt-like features thereof, or which results in more restrictive covenants and events of default than in this Credit Agreement, without the prior written consent of the Administrative Agent.

11.	FINANCIAL COVENANTS OF THE BORROWERS.

Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Issuing Lender has any obligation to issue or extend any Letters of Credit:

11.1. Funded Debt to EBITDAR Ratio. The Borrowers will not permit the Funded Debt to EBITDAR Ratio to exceed (a) 3.75 to 1 as of the last day of any fiscal quarter from the Closing Date through the later of March 31, 2009 and the last day of the second fiscal quarter following the Closing Date or (b) 3.50 to 1 as of the last day of any fiscal quarter thereafter.

11.2. Interest Coverage. The Borrowers will not permit the ratio of (a) Consolidated EBITDA for the preceding period of four (4) consecutive fiscal quarters to (b) Consolidated Total Interest Expense for such period, to be less than 3.50 to 1 as of the last day of any fiscal quarter.

11.3. Capital Expenditures. The Borrowers will not make, or permit any Restricted Subsidiaries to make, Capital Expenditures in any fiscal year that exceed, in the aggregate, 20% of the net revenues of the Loan Parties for the preceding fiscal year, after including, on a pro forma basis, the annual contract revenues from any take-or-pay long-term contract for the performance of which such Capital Expenditure is required; provided, however, that, if during any fiscal year the amount of Capital Expenditures permitted for that fiscal year is not so utilized, fifty percent (50%) of such unutilized amount may be utilized in the next succeeding fiscal year but not in any subsequent fiscal year.

12.	CLOSING CONDITIONS.

The obligations of certain of the Lenders to convert their claims against the Borrowers and certain of their Restricted Subsidiaries with respect to the Existing Credit Agreement into Obligations under this Credit Agreement, to amend and restate the Existing Credit Agreement and to make the initial Loans, the Issuing Lender to convert any existing letters of credit into Letters of Credit under this Credit Agreement and the Issuing Lender to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date.

12.1. Loan Documents, etc. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders.

12.2. Certified Copies of Charter Documents; Good Standing Certificates. The Administrative Agent shall have received from each of the Borrowers and each of their Restricted Subsidiaries (a) a copy, certified by a duly authorized officer of such Person to be true and complete and in full force and effect on the Closing Date, of each of the Governing Documents as in effect on such date of certification and (b) other than in respect of the European Borrower, the European Guarantors, the Australian Borrower and the Australian Guarantors, certificates of good standing, all in form and substance satisfactory to the Administrative Agent and its counsel.

12.3. Corporate or Other Action. All corporate or other action necessary for the valid execution, delivery and performance by each of the Borrowers and each of their Restricted Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof shall have been provided to the Administrative Agent.

12.4. Incumbency Certificate. The Administrative Agent shall have received from each of the Borrowers and each of their Restricted Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Borrower or such Restricted Subsidiary, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each Borrower or such Restricted Subsidiary, each of the Loan Documents to which such Borrower or such Restricted Subsidiary is or is to become a party; (b), to make Loan Requests, Conversion Requests and to apply for Letters of Credit, in each case to the extent applicable; and (c) to give notices and to take other action on its behalf under the Loan Documents.

12.5. Payoff. The Administrative Agent shall have received satisfactory evidence of payment in full of the Existing Credit Agreement, including all interest and fees in accordance with §29 hereof.

12.6. Opinion of Counsel. Each of the Lenders and the Applicable Agents shall have received a favorable legal opinion addressed to the Lenders and the Applicable Agents, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Agents, from:

(a) Simpson Thacher & Bartlett LLP, counsel to the U.S. Borrower and the U.S. Guarantors;

(b) local counsel to the Canadian Borrower and the Canadian Guarantors;

(c) local counsel to the European Borrower and the European Guarantors; and

(d) local counsel to the Australian Borrower and the Australian Guarantors.

12.7. Payment of Fees. The Borrowers shall have reimbursed the Administrative Agent for, or paid directly, all fees, costs and expenses incurred by the Administrative Agent’s Special Counsel in connection with the closing of the transactions contemplated hereby and all other fees payable under the Fee Letter.

12.8. Closing Certificate. The Borrowers shall have delivered to the Administrative Agent a certificate, dated as of the Closing Date, stating that, as of such date (a) the representations and warranties set forth herein or in any other Loan Document are true and correct, (b) no Default or Event of Default has occurred and is continuing and (c) the conditions set forth in this §12 have been satisfied.

12.9. Schedules. The Borrowers shall have delivered to the Administrative Agent and the Lenders copies of the final disclosure schedules to this Credit Agreement, and any material changes from the disclosure schedules delivered to the Administrative Agent and the Lenders on the date hereof shall be in form and substance reasonably satisfactory to the Agents.

12.10. Solvency Certificate. The U.S. Borrower shall have delivered to the Administrative Agent a solvency certificate from its chief financial officer certifying that both before and after giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents, the Borrowers and their Restricted Subsidiaries, on a consolidated basis, are Solvent.

12.11. Closing Date. The Closing Date shall have occurred on or before December 31, 2008.

12.12. Australian Loan Parties’ Certificate. The Australian Borrower and the Australian Guarantors shall have delivered to the Administrative Agent a certificate certifying that each such Loan Party is not in breach of Chapter 2E of the Corporations Act 2001.

13.	CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loans and of the Issuing Lender to issue or extend any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

13.1. Representations True; No Event of Default. Each of the representations and warranties of the Borrowers and their Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true in all material respects at and as of the time of the making of such Loan or the issuance or extension of such Letter of Credit (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse to the Agents and the Lenders, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

13.2. Documents. The Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Agents and the Administrative Agent’s Special Counsel and the Lenders and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as any Agent may reasonably request.

14.	EVENTS OF DEFAULT; ACCELERATION; ETC.

14.1. Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) any Borrower shall fail to pay any principal of its Loans or any Borrower shall fail to pay any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) any Borrower shall fail to pay (i) any interest on its Loans, any Commitment Fee, any Letter of Credit Fee, or Agent’s Fees due hereunder, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure shall continue for three (3) days; or (ii) any other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure shall continue for thirty (30) days;

(c) any of the Borrowers or any of their Restricted Subsidiaries shall fail to comply with any of the covenants contained in §§9.1, 9.4, 9.5.1, the first sentence of §9.6, 9.12, 9.14, 10 or 11;

(d) any of the Borrowers or any of their Restricted Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §14.1) for thirty (30) days after written notice of such failure has been given to the Applicable Borrower by the Administrative Agent;

(e) any representation or warranty of any of the Borrowers or any of their Restricted Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made;

(f) any of the Borrowers or any of their Restricted Subsidiaries shall fail to pay when due, or within any applicable period of grace, any obligation in excess of the aggregate amount of $20,000,000, for borrowed money or credit received or in respect of any Capitalized Leases, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(g) any of the Borrowers or any of their Restricted Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator, administrator or receiver of any of the Borrowers or any of their Restricted Subsidiaries or of any substantial part of the assets of any of the Borrowers or any of their Restricted Subsidiaries or shall commence any case or other proceeding relating to any of the Borrowers or any of their Restricted Subsidiaries under any Debtor Relief Law, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any of the Borrowers or any of their Restricted Subsidiaries and the Borrowers or any of their Restricted Subsidiaries shall indicate their approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any of the Borrowers or any of their Restricted Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any of the Borrowers or any Restricted Subsidiary of the Borrowers in an involuntary case under any Debtor Relief Law as now or hereafter constituted;

(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against any of the Borrowers or any of their Restricted Subsidiaries that, with other outstanding final judgments, undischarged, against any of the Borrowers or any of their Restricted Subsidiaries exceeds in the aggregate $20,000,000;

(j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any of the Borrowers or any of their Restricted Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k) the U.S. Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $20,000,000, or the U.S. Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $20,000,000, or any of the following occurs with respect to any Guaranteed Pension Plan: (i) an ERISA Reportable Event or a failure to comply with the Pension Funding Rules shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the U.S. Borrower or the U.S. Guarantors to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $20,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a Lien in favor of such Guaranteed Pension Plan; or (ii) a trustee shall have been appointed by the United States District Court to administer such Guaranteed Pension Plan; or (iii) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(l) any of the Borrowers or any of their Restricted Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

(m) there shall occur any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Borrower or any of its Restricted Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect;

(n) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower or any of its Restricted Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect;

(o) any of the Borrowers or any of their Restricted Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against any of the Borrowers or any of their Restricted Subsidiaries, a punishment for which in any such case could include the forfeiture of any assets of such Borrower or such Restricted Subsidiary having a fair market value in excess of $20,000,000; or

(p) (i) any person or group of persons (within the meaning of §13 or 14 of the Securities Exchange Act of 1934, as amended) other than Mortimer B. Fuller, III, his interest in his father’s estate and any of his children or grandchildren and any trust or other Person controlled by, and a majority of the beneficial ownership interest of which is owned by, any of such individuals, singly or jointly, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of more than twenty-five percent (25%) of the outstanding shares of the common stock of GWI, (ii) during any period of twelve consecutive calendar months, individuals who were directors of GWI on the first day of such period shall cease to constitute a majority of the board of directors of GWI, (iii) any of the Borrowers shall at any time own directly or indirectly less than 100% of the shares of the Capital Stock of each of their Restricted Subsidiaries, as adjusted pursuant to any stock split, stock dividend or recapitalization or reclassification of the capital of such Person, except as otherwise consented to by the Applicable Lenders pursuant to §10.5.2, and except as otherwise described in §8.17; or (iv) any event shall occur which would constitute a “Change of Control” as defined in any other Indebtedness in excess of $40,000,000;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Borrowers; provided that in the event of any Event of Default specified in §§14.1(g) or 14.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from any Agent or any Lender.

14.2. Termination of Commitments. If any one or more of the Events of Default specified in §§14.1(g) or 14.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrowers and the Issuing Lender shall be relieved of all further obligations to issue or extend Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing or extending any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing or extending such Letter of Credit on such other date are not satisfied, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrowers, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the Issuing Lender shall be relieved of all further obligations to issue or extend Letters of Credit. No termination of the credit hereunder shall relieve any Borrower of any of its Obligations.

14.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §14.1, each Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or any Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

15.	SETOFF.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or the Issuing Lender, irrespective of whether or not such Lender or the Issuing Lender shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify the Borrowers and the Applicable Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Any amounts set off pursuant to this §15 shall be distributed ratably in accordance with §32 among all of the Lenders by the Lender setting off such amount. If any Lender fails to share such setoff ratably, the Applicable Agent shall have the right to withhold such Lender’s share of any Borrower’s payments until each of the Lenders shall have, in the aggregate, received a pro rata repayment.

16.	THE AGENTS.

16.1. Appointment and Authorization.

(a) Each of the Lenders and the Issuing Lender hereby irrevocably appoints Bank of America to act as agent and trustee on its behalf as the Administrative Agent, Canadian Agent, European Agent and Australian Agent hereunder and under the other Loan Documents and authorizes Bank of America, in its capacity as Administrative Agent, Canadian Agent, European Agent

and/or Australian Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent, Canadian Agent, European Agent and Australian Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this §16 are solely for the benefit of the Agents, the Lenders and the Issuing Lender, and no Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Each of the Canadian Lenders and the Issuing Lender hereby irrevocably appoints Bank of America-Canada Branch to act as agent and trustee on its behalf as the Canadian Agent hereunder and under the other Loan Documents and authorizes Bank of America-Canada Branch, in its capacity as Canadian Agent, to take such actions on its behalf and to exercise such powers as are delegated to the Canadian Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(c) Each of the European Lenders and the Issuing Lender hereby irrevocably appoints Bank of America-London Branch to act as agent and trustee on its behalf as the European Agent hereunder and under the other Loan Documents and authorizes Bank of America-London Branch, in its capacity as European Agent, to take such actions on its behalf and to exercise such powers as are delegated to the European Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(d) Each of the Australian Lenders and the Issuing Lender hereby irrevocably appoints Bank of America-Australia Branch to act as agent and trustee on its behalf as the Australian Agent hereunder and under the other Loan Documents and authorizes Bank of America-Australia Branch, in its capacity as Australian Agent, to take such actions on its behalf and to exercise such powers as are delegated to the Australian Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(e) The relationship between the Agents and each of the Lenders is that of an independent contractor. The use of the terms “Administrative Agent”, “Canadian Agent”, “European Agent” and “Australian Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agents and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agents and any of the Lenders.

(f) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agents are nevertheless a “representative” of the Applicable Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Applicable Lenders and the Applicable Agent with respect to the guaranties contemplated by the Loan Documents.

16.2. Rights as a Lender. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

16.3. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Applicable Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Applicable Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in §§14.3 and 27 or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrowers, a Lender or the Issuing Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in §12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

16.4. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Applicable Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless such Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

16.5. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this §16 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as each Agent.

16.6. Resignation of Agents. Any Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Applicable Required Lenders shall have the right, with the U.S. Borrower’s consent (so long as no Event of Default has occurred and is continuing) to appoint a successor, which shall be a bank with an office in the United States, Canada, the United Kingdom, the Netherlands or Australia or an Affiliate of any such bank with an office in the United States, Canada, the United Kingdom, the Netherlands or Australia. If no such successor shall have been so appointed by the Applicable Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Applicable Lenders and the Issuing Lender, appoint a successor Agent, with the Applicable Borrower’s consent, meeting the qualifications set forth above; provided that if the Applicable Agent shall notify the Borrowers and the Applicable Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Applicable Lender and the Issuing Lender directly, until such time as the Applicable Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Applicable Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this §16 and §§17 and 18 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Bank of America as Administrative Agent, Bank of America-Canada Branch as Canadian Agent, Bank of America-London Branch as European Agent or Bank of America-Australia Branch as Australian Agent pursuant to this Section shall also constitute its resignation as the Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent, Canadian Agent, European Agent or Australian Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the applicable Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

16.7. Non-Reliance on Agents and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

16.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents, or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Canadian Agent, the European Agent, the Australian Agent, a Lender, a Swingline Lender or the Issuing Lender hereunder.

16.9. Agents May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, any Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations (other than Obligations under any Hedging Agreement or in respect of any cash management services) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Agents under §§2.2, 5.10, 6.1 and 17) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Agents and, in the event that any Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to any Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under §§6.1 and 17.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender to authorize any Agent to vote in respect of the claim of any Lender or the Issuing Lender in any such proceeding.

16.10. Closing Documentation, Etc. For purposes of determining compliance with the conditions set forth in §12, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by any Agent or the Arranger to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent or the Arranger active upon the Borrowers’ account shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to such Agent or the Arranger to such effect on or prior to the Closing Date.

16.11. Payments.

16.11.1. Payments to Agents. A payment by the Applicable Borrower to the Applicable Agent hereunder or any of the other Loan Documents for the account of any Applicable Lender shall constitute a payment to such Lender. Each Agent agrees promptly to distribute to each Applicable Lender such Lender’s pro rata share of payments received by such Agent for the account of such Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

16.11.2. Distribution by Agents.

(a) Unless the Applicable Agent shall have received notice from the Applicable Borrower prior to the date on which any payment is due to such Agent for the account of the Applicable Lenders or the Issuing Lender hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Applicable Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Applicable Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at the greater of the Federal Funds Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation. A notice of the Applicable Agent to any Applicable Lender or Borrowers with respect to any amount owing under this subsection (a) shall be conclusive, absent manifest error.

(b) If a court of competent jurisdiction shall adjudge that any amount received and distributed by any Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to such Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

16.11.3. Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Applicable Agent its applicable pro rata share (if any) of any Loan or to purchase its applicable pro rata amount (if any) of any Letter of Credit Participation or participate in any Swingline Loan or (b) to comply with the provisions of §15 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata (based on all applicable outstanding Loans and Unpaid Reimbursement Obligations) share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Applicable Borrowers, whether on account of the applicable outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining applicable nondelinquent Lenders for application to, and reduction of, their respective applicable pro rata shares of all then applicable outstanding Loans and Unpaid Reimbursement Obligations so affected by such delinquency. The Delinquent Lender hereby authorizes the Applicable Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective applicable pro rata shares of all such applicable outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders so affected by such delinquency, the Applicable Lenders’ respective pro rata shares of all such applicable outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

16.12. Holders of Notes. The Agents may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

16.13. Indemnity. The Lenders ratably (computed by reference to each Lender’s Commitment Percentage) agree hereby to indemnify and hold harmless the Agents and their Affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which such Agent or such Affiliate has not been reimbursed by the Borrowers as required by §17, and without limiting the Borrowers’ obligation to do so), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or such Agent’s or such Affiliate’s actions taken hereunder or thereunder and which are related to its role as an Agent, except to the extent the Borrowers have indemnified such Agent for the same in accordance with §18 (and without limiting the Borrowers’ obligation to do so), and except to the extent that any of the same shall be directly caused by such Agent’s or such Affiliate’s willful misconduct or gross negligence. This §16.13 covers any Lender which is also acting as an Agent solely in its capacity as an Agent and such Lender, in its capacity as a Lender, shall be liable for its actions and liable to indemnify such Agent in the same manner as any other Lender.

16.14. Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this §16.14 it shall promptly notify the other Lenders and Agents of the existence of such Default or Event of Default.

17.	EXPENSES.

Each of the Borrowers agrees to pay (a) any Indemnified Taxes or other Taxes (including any interest and penalties in respect thereto) payable by any Agent, the Arranger or any of the Lenders (other than Excluded Taxes) on or with respect to the transactions contemplated by this Credit Agreement (the Borrowers hereby agreeing to indemnify each Agent, the Arranger and each Lender with respect thereto), (b) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel and any local counsel to any Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document providing for such cancellation, provided that such counsel shall provide the Borrowers with invoices reflecting the expenses incurred in connection with the foregoing, and (c) all reasonable out-of-pocket expenses (including local and special counsel, and one additional firm of counsel for the Lenders, and reasonable consulting, accounting, appraisal and similar professional fees and charges) incurred by any Lender or any Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against any of the Borrowers or any of their Restricted Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or any Agent’s relationship with the Borrowers or any of their Restricted Subsidiaries except in connection with a claim that any of the Borrowers has against any of the Lenders or any Agent and in which claim such Borrower is the prevailing party after entry of a final nonappealable judgment or order. The covenants of this §17 shall survive payment or satisfaction of all other Obligations.

18.	INDEMNIFICATION.

Each of the Borrowers agrees to indemnify and hold harmless each Agent, the Arranger and the Lenders and each of their Affiliates and their directors, officers, employees, agents and advisors or control persons from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by any of the Borrowers or any of their Restricted Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) any of the Borrowers or any of their Restricted Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents, or (c) with respect to the Borrowers and their Restricted Subsidiaries and their respective Real Estate properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, natural resource damages, damage to property or diminution in property value), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, other than direct, as opposed to special, indirect, consequential or punitive, damages as a result of the gross negligence or willful misconduct of such Agent, the Arranger or such Lender as determined in a final, nonappealable judgment by a court of competent jurisdiction. In the event that any claim is made against any Agent, the Arranger or any Lender for which indemnity is provided under this §18, such Agent, the Arranger or such Lender shall provide prompt notice to the Borrowers of any such claim not otherwise known to the Borrowers, but the failure of such Agent, the Arranger or such Lender to provide such notice shall not impair the liability of any Borrower with respect to its indemnification for such claim except to the extent that such Borrower has been actually prejudiced by such failure. In litigation, or the preparation therefor, the Lenders, the Arranger and each Agent shall be entitled to select their own counsel and to participate in the defense and the investigation of such claim, action or proceeding and, in addition to the foregoing indemnity, the Borrowers agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrowers under this §18 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this §18 shall survive payment or satisfaction in full of all other Obligations.

19.	SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of a Borrower or any of its Restricted Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Agents, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and the issuance or extension of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Issuing Lender has any obligation to issue or extend any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or any Agent at any time by or on behalf of the Borrowers or any of their Restricted Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower or such Restricted Subsidiary hereunder.

20.	SUCCESSORS AND ASSIGNS.

20.1. General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of §20.2 or (b) by way of participation in accordance with the provisions of §20.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of §20.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §20.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

20.2. Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the same portion of the Loans at the time owing to it and its participating interest in the risk relating to any Letters of Credit and Swingline Loans and all or the same portion of any Term Loan owing it); provided that (a) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or, in the case of an assignment to a Lender or a Lender Affiliate, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (A) $5,000,000, in the case of Domestic Revolving Loans, Canadian Revolving Loans, European Loans, or Australian Loans or (B) $1,000,000, in the case of the Domestic Term Loan or the Canadian Term Loan, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the U.S. Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); (b) in the case of European Loans and European Swingline Loans only, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption with respect thereto is delivered to the Administrative Agent) shall not be less than EUR50,000 or the Dollar Equivalent of EUR50,000 or the full remaining amount of such assigning Lender’s Loan to the extent such amount is less than EUR50,000 or the Dollar Equivalent of EUR50,000; (c) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned; (d) no Lender may make any assignment of all or a portion of its interests, rights and obligations in any Canadian Loan to an assignee who is not dealing at “arms length” with the Canadian Borrower (as such term is defined in the Income Tax Act of Canada); and (e) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to §20.3, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of §§6.6, 6.7, 6.9, 6.12(d) and 18 with respect to facts and circumstances occurring prior to the effective date of such assignment. Such release shall not include any claims which the Borrowers may have against such Lender arising prior to the date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §20.4.

20.3. Register.

(a) The Administrative Agent, acting solely for this purpose as an agent of the U.S. Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Domestic Lenders, and the Commitments of, and principal amounts of the Domestic Loans and Letter of Credit Obligations owing to, the Domestic Lenders pursuant to the terms hereof from time to time (the “Domestic Register”). The entries in the Domestic Register shall be conclusive, and the U.S. Borrower, the Administrative Agent and the Domestic Lenders may treat each Person whose name is recorded in the Domestic Register pursuant to the terms hereof as a Domestic Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Domestic Register shall be available for inspection by the Domestic Borrower and any Domestic Lender, at any reasonable time and from time to time upon reasonable prior notice.

(b) The European Agent, acting solely for this purpose as an agent of the European Borrower, shall maintain at the European Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the European Lenders, and the Commitments of, and principal amounts of the European Loans and Letter of Credit Obligations owing to, each European Lender pursuant to the terms hereof from time to time (the “European Register”). The entries in the European Register shall be conclusive, and the European Borrower, the European Agent and the European Lenders may treat each Person whose name is recorded in the European Register pursuant to the terms hereof as a European Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The European Register shall be available for inspection by the Company or the European Borrower and any European Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) The Australian Agent, acting solely for this purpose as an agent of the Australian Borrower, shall maintain at the Australian Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Australian Lenders, and the Commitments of, and principal amounts of the Australian Loans and Letter of Credit Obligations owing to, each Australian Lender pursuant to the terms hereof from time to time (the “Australian Register”). The entries in the Australian Register shall be conclusive, and the Australian Borrower, the Australian Agent and the Australian Lenders may treat each Person whose name is recorded in the Australian Register pursuant to the terms hereof as a Australian Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Australian Register shall be available for inspection by the Company or the Australian Borrower and any Australian Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) The Canadian Agent, acting solely for this purpose as an agent of the Canadian Borrower, shall maintain at the Canadian Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Canadian Lenders, and the Commitments of, and principal amounts of the Canadian Loans and Letter of Credit Obligations owing to, the Canadian Lenders pursuant to the terms hereof from time to time (the “Canadian Register”). The entries in the Canadian Register shall be conclusive, and the Canadian Borrower, the Canadian Agent and the Canadian Lenders may treat each Person whose name is recorded in the Canadian Register pursuant to the terms hereof as a Canadian Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Canadian Register shall be available for inspection by the Canadian Borrower and any Canadian Lender, at any reasonable time and from time to time upon reasonable prior notice.

20.4. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or any Agent, sell participations to any Person (other than a natural person or the Borrowers and their Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrowers, the Administrative Agent, any other Applicable Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, reduce the amount of any Commitment Fee or Letter of Credit Fees to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest. Subject to §20.5, the Borrowers agree that each Participant shall be entitled to the benefits of §§6.6, 6.7, 6.9 and 6.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §20.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of §15 as though it were a Lender, provided such Participant agrees to be subject to §15 as though it were a Lender.

20.5. Payments to Participants. A Participant shall not be entitled to receive any greater payment under §§6.6, 6.7 and 6.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. Any Participant shall not be entitled to the benefits of §6.12 unless such Participant complies with §6.12(d) or (e), as applicable.

20.6. Miscellaneous Assignment Provisions.

(a) A Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement and its Notes to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (ii) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of the Borrowers or any Agent hereunder.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

20.7. Assignee or Participant Affiliated with the Borrowers. If any assignee Lender is an Affiliate of a Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §14.1 or §14.2, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Loans or Reimbursement Obligations. If any Lender sells a participating interest in any of the Loans or Reimbursement Obligations to a Participant, and such Participant is a Borrower or an Affiliate of a Borrower, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §14.1 or §14.2 to the extent that such participation is beneficially owned by a Borrower or any Affiliate of a Borrower, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans or Reimbursement Obligations to the extent of such participation. The provisions of this §20.7 shall not apply to an assignee Lender or participant which is also a Lender on the Closing Date or to an assignee Lender or participant which has disclosed to the other Lenders that it is an Affiliate of a Borrower and which, following such disclosure, has been excepted from the provisions of this §20.7 in a writing signed by the Required Lenders determined without regard to the interest of such assignee Lender or transferor Lender, to the extent of such participation, in Loans or Reimbursement Obligations.

20.8. New Notes. Upon its receipt of an Assignment and Assumption executed by the parties to such assignment, together with each Note subject to such assignment, to the extent applicable, the Applicable Agent shall (a) record the information contained therein in the Applicable Register, and (b) give prompt notice thereof to the Borrowers and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, shall, upon the request of such assignee made through the Applicable Agent, execute and deliver to the Applicable Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such Assignment and Assumption and, if the assigning Lender has retained some portion of its obligations hereunder, upon the request of such assigning Lender made through the Applicable Agent, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrowers.

20.9. Special Purpose Funding Vehicle. Notwithstanding anything to the contrary contained in this §20, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time delivered by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to a Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Credit Agreement, provided that (a) in the case of any European Loan or European Swingline Loan only, the principal amount to which the option applies shall not be less than EUR50,000 or the Dollar Equivalent of EUR50,000, (b) nothing herein shall constitute a commitment to make any Loan by any SPC, (c) the Granting Lender’s obligations under this Credit Agreement shall remain unchanged, (d) the Granting Lender should retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement and (e) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any expense reimbursement, indemnity or similar payment obligation under this Credit Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the later of (i) the payment in full of all outstanding senior indebtedness of any SPC and (ii) the Maturity Date, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this §20.9, any SPC may (A) with notice to, but (except as specified below) without the prior written consent of, the Borrowers or any Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans (provided that, in the case of any European Loan or European Swingline Loan only, such assignment shall be in an amount of at least EUR50,000 or the Dollar Equivalent of EUR50,000 or the full remaining amount of such SPC’s Loans to the extent such amount is less than EUR50,000 or the Dollar Equivalent of EUR50,000) to its Granting Lender or to any financial institutions (consented to by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers, which consents shall not be unreasonably withheld or delayed) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (B) disclose on a confidential basis any non-public information relating to its Loans (other than financial statements referred to in §§8.4 or 9.4) to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC. In no event shall the Borrowers be obligated to pay to an SPC that has made a Loan any greater amount than the Borrowers would have been obligated to pay under this Credit Agreement if the Granting Lender had made such Loan. An amendment to this §20.9 without the written consent of an SPC shall be ineffective insofar as it alters the rights and obligations of such SPC.

21.	NOTICES, ETC.

21.1. Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to any Loan Party, at Genesee & Wyoming Inc., Corporate Headquarters, 66 Field Point Road, Greenwich, CT 06830, Attention: Timothy J. Gallagher, Chief Financial Officer, or at such other address for notice as such Loan Party shall last have furnished in writing to the Person giving the notice;

(b) if to any Agent, at the address set forth on Schedule 21 hereto or such other address for notice as such Agent shall last have furnished in writing to the Person giving the notice; and

(c) if to any Lender, at such Lender’s address set forth on Schedule II hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in §21.2 below, shall be effective as provided in such §21.2.

21.2. Electronic Communications.

(a) Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, such as Intralinks) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to §5 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such §5 by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWERS MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWERS MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWERS MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrowers Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

21.3. Change of Address, Etc. Each of the Borrowers, each Agent, the Issuing Lender and each Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Agents, the Issuing Lender and each Swingline Lender.

21.4. Reliance by Agents, Issuing Lender and Lenders. Each Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Agents, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower (other than in the case of gross negligence or willful misconduct of such indemnified party). All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereby consents to such recording.

22.	GOVERNING LAW.

THIS CREDIT AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. EACH OF THE LOAN PARTIES CONSENTS AND AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH LOAN PARTY IN ACCORDANCE WITH LAW AT THE ADDRESS SPECIFIED IN §21. EACH OF THE LOAN PARTIES HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

23.	HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

24.	COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by electronic transmission by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

25.	ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

26.	WAIVER OF JURY TRIAL, ETC.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OF THE LOAN PARTIES HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE, ANY SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES AND WAIVES ALL SURETYSHIP DEFENSES GENERALLY. EACH OF THE BORROWERS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR ANY AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR SUCH AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENTS AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BECAUSE OF, AMONG OTHER THINGS, EACH OF THE LOAN PARTY’S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.

27.1. Consents and Approvals. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any of the Borrowers or any of their Restricted Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the Borrowers and each Lender directly affected thereby:

(i) reduce or forgive the principal amount of any Loans or Reimbursement Obligations, or reduce the rate of interest on the Notes or the amount of the Commitment Fee or Letter of Credit Fees (other than interest accruing pursuant to §6.10 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto);

(ii) increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment;

(iii) postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or Reimbursement Obligations or any fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to §6.10 and (B) any vote to rescind any acceleration made pursuant to §14.1 of amounts owing with respect to the Loans and other Obligations shall require only the approval of the Required Lenders); and

(iv) release all or substantially all the Guarantors from their guaranty obligations under the Guaranty;

(b) without the written consent of all the Lenders,

(i) amend or waive (A) this §27, (B) the definition of Required Lenders (except as required to reflect the addition of an Additional Term Loan and Additional Term Loan Lender pursuant to §27.2), (C) §2.11, or (D) §32;

(c) without the written consent of each Agent, amend or waive §16, the amount or time of payment of the Agent’s Fee or any other provision applicable to any Agent;

(d) without the written consent of each Swingline Lender, amend or waive any provision applicable to any Swingline Lender; and

(e) without the written consent of the Issuing Lender, amend or waive the amount or time of payment of any Letter of Credit Fees or other fees payable for the Issuing Lender’s account or any other provision applicable to the Issuing Lender.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of any Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with §6.11; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section.

27.2. Increase in Aggregate Domestic Revolving Commitments or Addition of an Additional Term Loan. Notwithstanding anything in this Credit Agreement to the contrary, each of the Lenders agrees that at any time following the Closing Date and so long as a Default or Event of Default shall not have occurred and be continuing or would result therefrom, the U.S. Borrower may, on not more than two occasions request, by notice to the Administrative Agent, that the Aggregate Domestic Revolving Loan Commitment be increased and/or a term loan be made to the U.S. Borrower (the “Additional Term Loan”) in an aggregate amount of up to $100,000,000; provided that after giving pro forma effect to such increase, all covenants contained in §11 would have been satisfied on a pro forma basis as at the end of and for the most recent fiscal quarter. The Administrative Agent shall have the right to solicit additional financial institutions to become Lenders for purposes of this Credit Agreement or to encourage any Lender to increase its Aggregate Domestic Revolving Loan Commitment or join in the making of the Additional Term Loan, provided that (a) each financial institution that becomes a Lender shall be approved by the Administrative Agent, such approval not to be unreasonably withheld, and shall agree to become a party to, and shall assume and agree to be bound by, this Credit Agreement, subject to all terms and conditions hereof; (b) the Administrative Agent shall have no obligation to the U.S. Borrower or to any Lender to solicit additional financial institutions or any Lender pursuant to this §27.2; (c) no Lender shall have an obligation to the Borrowers, the Administrative Agent or any other Lender to increase its Aggregate Domestic Revolving Loan Commitment or its Commitment Percentage or to make the Additional Term Loan to the U.S. Borrower; and (d) in no event shall the addition of any Lender or Lenders, the increase in the Aggregate Domestic Revolving Loan Commitment of any Lender or the addition of the Additional Term Loan under this §27.2 increase the sum of the total amount of Loans, Letter of Credit Obligations and unused Commitments of the Lenders under this Credit Agreement to an amount greater than $670,000,000. Any such increase in the Aggregate Domestic Revolving Loan Commitment shall be on substantially similar terms as the existing Aggregate Domestic Revolving Loan Commitments. Each of the Lenders agrees that upon the addition of any Lender, the increase in the Aggregate Domestic Revolving Loan Commitment of any Lender or the making of the Additional Term Loan to the U.S. Borrower, the Administrative Agent may, without the further consent of the Lenders, amend Schedule II to reflect such increase or addition and may amend the Credit Agreement and the other Loan Documents to make such conforming changes to the Credit Agreement and the other Loan Documents as the Administrative Agent may determine are necessary to accomplish the increase in the Aggregate Domestic Revolving Loan Commitment and/or addition of the Additional Term Loan and the adjustments to the Commitment Percentages and the assignability provisions relating thereto. The Administrative Agent agrees to provide to the Lenders and the Borrowers an executed copy of any amendments made pursuant to this §27.2.

28.	SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

29.	TRANSITIONAL ARRANGEMENTS.

29.1. Existing Credit Agreement Superseded. This Credit Agreement has been fully and irrevocably executed and delivered by the parties hereto on the date hereof. On the Closing Date, this Credit Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this §29. It is understood that prior to the Closing Date, (a) the Existing Credit Agreement shall remain in full force and effect and (b) the provisions of this Credit Agreement shall not have any effect notwithstanding the execution and delivery of this Credit Agreement. On the Closing Date, the rights and obligations of the parties hereto evidenced by the Existing Credit Agreement shall be evidenced by this Credit Agreement and the other Loan Documents and the Existing Letters of Credit issued by the Issuing Lender for the account of the U.S. Borrower or any of its Restricted Subsidiaries prior to the Closing Date shall be converted into Letters of Credit under this Credit Agreement.

29.2. Return and Cancellation of Prior Notes. As soon as reasonably practicable after the Closing Date, the Lenders under the Existing Credit Agreement will use commercially reasonable efforts to promptly return to the Borrowers, marked “Substituted” or “Cancelled”, as the case may be, any notes held by the Lenders pursuant to the Existing Credit Agreement.

29.3. Interest and Fees under Superseded Agreement. All interest and fees and expenses (including any LIBOR breakage costs arising under §6.9 thereof), if any, owing or accruing under or in respect of the Existing Credit Agreement through the Closing Date shall be calculated as of the Closing Date (pro rated in the case of any fractional periods), and shall be paid on the Closing Date. Commencing on the Closing Date, the Commitment Fees hereunder shall be payable by the Applicable Borrower to the Applicable Agent for the account of the Lenders in accordance with §2.2.

29.4. No Novation. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.

30.	Treatment of Certain Information; Confidentiality.

Each of the Agents, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrowers or any their Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

31.	USA PATRIOT ACT.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations including the Act.

32.	PARI PASSU TREATMENT.

(a) Notwithstanding anything to the contrary set forth herein, the Administrative Agent may and, upon the request of the Required Lenders, shall, upon notice to each Lender, cause each payment or prepayment of principal and interest received after the occurrence and during the continuance of an Event of Default hereunder to be distributed pari passu among the Lenders, in accordance with the aggregate outstanding principal amount of the Obligations owing to each Lender divided by the aggregate outstanding principal amount of all Obligations. Such notice shall also attach a schedule setting forth the aggregate outstanding principal amount of all Obligations at such time including a breakdown of the aggregate outstanding principal amount under each Commitment, the Domestic Term Loan and the Canadian Term Loan.

(b) Following the occurrence and during the continuance of any Event of Default, each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower (pursuant to §15 or otherwise), including a secured claim under §506 of the Bankruptcy Code or other security or interest arising from or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment (voluntary or involuntary) in respect of the Notes, Loans, Letters of Credit, Letter of Credit Obligations and other Obligations held by it as a result of which the unpaid principal portion of the Notes and the Obligations held by it shall be proportionately less than the unpaid principal portion of the Notes and Obligations held by any other Lender, it shall be deemed to have simultaneously purchased from such other Lender a participation in the Notes and Obligations held by such other Lender, so that the aggregate unpaid principal amount of the Notes, Obligations and participations in Notes and Obligations held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of the Notes and Obligations then outstanding as the principal amount of the Notes and other Obligations held by it prior to such exercise of banker’s lien, setoff or counterclaim was to the principal amount of all Notes and other Obligations outstanding prior to such exercise of banker’s lien, setoff or counterclaim; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this §32 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest.

(c) Following the occurrence and during the continuance of any Event of Default and unless and until the effectiveness of a transfer of Commitments pursuant to §32(d), each Lender agrees that, upon notice from the Administrative Agent to such Lender, which notice shall be provided upon the request of the Required Lenders or may be provided by the Administrative Agent in its sole discretion, such Lender shall be deemed to have purchased from each other Lender a participation in the risk associated with the Notes and Obligations held by such other Lender, so that the aggregate principal amount of the Notes and Obligations held by each Lender shall be equivalent to such Lender’s Commitment Percentage. Upon demand by the Administrative Agent, made at the request of the Required Lenders, each Lender that has purchased such participation (a “Purchasing Lender”) shall pay the amount of such participation to the Applicable Agent for the account of each Lender whose outstanding Loans and participations in Letter of Credit Obligations exceed their Commitment Percentages. Any such participation may, at the option of such Purchasing Lender, be paid in Dollars, Canadian Dollars, Australian Dollars or Euros (the “Funding Currency”) (in an amount equal to the then applicable Dollar Equivalent amount of such participation) and such payment shall be converted by the Applicable Agent at the exchange rate into the currency of the Loan or Letter of Credit Obligation in which such participation is being purchased. The Borrowers agree to indemnify each Purchasing Lender for any loss, cost or expense incurred by such Purchasing Lender as a result of entering into any reasonable hedging arrangements between the Funding Currency and the currency of the Loan or Letter of Credit Obligation in which such participation is being purchased in connection with the funding of such participation or as a result of any payment on account of such participation in a currency other than that funded by the Purchasing Lender.

(d) Upon the written instruction of the Required Lenders, the Aggregate European Commitments, the Aggregate Canadian Revolving Loan Commitments and the Aggregate Australian Commitments shall be immediately transferred by the Borrowers to the Aggregate Domestic Revolving Loan Commitments; provided that (i) no such transfer of Commitments shall occur until the date that is sixty (60) days after the date of the acceleration of the Obligations pursuant to §14 and (ii) prior to requesting any such transfer of Commitments, the Agents and the Lenders shall utilize their reasonable best efforts to avoid the imposition of withholding tax liability on the Domestic Borrower which would arise as a result of any such transfer of Commitments (including, without limitation, to the extent useful, the use of participations pursuant to §32(c) and the use of fronting banks in the United Kingdom, the Netherlands, Canada and Australia). Upon the effectiveness of any such transfer the outstanding European Loans, Canadian Loans and Australian Loans shall be repaid with advances made to the Domestic Borrower under the Aggregate Domestic Revolving Loan Commitments, advanced by the Lenders in such manner that after giving effect thereto, the percentage of the outstanding Loans and Letter of Credit Obligations of each Lender will equal such Lender’s Commitment Percentage of all outstanding Loans and Letter of Credit Obligations.

(e) Each Borrower expressly consents to the foregoing arrangements and agrees that any Person holding such a participation in the Notes and the Obligations deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Person as fully as if such Person had made a Loan directly to such Borrower in the amount of such participation.

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IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

BORROWERS:	GENESEE & WYOMING INC.

	By:	/s/ Allison M. Fergus
	Name:	Allison M. Fergus
	Title:	Secretary

QUEBEC GATINEAU RAILWAY INC.

	By:	/s/ Mario Brault
	Name:	Mario Brault
	Title:	President

ROTTERDAM RAIL FEEDING, B.V.

	By:	/s/ Karel Poiesz
	Name:	Karel Poiesz
	Title:	General Manager

GENESEE & WYOMING AUSTRALIA PTY, LTD.

	By:	/s/ Robert Easthope
	Name:	Robert Easthope
	Title:	Managing Director

AGENTS:	Bank of America, N.A., as Administrative Agent, Canadian Agent, European Agent, Australian Agent, the Issuing Lender and the Domestic Swingline Lender

Bank of America, N.A., acting through its Canada branch, as Canadian Agent and the Canadian Swingline Lender

Bank of America, N.A., acting through its London branch, as European Agent and the European Swingline Lender

Bank of America, N.A., acting through its Australia branch, as Australian Agent and the Australian Swingline Lender

	By:	/s/ William A. Cessna
		Name:	William A. Cessna
		Title:	Vice President

LENDERS:	Bank of America, N.A.

Bank of America, N.A., acting through its Canada branch

Bank of America, N.A., acting through its London branch

Bank of America, N.A., acting through its Australia branch

	By:	/s/ David Meehan
		Name:	David Meehan
		Title:	Vice President

Deutsche Bank AG New York Branch, as Domestic Lender

By:	/s/ Oliver Schwarz
Name:	Oliver Schwarz
Title:	Director

By:	/s/ Wolfgang Winter
Name:	Wolfgang Winter
Title:	Managing Director

Deutsche Bank AG London Branch, as European Lender

By:	/s/ John Halloways
Name:	John Halloways
Title:	Vice President

By:	/s/ Neil Warren
Name:	Neil Warren
Title:	Managing Director

Deutsche Bank AG Canada Branch, as Canadian Lender

By:	/s/ Robert A. Johnston
Name:	Robert A. Johnston
Title:	Director

By:	/s/ Marcellus Leung
Name:	Marcellus Leung
Title:	Assistant Vice President

Key Bank National Association

By:	/s/ David M. Morris
Name:	David M. Morris
Title:	Vice President

RBS Citizens, National Association

By:	/s/ Carlos A. Calizto
Name:	Carlos A. Calizto
Title:	Vice President

JPMorgan Chase Bank, N.A.

By:	/s/ D. Scott Farquhar
Name:	D. Scott Farquhar
Title:	Vice President

JPMorgan Chase Bank, N.A., Toronto Branch

By:	/s/ Steve Voigt
Name:	Steve Voigt
Title:	Senior Vice President

Branch Banking and Trust Company

By:	/s/ Robert N. Searson
Name:	Robert N. Searson
Title:	Senior Vice President

TD Bank, N.A.

By:	/s/ Thomas L. Savage
Name:	Thomas L. Savage
Title:	Vice President

National City Bank

By:	/s/ Michael S. Pearl
Name:	Michael S. Pearl
Title:	Vice President

SunTrust Bank

By:	/s/ Tesha Winslow
Name:	Tesha Winslow
Title:	Portfolio Manager

Cooperatieve Rabobank Rotterdam U.A.

By:	/s/ J.C. Beerman
Name:	J.C. Beerman
Title:	Chairman of the Board

By:	/s/ E.R.D. Meijer
Name:	E.R.D. Meijer
Title:	Manager Corporate Clients

By:	/s/ R.J.A. Beerepoot
Name:	R.J.A. Beerepoot
Title:	Relationship Manager

By:	/s/ M. Veltman
Name:	M. Veltman
Title:	Senior Relationship Manager

Australia and New Zealand Banking Group Limited

By:	/s/ John W. Wade
Name:	John W. Wade
Title:	Deputy General Manager/Head of Operations and Infrastructure

CitiBank, N.A.

By:	/s/ Lewis Fisher
Name:	Lewis Fisher
Title:	Vice President

National Australia Bank Limited ABN 12 004 044 937

By:	/s/ Stephen Daniels
Name:	Stephen Daniels
Title:	Director

PNC Bank, National Association

By:	/s/ Robert M. Martin
Name:	Robert M. Martin
Title:	Senior Vice President

Sovereign Bank

By:	/s/ William Latham
Name:	William Latham
Title:	Senior Vice President

Bank of the West

By:	/s/ Sidney Jordan
Name:	Sidney Jordan
Title:	Vice President

U.S. GUARANTORS:	AN RAILWAY, LLC
ARKANSAS LOUISIANA & MISSISSIPPI RAILROAD COMPANY
ATLANTIC & WESTERN RAILWAY, L.P.
BUFFALO & PITTSBURGH RAILROAD, INC.
CAGY INDUSTRIES INC.
CHATTAHOOCHEE BAY RAILROAD INC.
CHATTAHOOCHEE INDUSTRIAL RAILROAD
CHATTOOGA & CHICKAMAUGA RAILWAY CO.
COLUMBUS & GREENVILLE RAILWAY COMPANY
COMMONWEALTH RAILWAY, INCORPORATED
CORPUS CHRISTI TERMINAL RAILROAD, INC.
EAST TENNESSEE RAILWAY, LP
EMONS INDUSTRIES, INC.
EMONS RAILROAD GROUP, INC.
EMONS TRANSPORTATION GROUP, INC.
FIRST COAST RAILROAD INC.
FORDYCE AND PRINCETON R.R. CO.
GALVESTON RAILROAD, LP
GENESEE AND WYOMING RAILROAD COMPANY
GENESEE & WYOMING RAILROAD SERVICES, INC.
GEORGIA CENTRAL RAILWAY, LP
GOLDEN ISLES TERMINAL RAILROAD, INC.
GRIZZARD TRANSFER COMPANY, INC.
GWI CANADA, INC.
GWI INTERNATIONAL LLC
GWI LEASING CORPORATION
GWI RAIL MANAGEMENT CORP.
ILLINOIS & MIDLAND RAILROAD, INC.
KWT RAILWAY, INC.
LITTLE ROCK & WESTERN RAILWAY, LP
LOUISIANA & DELTA RAILROAD, INC.
LUXAPALILA VALLEY RAILROAD INC.
MAINE INTERMODAL TRANSPORTATION, INC
MARYLAND MIDLAND RAILWAY INC.
MERIDIAN & BIGBEE RAILROAD, LLC
MMID HOLDING INC.
P&L JUNCTION HOLDINGS, INC.
PAWNEE TRANSLOADING COMPANY INC.
PORTLAND & WESTERN RAILROAD, INC.
RAIL LINK, INC.

	By:	/s/ Allison M. Fergus
	Name:	Allison M. Fergus
	Title:	Secretary

U.S. GUARANTORS:	RAIL PARTNERS, L.P.
(CONTINUED)	RAIL SWITCHING SERVICES, LLC
RAILWAY MANAGEMENT INC.
RICEBORO SOUTHERN RAILWAY, LLC
ROCHESTER & SOUTHERN RAILROAD, INC.
RP ACQUISITION COMPANY ONE
RP ACQUISITION COMPANY TWO
SALT LAKE CITY SOUTHERN RAILROAD COMPANY, INC.
SAVANNAH PORT TERMINAL RAILROAD, INC.
SOUTH BUFFALO RAILWAY COMPANY
ST. LAWRENCE & ATLANTIC RAILROAD COMPANY
TALLEYRAND TERMINAL RAILROAD COMPANY, INC.
THE BAY LINE RAILROAD, LLC
THE DANSVILLE AND MOUNT MORRIS RAILROAD COMPANY
TOMAHAWK RAILWAY, LP
UTAH RAILWAY COMPANY
VALDOSTA RAILWAY, LP
WESTERN KENTUCKY RAILWAY LLC
WILMINGTON TERMINAL RAILROAD, LIMITED PARTNERSHIP
WILLAMETTE & PACIFIC RAILROAD, INC.
YORK RAIL LOGISTICS, INC.
YORK RAILWAY COMPANY

	By:	/s/ Allison M. Fergus
	Name:	Allison M. Fergus
	Title:	Secretary

CANADIAN GUARANTORS:	GENESEE & WYOMING CANADA INC.

	By:	/s/ Mario Brault
	Name:	Mario Brault
	Title:	President

HURON CENTRAL RAILWAY INC.

	By:	/s/ Mario Brault
	Name:	Mario Brault
	Title:	President

ST. LAWRENCE & ATLANTIC RAILROAD (QUEBEC) INC.

	By:	/s/ Mario Brault
	Name:	Mario Brault
	Title:	President

MIRABEL RAILWAY, INC.

	By:	/s/ Mario Brault
	Name:	Mario Brault
	Title:	President

SERVICES FERROVIAIRES DE L’ESTUAIRE INC.

	By:	/s/ Mario Brault
	Name:	Mario Brault
	Title:	President

AUSTRALIAN GUARANTORS:

GWI HOLDINGS PTY LTD

	By:	/s/ Robert Easthope
	Name:	Robert Easthope
	Title:	Managing Director

VIPER LINE PTY LTD

	By:	/s/ Robert Easthope
	Name:	Robert Easthope
	Title:	Managing Director

SA RAIL PTY LTD

	By:	/s/ Robert Easthope
	Name:	Robert Easthope
	Title:	Managing Director

EUROPEAN GUARANTORS:

GENESEE & WYOMING CV

	By:	/s/ Richard T. O’Donnell
	Name:	Richard T. O’Donnell
	Title:	Managing Director (of General Partner)

GWI HOLDINGS B.V.

	By:	/s/ Mark W. Hastings
	Name:	Mark W. Hastings
	Title:	Director